As Filed with the Securities and Exchange Commission on August 1, 2003.


                                                     Registration No. 333-105128
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               -----------------

                            HUDSON TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in Its Charter)

            New York                        5080                     13-3641539
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification No.)

                            275 North Middletown Road
                           Pearl River, New York 10965
                                 (845) 735-6000
          (Address and Telephone Number of Principal Executive Offices)
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)
                                 Kevin J. Zugibe
                      Chairman and Chief Executive Officer
                            Hudson Technologies, Inc.
                            275 North Middletown Road
                           Pearl River, New York 10965
                                 (845) 735-6000
            (Name, Address and Telephone Number of Agent for Service)

                                -----------------

                          Copies of Communications to:
                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                           Telecopier: (212) 885-5001

                               -----------------

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                               -----------------

       ----------------------------------------------------------------------------------
       Title of each class of        Proposed Maximum  Aggregate     Amount of
       Securities to be Registered   Offering Price (1)              Registration Fee
       ---------------------------   ------------------              ----------------
       ----------------------------------------------------------------------------------
       common stock, par value
       $.01 per share                       $5,682,622                 $459.73
       ----------------------------------------------------------------------------------
       Amount Previously Paid....................................      $404.50(2)
       ----------------------------------------------------------------------------------
       Amount Due................................................      $ 55.23
       ----------------------------------------------------------------------------------


      (1) Estimated and calculated pursuant to Rule 457 (o), solely for the purpose of computing the registration fee.

      (2) Previously paid with the initial filing of this Registration Statement on May 9, 2003.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                   SUBJECT TO COMPLETION, DATED AUGUST 1, 2003


PROSPECTUS

                                _________ Shares

                            HUDSON TECHNOLOGIES INC.

                                  COMMON STOCK


      We are distributing, together with this prospectus, at no charge, non-transferable subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on August 1, 2003, the record date. These are called basic subscription rights. You will not be entitled to receive any of these rights unless you are a stockholder of Hudson at that time. You will receive one subscription right for each whole share of our common stock that you own on the record date. Each subscription right will entitle you to purchase ___ share(s) of our common stock at the subscription price of $_____ per share. Rights may not be exercised to purchase less than 1,000 shares of our common stock. The shares in the rights offering are being offered directly by us without the services of an underwriter or selling agent.


      The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 P.M. Eastern Time, on ________, 2003. We, at our sole discretion, may extend the period for exercising the rights. Rights which are not exercised by the expiration date will expire and will have no value. Your exercise of the rights may not be revoked unless the expiration date is extended for more than thirty days or there is a material change in the terms of the rights offering. You should carefully consider whether or not to exercise your rights before the expiration date.

      If you timely exercise all of your basic subscription rights, you will be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price. The over-subscription privilege will expire concurrently with the expiration of the basic subscription rights. Shares for which subscription rights have not been exercised prior to the expiration date of the rights offering will first be offered to members of the public at the subscription price. Shares offered but not purchased by holders of subscription rights or by members of the public may be used to satisfy our obligations under our outstanding 10% subordinated convertible notes, which we refer to throughout this prospectus as the "Convertible Notes," held by certain of our officers, family members of our officers and directors and certain principal stockholders.

      There is no minimum number of shares which must be sold in the offering and we intend to close on sales of shares with respect to subscriptions we accept on a continuous basis without holding subscriptions in escrow until the offering is completed.

      The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange.


      Our common stock trades on the NASDAQ SmallCap Market under the symbol HDSN. On July 31, 2003, the closing sale price of our common stock as reported by NASDAQ was $1.61.

      Investing in our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 9.




      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


      Shares of common stock available after the expiration of the period for our stockholders to exercise their basic subscription and over-subscription rights will not be offered by us to members of the public in the states of California and Ohio.


               The date of this prospectus is _____________, 2003

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. References in this prospectus, to "Hudson", "we", "us" and "our" refer to Hudson Technologies, Inc. and its subsidiaries.

                             Description of Business

      Hudson Technologies, Inc., incorporated under the laws of New York on January 11, 1991, together with its subsidiaries, is a refrigerant services company providing innovative solutions to recurring problems within the refrigeration industry. Hudson's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, including (i) refrigerant sales, (ii) RefrigerantSide(R) Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants and (iii) reclamation of refrigerants. Hudson operates through its wholly owned subsidiary Hudson Technologies Company.

      Hudson's Executive Offices are located at 275 North Middletown Road, Pearl River, New York and its telephone number is (845) 735-6000.

                             Description of Offering


      The shares of our common stock being offered under this prospectus are initially being offered to our stockholders of record as of August 1, 2003, to whom we are distributing, at no charge, subscription rights which are each exercisable to purchase ___ share(s) of our common stock at a subscription price of $ ____ per share. Stockholders who exercise all of their basic subscription rights prior to ____, 2003 will have an over-subscription privilege to subscribe for additional shares of our common stock also until ______, 2003. This is referred to in this prospectus as the rights offering. To the extent shares offered hereby are not subscribed for by the stockholders in the rights offering we will offer those shares to members of the public at the subscription price for a period ending on ___, 2003. In either case we reserve the right to extend the rights offering and/or the offering of shares to members of the public. Shares that remain unsold as of __________, 2003 may be acquired by the holders of our Convertible Notes, at their election, by the reduction of the principal amount and, if applicable, accrued and unpaid interest of their respective Convertible Notes in an amount equal to the number of shares subscribed for multiplied by the subscription price. This election must be made by the holders of the Convertible Notes not later than _______, 2003. The term "offering" as used in this prospectus includes the rights offering and the subsequent offer of remaining shares to members of the public and holders of Convertible Notes.


Questions and Answers About the Rights Offering

What is a rights offering?

      A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount at least proportional to your existing interest.

What is a subscription right?


      We are distributing to you, at no charge, one subscription right for each whole share of our common stock that you owned as a holder of record on August 1, 2003. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the next largest whole number. Each whole subscription right entitles you to purchase ___ share(s) of our common stock for $___ per share. When you "exercise" a subscription right that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights subject to the requirement that rights may not be exercised for less than 1,000 shares of our common stock, or you may choose not to exercise any subscription rights. You cannot give away, transfer or sell your subscription rights, except by operation of law or through involuntary transfers. Consequently, except in very limited circumstances, only you will be able to exercise your subscription rights. See "About the Rights Offering-The Subscription Rights."

What is the basic subscription privilege?

      The basic subscription privilege of each whole subscription right entitles you to purchase ___ share(s) of our common stock at a subscription price of $___. See "About the Rights Offering-Basic Subscription Privilege."

What is the over-subscription privilege?

      We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if and when you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the subscription price. See "About the Rights Offering-Over-Subscription Privilege."

What are the limitations on the over-subscription privilege?

      If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among stockholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the exercise of their basic subscription privilege.

Will shares not sold as part of the rights offering be offered to other investors?


Yes. Any shares not sold as part of the rights offering will be offered by us to members of the public at the subscription price. If any of the shares being offered to the public remain unsold at the end of 50 days from the date of this prospectus, the holders of our Convertible Notes must elect, no later than such 50th day, to purchase shares in this offering at the subscription price through a reduction of the amount of principal and, if applicable any accrued and unpaid interest under the Convertible Notes. If such an election is not timely made or if such election is timely made but a sufficient number of shares registered hereby is not available, the Convertible Notes will otherwise automatically convert into restricted shares of our common stock at prices ranging from the lesser of the subscription price or: (i) $.79 per share with respect to up to $665,000 principal amount of Convertible Notes, together with accrued and unpaid interest; (ii) $1.41 per share with respect to up to $500,000 principal amount of Convertible Notes, together with accrued and unpaid interest; and (iii) $1.13 per share, with respect to up to $495,000 principal amount of Convertible Notes, together with accrued and unpaid interest. These Convertible Notes are held by certain of our officers, family members of our officers and directors and two of our principal stockholders, Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P., which are referred to collectively in this prospectus as the "Flemings Funds". Moreover, the Flemings Funds have indicated their intention that if the gross proceeds from the shares sold by us for cash in the offering to our stockholders and other investors (other than Flemings), together with the amount of principal and accrued interest due on the outstanding $1,660,000 principal amount of Convertible Notes that will be converted to common stock in connection with this offering, is less than $2,575,000, the Flemings Funds will acquire from the shares being offered to the public that number of shares (not to exceed $925,000) necessary for us to reach the $2,575,000 level. Included in this amount to be acquired by the Flemings Funds is the loan from the Flemings Funds to us in the principal amount of $575,000 for which we may use shares available under this prospectus after the expiration of the rights offering period to repay the principal and any accrued and unpaid interest of this loan. See "Use of Proceeds." The Flemings Funds may purchase additional shares offered to members of the public hereby at the subscription price. See "About the Rights Offering - Sale of Shares for Which Subscription Rights Have Not Been Exercised by Eligible Stockholders.


Why are we engaging in a rights offering?


      Our primary purpose for authorizing the rights offering was to assist us in raising capital in a cost-effective manner in order to satisfy our continuing operating expenses and working capital requirements. In determining to proceed with the rights offering our board of directors considered a number of factors including: (i) the opportunity afforded to our stockholders to participate in this equity offering and acquire additional shares of our common stock so that they would have the ability to maintain their proportional interest in us, and
(ii) the limited strategic alternatives available to us for raising capital in light of the current state of the capital markets.

What is the Board of Directors recommendation regarding the rights offering?

      Our Board of Directors is not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

How many shares may I purchase?


      You will receive one subscription right for each whole share of common stock that you owned on August 1, 2003. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase ___ share(s) of common stock for $___. See "About the Rights Offering-Basic Subscription Privilege." If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. In your subscription agreement, you may request to purchase as many additional shares as you wish for $___ per share. See "Our Subscription Privilege". Subject to compliance with applicable state securities laws, we intend to honor all of these over-subscription requests. However, you may not be able to purchase as many shares as you requested in your over-subscription request if a sufficient number of shares are not available after fulfillment of the basic subscription rights. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws. In the event that, as a result of the exercise of basic and over-subscription rights by our stockholders, the rights offering is over-subscribed, we will reduce the number of shares that may be purchased by each subscribing stockholder under the over-subscription privilege on a pro rata basis in proportion to the number of shares purchased by each subscribing stockholder through the exercise of their basic subscription rights. See "About the Rights Offering-Over-Subscription Privilege."


If I owned less than 1,000 shares on the record date, can I still exercise my subscription rights in the rights offering?

      Yes, provided that you exercise all of your basic subscription rights and exercise at least enough over-subscription rights to reach the minimum subscription of 1,000 shares. Therefore, subscriptions of stockholders who owned less than 1,000 shares of our common stock on the record date and only exercise their basic subscription rights will not be accepted by Hudson in connection with this offering.

      Moreover, stockholders who owned less than 1,000 shares on the record date should note that even if you supplement your basic subscription exercise with an over-subscription exercise in order to meet the 1,000 share minimum threshold, in the event that the rights offering is over subscribed we will be required to reduce the number of shares subscribed for on a proportionate basis, thereby potentially reducing the number of shares for which you have subscribed below the 1,000 share minimum threshold. In this case, we would not accept your subscription in connection with this offering.

How did we arrive at the $_____ per share subscription price?


      Our board of directors established a special committee consisting of Messrs. Vincent P. Abbatecola, Dominic J. Monetta, Otto C. Morch and Harry C. Schell, each of whom is an independent board member, to consider certain matters relating to the rights offering, principally the subscription price for the purchase of shares of our common stock. In furtherance of these efforts and on behalf of the special committee we retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc., referenced to in this prospectus as "Houlihan Lokey," to advise the special committee with respect to a per-share price range for the subscription price for shares in the rights offering and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the rights offering to our public stockholders (other than the Flemings Funds and our officers and their family members), solely in their capacity as current stockholders. In consideration for these services we have agreed to pay Houlihan Lokey a fee of $150,000 and reimburse them for reasonable out-of-pocket expenses. A discussion of the factors considered and analysis applied by Houlihan Lokey in establishing the per-share price range for the subscription price in this offering as well as a description of the fairness opinion and methodologies utilized in supporting the opinion is set forth below in the section entitled "About the Rights Offering-Determination of Subscription Price and Fairness Opinion of Houlihan Lokey" on page 17.


How do I exercise my subscription rights?


      You must properly complete the appropriate subscription agreement and it must be received by our subscription agent, described more fully below, before 5:00 P.M. Eastern Time on ________, 2003, which is referred to throughout this prospectus as the "Expiration Date." The address for our subscription agent is provided in this section below. See "About the Rights Offering-Exercise of Subscription Rights and Method of Payment."

How do I pay for my shares?

      Your subscription agreement must be accompanied by proper payment for each share that you wish to purchase pursuant to both your basic and over-subscription privileges. See "About the Rights Offering-Method of Payment."

How long will the rights offering last?


      You will be able to exercise your subscription rights only during a limited period. If our subscription agent does not receive your properly executed subscription agreement and payment for the shares being purchased before 5:00 P.M. Eastern time on the Expiration Date the subscription rights will expire. We may, in our discretion, decide to extend the rights offering. We may also, in our discretion, decide to extend the time period for the offering of shares to members of the public. See "About the Rights Offering-Expiration Dates."


What if my shares are not held in my name?

      If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.


      If you are not the record holder of your shares and you wish to participate in this rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form" or other similar election form that you should receive from your record holder with the other rights offering materials. See "About the Rights Offering-Shares Held for Others."

What fees or charges apply if I purchase shares of common stock?

      We are not charging you any fee or sales commission to issue rights to you or to issue shares of our common stock to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you will be responsible for paying any fees your record holder may charge you. You will not be responsible for any fees payable to our subscription agent.

To whom should I send my forms and payment?

      If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents and payment to that record holder. If you are the record holder then you should send your subscription documents and payment by hand delivery, first class mail or courier service to:

                           Continental Stock Transfer
                            Reorganization Department
                           17 Battery Place, ___ Floor
                            New York, New York 10004

      You are solely responsible for completing delivery to the subscription agent of your properly completed subscription agreement and your subscription payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

What should I do if I have any questions or require assistance?

      If you have questions or otherwise need assistance, please contact the subscription agent for this rights offering at the following address and telephone number:

                           Continental Stock Transfer
                            Reorganization Department
                           17 Battery Place, ___ Floor
                            New York, New York 10004
                     Telephone: (212) 509-4000, ext. [535].

      For additional copies of rights offering documents, please contact the subscription agent for this rights offering at the following address and telephone number:

                           Continental Stock Transfer
                                    Mail Room
                           17 Battery Place, ___ Floor
                            New York, New York 10004
                     Telephone: (212) 509-4000, ext. [210].


After I exercise my subscription rights, can I change my mind and cancel my purchase?

      No. Once you send in your subscription agreement and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $___ per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $___ per share. See "About the Rights Offering-No Revocation."

Is exercising my subscription rights risky?


      The exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 9.


Must I exercise any subscription rights?

      No. You are not required to exercise your subscription rights or take any other action.

What happens if I choose not to exercise my subscription rights?

      You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of Hudson that you own will diminish, and your voting and other rights will be diluted in excess of the dilution that will result from the conversion of the Convertible Notes upon the completion of this offering. See "Risk Factors-Risk Factors Relating to the Offering of Subscription Rights-Your Percentage Ownership of Hudson may be Diluted."

Can I sell or give away my subscription rights?

      No.

What are the Federal Income Tax consequences of exercising my subscription rights?

      The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See "Federal Income Tax Considerations-Taxation of Stockholders."

When will I receive my new shares?

      If you purchase shares of common stock through the rights offering, you will receive certificates or your account will be credited by an amount representing those shares as soon as practicable after the Expiration Date.

Can the Board of Directors cancel the rights offering?


      Yes. The Board of Directors may decide to cancel the rights offering at any time, on or before ________, 2003, for any reason in which case we will return your payment to you without any interest. See "About the Rights Offering-Cancellation Right."


How much money will Hudson receive from the rights offering?


      If we sell all the shares being offered for cash, we will receive gross proceeds of approximately $5,680,000. If shares being offered are not sold for cash they may be issued upon conversion of all or a portion of the $1,660,000 principal amount, as well as accrued and unpaid interest, of our outstanding Convertible Notes. Under certain circumstances, two of our principal stockholders, the Flemings Funds, have indicated their intention to acquire up to $925,000 of the shares that are not subscribed for in the rights offering by other stockholders or by the public in order to enable us to achieve $2,575,000 of proceeds from shares issued in this offering. Included in this $2,575,000 aggregate proceeds amount is the $1,660,000 principal amount of Convertible Notes that will be converted into our common stock in connection with this offering and the principal and accrued and unpaid interest on the $575,000 loan from the Flemings Funds for which we may use shares available under this prospectus to repay the principal and interest of this loan. The Flemings Funds may purchase additional shares offered to members of the public hereby at the subscription price. See "About the Rights Offering-Sale of Shares for Which Subscription Rights Have Not Been Exercised by Eligible Stockholders."


How will we use the proceeds from the rights offering?


      We are making this offering with the intention of raising up to approximately $5,680,000 of gross proceeds. After payment of expenses of the offering we intend to use the net cash proceeds for (i) sales and marketing support of our service business, (ii) infrastructure support for our refrigerant sales business, and (iii) working capital and general corporate purposes. See "Use of Proceeds."


How many shares will be outstanding after the rights offering?


      Although we cannot at this time determine the number of shares of common stock that will be outstanding after the rights offering and after sales to the public and in satisfaction of outstanding Convertible Notes, if we sell all of the shares registered for sale hereby in the rights offering and/or in the public offering portion then we will issue approximately ________ shares of common stock. In that case, we will have approximately __________ shares of common stock outstanding after the offering without giving effect to the shares of our common stock issuable upon conversion of our outstanding Convertible Notes or the 120,782 shares of outstanding Series A Preferred Stock. Although the conversion price of the Series A Preferred Stock is currently $2.375, in accordance with applicable anti-dilution provisions, the conversion price of the Series A Preferred Stock could be adjusted downward to a conversion price equal to $.79 upon the conversion of any of the Convertible Notes with that conversion rate. The Flemings Funds, which are the holders of all of the outstanding shares of our Series A Preferred Stock as well as $1,256,000 aggregate principal amount of our Convertible Notes, have indicated their intention that, in the event that we receive gross cash proceeds in this offering of at least $1,000,000 (exclusive of the conversion of any of the Convertible Notes and any purchases made by the Flemings Funds in the offering), the conversion rate(s) of their Convertible Notes that are below the $______ subscription price will be adjusted to equal the $_______ subscription price of this offering and the conversion price of their Series A Preferred Stock will be adjusted to equal the $_____ subscription price of this offering. In all cases the Convertible Notes held by the Flemings Funds and third-parties with a conversion rate above the $_____ subscription price, will be adjusted, based on their existing anti-dilution provisions, so that the conversion rate will equal the $_____ subscription price of this offering. See the section below entitled "About the Rights Offering - Adjustment of the Conversion Rate of the Convertible Notes and Conversion Price of the Series A Preferred Stock," on page ___. Given the $____ subscription price for this offering, in the event we receive at least $1,000,000 of gross cash proceeds in the offering, we will be required to issue _____ additional shares of our common stock as a result of the conversion of the outstanding Convertible Notes, and the holders of the Series A Preferred Stock will be entitled to convert the Series A Preferred Stock into an aggregate of ________ shares of our common stock.

      In the event we do not raise $1,000,000 in gross cash proceeds in this offering, exclusive of the conversion of Convertible Notes or purchases of shares made by the Flemings Funds, the conversion rate of the Convertible Notes held by the Flemings Funds will not be adjusted to equal the $____ subscription price of the offering and we would be required to issue an additional ____ shares of our common stock upon conversion of the principal and accrued interest of the Convertible Notes in connection with this offering. Similarly, the conversion price of the Series A Preferred Stock would not be adjusted to equal the $____ subscription price of this offering but would be adjusted to equal the lowest conversion rate of our outstanding Convertible Notes upon their conversion. The lowest conversion rate of the Convertible Notes is currently $.79 per share in which case up to an additional _____ shares of common stock would be issued upon conversion of all of the outstanding shares of the Series A Preferred Stock.

      In addition, pursuant to the terms of the Convertible Notes, upon the consummation of this offering common stock purchase warrants will be issued to the holders of Convertible Notes which warrants will be exercisable to purchase an amount of shares of our common stock equal to 10% of the number of shares of common stock into which the Convertible Notes were convertible at the time of their issuance. These warrants will be exercisable for a period of five years from the date of their issuance at exercise prices ranging from $_______ to $_______. See the section below entitled "About the Rights Offering-Warrants to be Issued to Holders of Convertible Notes."


What if I have more questions?

      If you have more questions about the rights offering, please contact our President, Brian F. Coleman, at 275 North Middletown Road, Pearl River, New York 10965, or by telephone at (845) 735-6000.

                             SUMMARY FINANCIAL DATA

      The following table presents summary historical financial data. We have derived the audited summary financial data as of and for the two-year period ended December 31, 2002 and the unaudited summary financial data as of and for the three months ended March 31, 2003 and 2002 from the consolidated financial statements and notes thereto included elsewhere in this prospectus. The following selected financial data are qualified in their entirety by reference to, and you should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the notes to those consolidated financial statements contained elsewhere in this prospectus.

                                       (In thousands except share and per share amounts)

                                           Three Months                  Year Ended
                                          Ended March 31,                December 31,
                                          ---------------                ------------
                                           2003           2002           2002           2001
                                    -----------    -----------    -----------    -----------
Revenues ........................   $     5,677    $     6,111    $    19,963    $    20,768
Operating expenses ..............         1,874          2,022          7,911          8,017
Net loss ........................          (422)          (448)        (2,522)        (2,399)
Available for common shares .....          (640)          (645)        (3,318)        (3,122)
Net loss per common share .......         (0.12)         (0.13)         (0.64)         (0.61)
Weighted average number of shares
outstanding .....................     5,165,020      5,156,895      5,162,228      5,103,733

Balance Sheet Data:


                                       March 31, 2003    March 31, 2003   December 31, 2002
                                       --------------    --------------   -----------------
                                      (as adjusted for    (unaudited)
                                          offering)
Cash and cash equivalents ...........      $ 5,553          $   353           $   545
Working capital (deficit) ...........        4,881             (319)              (11)
Total assets ........................       14,371            9,171             8,422
Total long-term obligations .........        1,100            1,100             1,171
Total Stockholders' equity ..........        6,286            1,086             1,508


The as adjusted Balance Sheet Data as of March 31, 2003 represents the financial results if Hudson was to receive all of the net cash proceeds contemplated in this prospectus.

                                  RISK FACTORS

      The shares offered by this prospectus are speculative and involve a high degree of risk. In addition to other information in this prospectus, you should carefully consider the following risk factors before making an investment decision.

Risk Factors Relating to Hudson

We have incurred significant historical losses and expect to continue to incur losses in the future.

      Since inception, we have incurred significant losses, including net losses of $2,522,000 and $2,399,000 for the fiscal years ended December 31, 2002 and 2001, respectively, and a net loss of $422,000 for the three months ended March 31, 2003. At March 31, 2003, we had an accumulated deficit of $30,648,000. Losses are continuing through the date of this prospectus. Inasmuch as we will continue to have a high level of operating expenses following this offering and anticipate that we will incur additional expenditures in connection with any expansion of our RefrigerantSide(R) Services or other business, we anticipate that we will continue to incur losses until we generate revenues sufficient to offset our operating costs. We may not be able to generate significant revenues or ever achieve profitable operations.

The proceeds from this offering may not be sufficient to meet our capital requirements and we may need additional subsequent financing which may not be readily available to us.

      Our capital requirements have been and will continue to be significant. We are dependent on the proceeds of this offering in order to continue our operations as currently conducted during the near term. There is no minimum amount of rights that must be exercised before a closing may occur and our stockholders or other prospective investors will not know whether all or a portion of the shares of common stock offered hereby have been sold. To the extent that less than all of the shares offered hereby are sold, we will have less resources available to us. See the section below entitled "Use of Proceeds." Consequently, the amount of proceeds we will raise in this offering may not be sufficient to satisfy our future cash requirements. Although the reorganization of our RefrigerantSide(R) Services business, to focus on vertical markets, is aimed at increasing our efficiencies and reducing our expenses, in the long term we expect to incur additional expenses in the development and implementation of this business strategy. In addition, unanticipated declines in revenues or increases in operating costs could require resources substantially greater than the proceeds available to us from this offering. As a result, we may be required to seek additional equity or debt financing in order to meet these increased operating expenses. We have no current arrangements with respect to, or sources of, additional financing, which if available to us, may not be on acceptable terms. Our inability to obtain additional capital financing when needed could materially adversely affect our business and financial condition and could require us to curtail or otherwise cease our existing operations.

The nature of our business exposes us to potential liability.

      The refrigerant recovery and reclamation industry involves potentially significant risks of statutory and common law liability for environmental damage and personal injury. We, and in certain instances, our officers, directors and employees, may be subject to claims arising from our on-site or off-site services, including the improper release, spillage, misuse or mishandling of refrigerants classified as hazardous or nonhazardous substances or materials. We may be strictly liable for damages, which could be substantial, regardless of whether we exercised due care and complied with all relevant laws and regulations. Our current insurance coverage may not be sufficient to cover potential claims and adequate levels of insurance coverage may not be available in the future at a reasonable cost. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, would have a material adverse effect on us.

We may not be successful in pursuing our contemplated growth strategy.

      Our business objective is to seek to expand our RefrigerantSide(R) Services business, which expansion is subject to the availability of adequate financing and will be largely dependent upon our ability to profitably operate our existing business and implement our vertical market penetration of certain industries in which we intend to co-market our RefrigerantSide(R) Services. We may not be successful in the implementation of this strategy.

Our business and financial condition is substantially dependent on the sale and continued environmental regulation of chloroflurocarbons, or CFCs.

      Our sales of refrigerants continue to represent a significant portion of our revenues. Most of our refrigerant sales, however, are CFC based refrigerants which are no longer manufactured. Our inability to source CFC based refrigerants for resale would have a material adverse effect on our financial condition and result of operations. Moreover, our business and prospects are largely dependent upon continued regulation of the use and disposition of refrigerants containing CFCs. Changes in government regulations relating to the emission of refrigerants containing CFCs into the atmosphere could have a material adverse effect on us. Failure by government authorities to otherwise continue to enforce existing regulations or significant relaxation of regulatory requirements could also adversely affect demand for our services and products.

Our business is subject to significant regulatory compliance burdens.

      The refrigerant reclamation and management business is subject to extensive, stringent and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration and the United States Department of Transportation. Although we believe that we are in substantial compliance with all material regulations relating to our material business operations, amendments to existing statutes and regulations or adoption of new statutes and regulations which affect the marketing and sale of refrigerants could require us to continually alter our methods of operation and/or discontinue the sale of certain of our products resulting in costs to us that could be substantial. We may not be able, for financial or other reasons, to comply with applicable laws, regulations and permitting requirements, particularly as we seek to enter into new geographic markets. Our failure to comply with applicable laws, rules or regulations or permitting requirements could subject us to civil remedies, including substantial fines, penalties and injunctions, as well as possible criminal sanctions, which would materially adversely impact our operations and financial condition.

As a result of the intense competition, and the strength of some of our competitors in the market, we may not be able to compete effectively.

      The markets for our services and products are highly competitive. We compete with numerous regional and national companies which provide refrigerant recovery and reclamation services, as well as companies which market and deal in reclaimed and alternative refrigerants, including certain of our suppliers, some of which possess substantially greater financial, technical, marketing, personnel and other resources than us. We also compete with numerous manufacturers of refrigerant recovery and reclamation equipment. Certain of these competitors have established reputations for success in the service of air conditioning and refrigeration systems. We may not be able to compete successfully, particularly as we seek to enter into new markets.

A number of factors could negatively impact the price and/or availability of used refrigerants which would, in turn, adversely affect our business and financial condition.

      Our business is substantially dependent on the availability of used refrigerants in large quantities and the corresponding demand for reclaimed refrigerants which may be affected by several factors, including limitations on commercial production and use imposed by government regulation as the introduction and commercial use of new refrigerants and air conditioning and refrigeration equipment, price competition resulting from additional market entrants and changes in government regulation, particularly regulations repealing or imposing taxes on the use of refrigerants. Although we believe that sufficient quantities of used domestic refrigerants will continue to be available to us at a reasonable cost for the foreseeable future, we do not maintain agreements with any of our domestic suppliers to obtain refrigerants from time to time in the ordinary course of business. Sufficient amounts of used refrigerants may not be available to us in the future or may be available on commercially unreasonable terms. Additionally, we may be subject to price fluctuations, periodic delays or shortages of used refrigerant or current levels of demand for reclaimed refrigerants may decrease. Our failure to recover and reclaim refrigerants for customers or to otherwise obtain, reclaim and resell sufficient quantities of refrigerants would have a material adverse effect on our operating margins and results of operations.

The loss of key management personnel would adversely impact our business.

      Our success is largely dependent upon the efforts of our Chief Executive Officer and Chairman, the loss of the services of which would have a material adverse effect on our business and prospects.

Proceeds from this offering applied to working capital may be allocated at the discretion of management.

      A substantial portion of the proceeds from this offering has been allocated to working capital and general corporate purposes. Accordingly, our management will have broad discretion as to the application of any such proceeds.

We have the ability to designate and issue preferred stock which may have rights, preferences and privileges greater than our common stock and which could impede a subsequent change in control of Hudson.

      Our Certificate of Incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of "blank check" preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further shareholder approval. A total of 150,000 of the shares of preferred stock have been designated as Series A Convertible Preferred Stock, 120,782 shares of which are currently outstanding. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of holders of any additional preferred stock that may be issued in the future. Our ability to issue preferred stock without shareholder approval could have the effect of making it more difficult for a third party to acquire a majority of our voting stock, thereby delaying, deferring or preventing a change in control of Hudson.

If our common stock were delisted from NASDAQ it would be subject to "penny stock" rules which could negatively impact its liquidity and our stockholders' ability to sell their shares.

      Our common stock is currently listed on NASDAQ. We must comply with numerous NASDAQ MarketPlace rules in order to continue the listing of our common stock on NASDAQ and we are currently not in compliance with a NASDAQ MarketPlace rule relating to our maintaining a specified level of stockholders' equity. As a result, NASDAQ may seek to remove or "delist" our common stock. If our common stock is no longer traded on NASDAQ the common stock would be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock which, subject to certain exceptions, is any non-NASDAQ equity security that has a market price of less than $5.00 per share. Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock.

The issuance of our common stock in this offering will trigger adjustment of the conversion price of our Series A Preferred Stock, which, if converted, would have a substantially dilutive effect on the ownership interests of our common stockholders.


      Our Series A Preferred Stock provides for anti-dilution adjustment of the conversion price in the event of the issuance by Hudson of securities for consideration per share less than the then effective conversion price of the Series A Preferred Stock. The holders of our outstanding Series A Preferred Stock have agreed that in the event we receive gross cash proceeds in this offering of more than $1,000,000 (exclusive of the conversion of any Convertible Notes and any purchases made by the Flemings Funds in the offering), the conversion price of the Series A Preferred Stock will be adjusted to equal the per share consideration received by Hudson in connection with this offering. In the event we do not receive gross cash proceeds of $1,000,000 in this offering (exclusive of the conversion of any Convertible Notes and any purchases made by the Flemings Funds in the offering), the conversion price of the Series A Preferred Stock will be adjusted downward to equal the per share consideration received by us for any subsequent issuance of securities below the current $2.375 per share conversion price or the lowest conversion rate of our outstanding Convertible Notes upon their conversion, which lowest conversion rate is currently $.79 per share. Any downward adjustment of the conversion price of the Series A Preferred Stock would result in further dilution to the interests of Hudson's common stockholders upon conversion of the Series A Preferred Stock. Moreover, the percentage ownership of Hudson by existing common stockholders will decrease as a result of issuance of shares upon conversion of the Convertible Notes which will occur in connection with this offering.

Based on the current conversion rate of the Series A Preferred Stock, the holders of these shares effectively control the affairs of Hudson.

      The holders of our Series A Preferred Stock own approximately 49.6% of our outstanding common stock on a fully diluted, as converted basis, based upon the current $2.375 conversion price of the Series A Preferred Stock. Moreover, any downward adjustment of the conversion price below the current $2.375 conversion price of the Series A Preferred Stock will result in a substantial increase of the ownership percentage of Hudson by the holders of the Series A Preferred Stock. Accordingly, such persons acting together, will be in a position to significantly effect, and potentially fully control Hudson and the election of our directors and generally direct Hudson's affairs. There is no provision for cumulative voting for directors.


The trading price of our common stock has been and is likely to continue to be volatile.

      The trading price of our common stock is subject to significant volatility, which is due, in part, to the lack of liquidity from our shares. This lack of liquidity may continue for the foreseeable future.

      Disclosures of our operating results, announcements of regulatory changes affecting our business, other factors affecting our operations and general conditions in the securities markets unrelated to our operating performance may cause the market price of our common stock to change significantly over short periods of time. In addition, sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

Risk Factors Relating to the Offering of Subscription Rights

The market price of our common stock may decline after you have committed to purchase our common stock.

      The market price of our common stock may increase or decline before the subscription rights expire. Once you exercise your subscription rights, you may not revoke the exercise. Therefore, if you exercise your subscription rights and the market price of the common stock goes below $___, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the open market. Moreover, you may not be able to sell the shares of common stock that you purchase in our rights offering at a price equal to or greater than the subscription price.



Your percentage ownership of Hudson may be diluted.

      If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of Hudson relative to stockholders who fully exercise their subscription rights in addition to any dilution that will result from any purchases of shares by the public and the conversion of our Convertible Notes. For example, if you own ______ shares of common stock before the rights offering, or approximately ___% of the equity of Hudson, and you exercise none of your subscription rights while all other subscription rights are exercised and purchased for cash through the basic subscription privilege and/or over-subscription privilege, then the percentage ownership represented by your _______ shares will be reduced to approximately ___%. After giving effect to the automatic conversion of our outstanding Convertible Notes upon completion of this offering, your percentage ownership in the above example will be further reduced by approximately __%.

You may not be able to sell your shares of common stock immediately upon expiration of the rights offering.

      Until certificates are delivered, or your account is credited for the purchased shares after expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered and/or your account will be credited as soon as practicable after __________, 2003, the Expiration Date of the rights offering, which may be extended by Hudson.

The rights offering may be canceled and funds returned without interest.

      If we elect to cancel the rights offering, we will have no obligation with respect to the subscription rights except to return, without interest, any subscription payments.

You will not earn interest on any funds delivered to us to exercise your subscription rights.

      We will not pay you interest on funds delivered to us pursuant to your exercise of rights regardless of the length of time during which we hold your subscription payment.

                           FORWARD-LOOKING STATEMENTS

      Certain statements contained in this section and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Hudson to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of refrigerants), regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to Hudson in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, and other risks detailed in this prospectus. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

                                 USE OF PROCEEDS


      In the event that all of the shares offered hereby are sold for cash, we expect to use the net cash proceeds of this offering, which are estimated to be approximately $5,200,000 assuming we do not incur any obligation for payment of fees or commissions in connection with the offer of shares, if any, to members of the public and after payment of the expenses of this offering, as follows:

          ----------------------------------------------------------

                 Purpose           Approximate Dollar Amount
          ----------------------------------------------------------
          Sales and marketing              $ 2,400,000
          ----------------------------------------------------------
          Capital expenditures                 750,000
          ----------------------------------------------------------
          Working capital                    2,050,000
          ----------------------------------------------------------
                Total                      $ 5,200,000
          ----------------------------------------------------------


      In the event that less than all of the shares offered hereby are sold for cash, we currently intend to allocate the net proceeds in the priority of the following categories: (i) working capital; (ii) sales and marketing; and (iii) capital expenditures.

      Capital expenditures will generally be applied to the updating and/or acquiring of equipment and machinery used in Hudson's refrigerant and reclamation business, RefrigerantSide(R) Services business at its remaining service depots, as well as pursuant to strategic alliances that Hudson is seeking to establish in the implementation of its vertical markets strategy.


      Working capital will be applied toward general and administrative expenses, and the further exploration, testing and recovery process development as described below under the section entitled "Our Business" beginning on page
33. We may use a portion of the proceeds allocated to working capital to pay down a portion of our borrowings under our existing credit facility with Keltic Financial Partners, LP, or "Keltic," and/or repay some or all of the $575,000 principal amount of our loan arrangement with the Flemings Funds which is due to mature in May 2006. We entered into the Keltic credit facility and Flemings Funds loan arrangement in May 2003 and each loan arrangement currently bears interest annually at the rate of 6.5%. We have used the proceeds from these borrowings principally for working capital and general corporate purposes. We may seek to use shares registered hereby and available after expiration of the rights offering period for the repayment of certain of our outstanding obligations including the loan arrangement with the Flemings Funds.


      Our indicated allocation of the net cash proceeds of this offering represents our best estimates based upon our currently proposed plans and assumptions relating to our operations and certain assumptions regarding general economic conditions. If any of these factors change, we may find it necessary or advisable to reallocate some of the cash proceeds within the categories set forth above or use portions of those proceeds for other purposes.


      In addition to shares which may be sold for cash, certain of the shares offered for sale by us under this prospectus may be acquired by the holders of our Convertible Notes, at their election, through the reduction of the principal and, if applicable accrued and unpaid interest in an amount equal to the number of shares subscribed for, multiplied by the subscription price. There are currently $1,660,000 principal amount of Convertible Notes outstanding which were issued by us between December 2002 and April 2003. These Convertible Notes bear interest at 10% per annum and will otherwise automatically convert into our common stock upon the consummation of this offering. The proceeds from the Convertible Notes were used for working capital and general corporate purposes.

        MARKET PRICE FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      Hudson's common stock traded from November 1, 1994 to September 20, 1995 on the NASDAQ SmallCap Market under the symbol `HDSN'. From September 20, 1995 through May 12, 2002, the common stock traded on the NASDAQ National Market. Since May 13, 2002, the common stock has traded on the NASDAQ SmallCap Market. There can be no assurance that, in the future, Hudson will be able to meet the requirements necessary for continued listing of its common stock on the NASDAQ SmallCap Market. The following table sets forth, for the periods indicated the range of the high and low sale prices for the common stock as reported by NASDAQ.


-----------------------------------------------------------------------------
                                                 High             Low
                                                 ----             ---
-----------------------------------------------------------------------------
2001
-----------------------------------------------------------------------------
o        First Quarter                          $ 2.53          $  1.50
-----------------------------------------------------------------------------
o        Second Quarter                         $ 3.50          $  1.80
-----------------------------------------------------------------------------
o        Third Quarter                          $ 3.25          $  1.90
-----------------------------------------------------------------------------
o        Fourth Quarter                         $ 4.13          $  2.01
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
2002
-----------------------------------------------------------------------------
o        First Quarter                          $ 3.95          $  2.60
-----------------------------------------------------------------------------
o        Second Quarter                         $ 3.10          $  1.60
-----------------------------------------------------------------------------
o        Third Quarter                          $ 2.09          $  0.85
-----------------------------------------------------------------------------
o        Fourth Quarter                         $ 1.70          $  0.56
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
2003
-----------------------------------------------------------------------------
o        First Quarter                          $ 1.75          $  1.20
-----------------------------------------------------------------------------
o        Second Quarter                         $ 2.72          $   .97
-----------------------------------------------------------------------------

      The number of record holders of Hudson's common stock was approximately 250 as of July 30, 2003. Hudson believes that there are in excess of 4,000 beneficial owners of its common stock.

      To date, Hudson has not declared or paid any cash dividends on its common stock. The payment of dividends if any, in the future is within the discretion of Hudson's Board of Directors and will depend upon Hudson's earnings, its capital requirements and financial condition, borrowing covenants, and other relevant factors. Hudson presently intends to retain all earnings, if any, to finance Hudson's operations and development of its business and does not expect to declare or pay any cash dividends in the foreseeable future. In addition, Hudson has a credit facility with Keltic which, among other things, restricts Hudson's ability to declare or pay any cash dividends on its capital stock. The Series A Preferred Stock carries a dividend rate of 7% and as such has a dividend preference over the common stock. Hudson pays dividends, in arrears, on the Series A Preferred Stock, semi annually, either in cash or additional shares, at Hudson's option. To date Hudson has, and expects that it will continue to pay dividends on the Series A Preferred Stock in additional shares.


                            ABOUT THE RIGHTS OFFERING

The Reason for the Rights Offering


      We are offering the subscription rights to our current stockholders with the intention of raising up to approximately $5,680,000 of gross proceeds. After payment of expenses and any fees or commissions of this offering, we intend to use the net cash proceeds of this offering for (i) sales and marketing support of our service business (ii) infrastructure support for our refrigerant sales business and (iii) working capital and general corporate purposes. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. This right provides each stockholder the opportunity to avoid additional dilution of their ownership interest, at least insofar as this current financing is concerned. However, our stockholders will experience dilution of their ownership interest as a result of the conversion of our Convertible Notes upon completion of this offering. Of course, we cannot assure you that we will not need to seek additional financing in the future that could result in dilution of your ownership and your ownership interest will be diluted as a result of the conversion of our outstanding Convertible Notes in connection with this offering.


The Subscription Rights


      Without cost to you, we are distributing to you an instrument known as a "subscription right." You will receive one non-transferable subscription right(s) for each whole share of our common stock you owned as of August 1, 2003, which we arbitrarily established as the "record date" for the rights offering. Each subscription right will entitle you, at your option, to purchase ___ share(s) of our common stock at the "subscription price," which we have established as $____ per share. Should you elect to exercise your rights to subscribe, meaning that you choose to purchase the common stock offered to you, you may do so only on the terms and conditions of the offering.


      You may exercise any number of your subscription rights subject to your subscribing to purchase a minimum of 1,000 shares, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anyone; only you can exercise them. If not exercised, your right will expire at 5:00 P.M. Eastern Time on ___________, 2003, the Expiration Date. Prior to that date and time, the Board of Directors may cancel the rights offering for any reason. After that date, the subscription rights will expire and will no longer be exercisable. There is no minimum that we must sell to complete the offering. The rights offering and any other sales of shares under this prospectus is being made on an "any or all basis," which means that we may accept payment for shares sold pursuant to any subscription received even if all of the shares of common stock offered are not subscribed for in the offering.


      Once you submit your subscription agreement to our subscription agent together with your payment, you may not revoke your subscription, even if you subsequently learn unfavorable information about Hudson or if the market price of our common stock declines to below the subscription price of the shares.


Basic Subscription Privilege

      Each whole subscription right will entitle you to receive, upon payment of $______ per subscription right, ____ share(s) of our common stock. You will receive certificates, or your account will be credited by an amount representing shares that you purchase pursuant to your basic subscription privilege, as soon as practicable after the Expiration Date, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

      Subject to the allocation described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are subject to basic subscription rights not exercised by other stockholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.


      If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription agreement or Beneficial Owner Election Form, as the case may be. When you send in your subscription documents, you must also send the full purchase price for the number of additional shares that you have requested to purchase, which payment is in addition to the payment due for shares purchased through your basic subscription privilege. If we receive over-subscription requests for a number of shares greater than the number of shares available, we will allocate the available over-subscription shares to the over-subscribers in the same proportion that their basic subscription shares bears to the total of basic subscriptions. Regardless of the proportion, however, you will not receive more over-subscription shares than you actually apply for, although you may receive fewer. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.


      As soon as practicable after the Expiration Date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates, or your account will be credited by an amount, representing these shares as soon as practicable after the Expiration Date. We have the discretion to delay allocation and distribution of any and all shares to stockholders who elect to participate in the rights offering and are affected by state securities laws, if any, including shares that we issue with respect to basic or over-subscription privileges, in order to comply with such regulations. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

No Recommendation

      We are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.


Expiration Dates

      The rights will expire at 5:00 P.M. Eastern Time, on __________, 2003, unless we decide to extend the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if our subscription agent receives your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment. In addition we may, in our discretion, determine to extend the time period during which we may offer shares to members of the public.


Board of Directors' Withdrawal Right


      Our Board of Directors may withdraw or cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason including, without limitation, a change in the market price of our common stock. If we withdraw the rights offering, any funds you paid will be refunded, without interest or penalty.

Determination of Subscription Price and Fairness Opinion of Houlihan Lokey

      Pursuant to an engagement letter dated July 9, 2003, we retained Houlihan Lokey on behalf of, and to advise, the special committee of our board of directors initially with respect to the possible range of per share subscription prices in the rights offering and, upon the special committee's request, to render an opinion as to the fairness, from a financial point of view, of the rights offering to our public common stockholders (other than the Flemings Funds and our officers and their family members). Houlihan Lokey had multiple meetings and conference calls with members of the special committee, including on July 2, 2003 for preliminary discussions and due diligence purposes and July 10, 2003. At the July 24, 2003 meeting of the special committee of our board of directors, Houlihan Lokey presented its analysis and subsequently, on __________, 2003 delivered its written opinion that, as of such date and based on the matters described in the opinion, the rights offering was fair, from a financial point of view, to our public stockholders (other than the Flemings Funds and our officers and their family members), solely in their capacity as current stockholders. Houlihan Lokey's opinion, dated ___________, 2003, speaks only as of that date, and Houlihan Lokey does not have any obligation to update, revise or reaffirm its opinion.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey, or a complete description of its presentation to the special committee on July 24, 2003. Houlihan Lokey advised the special committee on that date that Houlihan Lokey's analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

      Houlihan Lokey's opinion and financial analyses were only one of a number of factors considered by our board of directors in their evaluation of the transaction, and was not the sole determinative factor it the board's decision with respect to proceeding with the rights offering.

      THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED TO THIS PROSPECTUS AS ANNEX __. THE BRIEF SUMMARY AND GENERAL DESCRIPTION OF THE VALUATION METHODOLOGIES SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

      Houlihan Lokey's opinion to the special committee addresses only the fairness of the rights offering, from a financial point of view, to our public stockholders (other than the Flemings Funds and our officers and their family members), solely in their capacity as current stockholders, and does not constitute a recommendation to the stockholders as to whether or not they should participate in the rights offering. Houlihan Lokey's opinion does not address our underlying business decision to effect the rights offering.

      In connection with the preparation of its opinion, Houlihan Lokey made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

      1. reviewed our Form 10-K's for each of the fiscal years ended 1999 through 2002;

      2. reviewed our Form 10-Q's for the quarters ended March 31, 2002 through 2003;

      3. reviewed our registration statement, of which this prospectus formed a part, in its amended form as filed with the Securities and Exchange Commission on June 13, 2003 and July 31, 2003;

      4. met with certain members of our senior management to discuss our operations, financial condition, future prospects and projected operations and performance;

      5. reviewed forecasts and projections prepared by our management with respect to Hudson for the years ended December 31, 2003 through 2007;

      6. reviewed other publicly available financial data for certain companies that we deemed comparable to Hudson;

      7. reviewed the historical market trading prices and trading volume for our common stock;

      8.    reviewed agreements between us and The BOC Group PLC;

      9.    reviewed certain other public rights offering;

      10. reviewed certain management presentations regarding our business plan; and

      11. conducted such other studies, analyses and investigations as Houlihan Lokey deemed appropriate.

      In connection with its engagement on behalf of the special committee, Houlihan Lokey relied upon and assumed, without independent verification, that the forecasts and projections provided to it had been reasonably prepared and represented our currently available estimates of our future financial results and condition for the periods covered by the forecasts and projections, and that there has been no material change in our assets, financial condition, business or prospects since the date of the most recent financial statements made available to Houlihan Lokey. In addition, Houlihan Lokey assumed that the rights offering and related transactions would be effectuated on substantially the same terms as described in the form of this prospectus included in our draft of Amendment No. 2 to the registration statement, provided to Houlihan Lokey on July 31, 2003.

      As part of its analysis, Houlihan Lokey, among other things, (i) reviewed the current and recent historical trading prices and volume of our common stock,
(ii) examined our existing capital structure, (iii) performed an independent analysis of our intrinsic common stock value both under our existing capital structure and on a pro forma basis under various potential outcomes of the rights offering, (iv) reviewed other publicly announced rights offerings between May 1999 to June 2003, (v) considered the current status of our NASDAQ small-cap listing requirements, and (v) considered certain financing alternatives to the proposed rights offering.

      The following is a brief summary and general description of the material financial analyses performed by Houlihan Lokey in connection with rendering its opinion.

      Analysis and Valuation of the Company's Common Stock

      As part of its analysis, Houlihan Lokey performed an independent valuation of our stock, both under our existing capital structure and on a pro forma basis assuming completion of the rights offering, in each case by using two widely accepted valuation methodologies. The first valuation methodology is the market multiple method, which involves the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples determined by analyzing the comparable multiples for other public companies in the same or similar businesses. The second method is the discounted cash flow valuation analysis in which management's financial projections are used to estimate the future cash flows of a company as well as an estimate of a terminal value for such company at the end of the projection period. The cash flows and the terminal value of the company are discounted at an appropriate risk-adjusted rate of return to determine their present value. Another approach, the comparable transaction method, which involves multiples of earnings and cash flow, may also be employed in certain cases as a third valuation methodology. Multiples used in this approach are determined through an analysis of completed transactions involving controlling interests in companies with operations similar to the subject company's business operations. Houlihan Lokey did not use the comparable transaction method due to the lack of a sufficient number of transactions that it considered comparable.

      Market Multiple Valuation Analysis

      We are primarily engaged in providing solutions and services regarding the refrigeration systems of commercial, industrial and governmental customers. Due to the lack of a sufficient number of publicly traded companies in the refrigeration services industry, Houlihan Lokey considered public companies whose primary lines of business involve providing facilities services, waste remediation, and environmental services to commercial, industrial and governmental customers. The publicly traded companies that Houlihan Lokey considered included: ABM Industries, Inc.; Clean Harbors, Inc.; Duratek, Inc.; Perma-Fix Environmental Services, Inc.; Synagro Technologies, Inc.; Team, Inc. and TRC Companies, Inc.

      Houlihan Lokey analyzed multiples of revenues, earnings before interest and taxes, or "EBIT" and earnings before interest, taxes, depreciation and amortization, or "EBITDA" for these companies. To derive the relevant multiples, revenue, EBIT and EBITDA earnings levels of the public companies were compared to their enterprise value (equal to the trading value of equity plus the book value of debt, less cash on the balance sheet).

      The multiples of latest twelve month revenue for these companies ranged from ____ to ____ times revenue, with a median of ____ times. Multiples for these companies of projected fiscal 2003 revenue ranged from ____ to ____ times, with a median of ____ times.

      The multiples of latest twelve month EBITDA for these companies ranged from ____ to ____ times, with a median of ____ times. Multiples for these companies of projected fiscal 2003 EBITDA ranged from ____ to ____ times, with a median of ____ times.

      The multiples of latest twelve month EBIT for these companies ranged from ____ to ____ times, with a median of ____ times. Multiples for these companies based on projected fiscal 2003 ranged from ____ to ____ times, with a median of ____ times.

      As part of its analysis, Houlihan Lokey analyzed the float and trading volume for our common stock. Houlihan Lokey calculated the public float as a percent of total shares outstanding, as well as the ratio of average daily trading volume (over the most recent 90 days) to float and total shares outstanding. Houlihan Lokey then compared our ratios to the same ratios for the selected public companies. This analysis showed that we have a lower percentage of public float to shares outstanding relative to these companies, and our average daily trading volume as a percentage of public float was at or below the low end of the range of the selected public companies Houlihan Lokey considered.

      Discounted Cash Flow Valuation Analysis

      Houlihan Lokey relied on management's long term financial projections through December 31, 2007. The financial projections contemplated (i) the successful implementation of management's new business strategy of targeting higher margin commercial and industrial customers in specific industries, (ii) a reduced cost structure resulting from the closure of many of our nationwide depots and focusing our sales and marketing efforts, and (iii) the successful implementation of our recent agreement with The BOC Group PLC.

      Houlihan Lokey assessed the risk associated with the successful execution of our long term financial projections and applied a discount rate developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics.

      Our terminal value at the end of the projection period was determined by applying a risk adjusted multiple to the projected EBITDA in the terminal year
(2007) of the projections. The terminal EBITDA multiple was selected in line with the multiples observed in the comparable public companies.

      Intrinsic Valuation Conclusions

      Houlihan Lokey considered both the Market Multiple Valuation Analysis and the Discounted Cash Flow Valuation Analysis to assess the intrinsic value of our common stock under our current capital structure, before the rights offering. Based on approximately 22.1 million common shares outstanding on a fully diluted basis (i.e. assuming the conversion of our Series A Preferred Stock into common stock at a conversion rate of $0.79 per share in accordance with its existing rights, and the conversion of the Convertible Notes at their various current conversion rates of between $0.79 and $1.41 per share of common stock) Houlihan Lokey determined that the current intrinsic value of our common stock is reasonably stated in the range of $____ to $____ per share.

      On a pro forma basis, assuming completion of the rights offering, depending upon the amount of funds raised in the rights offering from sources other than the Flemings Funds, and depending upon the resulting adjustment to the conversion rate of our Series A Preferred Stock and of our Convertible Notes, based upon a range of approximately 18.6 million to 23.0 million shares of common stock outstanding on a fully diluted basis, the intrinsic value of our common stock could be reasonably stated in the range of $____ to $____ per share.

      Analysis of Other Rights Offerings

      Houlihan Lokey reviewed 55 other publicly announced rights offerings between May 1999 and June 2003. With respect to the discount to the market price for shares of the securities offered in these rights offerings, Houlihan Lokey observed a median discount of ____% and a mean discount of ____% and an overall range among the 55 rights offerings from a discount of ____% to a premium of ____% to the market price of the securities offered.

      Among the 55 rights offerings reviewed, Houlihan Lokey identified 23 rights offerings in which the rights offered were not transferable. For these offerings, Houlihan Lokey observed a median discount of ____% and a mean discount of ____% with an overall range from a discount of ____% to a premium of ____% to the market price of the securities offered.

      Houlihan Lokey compared our rights offering's ____% discount to the July 28, 2003 closing price of our common stock of $1.60 per share with the mean and median discounts observed in the rights offerings reviewed. The ____% discount to market exceeds the mean and median discounts observed in both the rights offerings generally and the rights offerings with non-transferable rights, but the ____% discount to market falls within the overall ranges observed.

      Additional Analysis

      Houlihan Lokey also considered, among other things, (i) the range of the intrinsic value per share of our common stock under our existing capital structure, compared to such pro forma range of value after the rights offering,
(ii) the potential dilution or accretion of the existing public common stockholders' percentage of equity ownership, on a fully diluted basis, as a result of the rights offering, and (iii) our viable financing alternatives to the rights offering.

      Houlihan Lokey also compared the potential effect of the rights offering on the value of our common stock to the potential effect on the value of our stock of the most likely financing alternatives to the rights offering. The alternatives considered included (i) a status quo scenario in which we continued to operate in the absence of the rights offering or any similar transaction, and
(ii) raising capital from a third party investor.

      In considering these alternatives, Houlihan Lokey considered, among other things, ownership dilution to public common stockholders, our ability to fund our current business plan, our current capital structure and our future ability to maintain our NASDAQ Small Cap listing.

      In comparing the rights offering to these alternatives, Houlihan Lokey considered, among other things, the following:

      o under the rights offering, we may raise additional capital to fund our business plan;

      o     our current deficiency in our NASDAQ listing requirements;

      o the rights offering may be less dilutive to existing public shareholders than the status quo alternative or other financing options; and

      o the rights offering may help simplify our existing complex capital structure

      Based on its analysis, Houlihan Lokey concluded that the rights offering is fair, from a financial point of view, to our public common stockholders (other than the Flemings Funds and our officers and their family members) in their capacity as current stockholders, [but not in their capacity as purchasers in the rights offering].

      Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in financing, or acquiring all or any part of Hudson. Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Hudson, and does not assume any responsibility with respect to such information. Houlihan Lokey was not requested to, and did not, make an independent evaluation or appraisal of our properties or assets. Houlihan Lokey's analysis was based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of its opinion.

      Houlihan Lokey is a nationally recognized investment banking firm with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey has extensive experience in valuing businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, and other transactions or purposes. The special committee selected Houlihan Lokey because of its experience and expertise in performing valuations and fairness analysis. Houlihan Lokey does not beneficially own any interest in Hudson. Furthermore, Houlihan Lokey has no agreement or understanding to provide additional services to us beyond the scope of this fairness opinion.

      Houlihan Lokey does not make a market in our publicly traded securities. Houlihan Lokey is engaged, from time to time, to provide financial advice to a variety of public and private entities and persons. Although not in the present transaction, Houlihan Lokey has previously rendered, may be currently rendering, and may in the future render, certain services to JP Morgan Partners, and its affiliates.

      Fees and Expenses.

      We have agreed to pay Houlihan Lokey a fee of $150,000 plus reasonable out-of-pocket expenses (including the reasonable expenses of its legal counsel) incurred in connection with its services to us in connection with the rights offering (including the rendering of its fairness opinion). No portion of the fee was contingent upon approval or completion of the rights offering or the conclusions set forth in Houlihan Lokey's opinion. We have further agreed to indemnify Houlihan Lokey and certain other parties affiliated or associated with Houlihan Lokey against certain claims, liabilities and expenses related to or arising in connection with the rendering by Houlihan Lokey of its services as described above.


Non-Transferability of Subscription Rights

      Except in the limited circumstances described below, both the basic subscription rights and over-subscription rights are non-transferable and non-assignable. Only you may exercise these rights.

      Notwithstanding the foregoing, your rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date of the rights offering.


Subscription Agent

      The subscription agent for this offering is Continental Stock Transfer & Trust Company. The address to which subscription agreements and payments, other than wire transfers, should be mailed or delivered is Continental Stock Transfer,

Reorganization Department, 17 Battery Place, ___ Floor, New York, New York 10004. If you deliver subscription agreements in a manner different than that described in this prospectus, we may not honor the exercise of your subscription privileges.

      You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock to the subscription agent, at Continental Stock Transfer, Reorganization Department, 17 Battery Place, ___ Floor, New York, New York 10004 or by telephone at (212) 509-4000, ext. [535]. For additional copies of this prospectus you may direct your requests to the subscription agent, attention "Mail Room" or contact the subscription agent by telephone at (212) 509-4000 ext. [210].

Fractional Shares of Common Stock and Fractional Rights

      We will not issue any fractional shares of common stock in this offering. Rights certificates may not be divided in any manner that would create fractional rights. Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominees for more than one beneficial owner may have the applicable subscription rights divided by the subscription agent or may, upon proper showing to the subscription agent, exercise their rights on the same basis as if the beneficial owners were record holders on the record date. We reserve the right to deny any division of subscription rights if, in our opinion, the result would be inconsistent with the intent of this privilege.

Exercise of Subscription Rights and Method of Payment

      Our stockholders may exercise their subscription rights by delivering to our subscription agent the following, all of which must be received by our subscription agent on or prior to the Expiration Date:


            o     a properly completed and duly executed subscription agreement;

            o     any required signature guarantees; and

            o payment in full of $_____ per share for the shares of common stock subscribed for by exercising basic subscription rights and, if desired, over-subscription rights.


      You should deliver your subscription agreement and payment to our subscription agent at the address set forth under the subsection "Subscription Agent" above on or prior to the Expiration Date of the subscription period. We will not pay you interest on funds delivered to us pursuant to the exercise of rights. If you hold shares of our common stock in street name and receive rights through a broker, dealer, commercial bank, trust company or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should contact the appropriate nominee or institution and request that it conduct the subscription transaction for you. In most cases you will receive a "Beneficial Owner Election Form" or other form of election to subscribe for shares of common stock which you will be required to complete and return to your holder or other nominee in accordance with their instructions, together with any applicable payment of the subscription price as such holder or nominee may require.

      Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of "Continental Stock Transfer, Subscription Agent." Payment for basic subscription rights and over-subscription rights may also be effected through wire transfer as described below.


      Payment will be deemed to have been received by us only upon:

            o     clearance of any uncertified check;


            o receipt by our subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;

            o receipt by our subscription agent of any funds transferred by wire transfer; or

            o receipt of funds by our subscription agent through an alternative payment method approved by our subscription agent.

      Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears before that date. We are not responsible for any delay in payment and urge you to consider payment by means of a certified or cashier's check, money order or wire transfer.


      If you choose to wire transfer funds for payment you are urged to send your subscription agreement by overnight delivery no later than the date of your wire transfer to assure proper matching with your payment and in any event, in time for delivery on or prior to __________, 2003. A wire transfer of funds is to be made to the account maintained by the subscription agent for that purpose at J.P. Morgan Chase, Account No. ___________, ABA No. _____________ at ___________, New York, New York _____.

      Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer and should be confirmed by a telephone call to the subscription agent. You should contact the subscription agent at Continental Stock Transfer, Reorganization Department, 17 Battery Place, ___ Floor, New York, New York 10004, (212) 509-4000, ext. [535] for further specific payment instructions. In addition, we request that you provide the name and ABA routing number of the originating bank and the date of your wire transfer on your subscription agreement.

      You should read the instructions accompanying the rights agreement carefully and strictly follow it. DO NOT SEND RIGHTS AGREEMENTS OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights agreement and payment of the full subscription amount. The risk of delivery of all documents and payments is yours or your nominee's, not ours or the subscription agent's.

      The method of delivery of rights agreements and payments of the subscription amount to the subscription agent will be at the right of the rights holders, but, if sent by mail, we recommend that you send the subscription agreement and payment by FedEx, other overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.


Signature Guarantee

      Signatures on the subscription agreement do not need to be guaranteed if either the subscription agreement provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the Untied States. If a signature guarantee is required, signatures on the subscription agreement must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Shares Held for Others

      If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of a beneficial owner of our common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of our common stock held by a holder of record, such as a broker, trustee or a depository for securities and you wish to participate in this rights offering, you should contact the record holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

      If you do not specify the number of subscription rights being exercised on your subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wish to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that we receive from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

            1. to subscribe for the number of shares, if any, that you indicated on your subscription agreement that you wished to purchase through your basic subscription privilege;

            2. to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

            3. to subscribe for additional shares of common stock pursuant to the over-subscription privilege, subject to any application proration.


      In any case, the allocation of your payment remains subject to the minimum share purchase requirements set forth below, such that if your payment would not cover the purchase of at least 1,000 shares in this offering, your subscription and payment would not be accepted and would be returned to you without interest or deduction. In the event such payment is sufficient to meet the minimum share purchase requirement any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.


Regulatory Limitation

      We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

State and Foreign Securities Law

      The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling to you or accepting any offers to purchase any shares of common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states and other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

Minimum Share Purchase Requirement

      We will only accept subscriptions in this rights offering for the purchase of a minimum of 1,000 shares of our common stock. Stockholders who exercise all of their basic subscription rights may subscribe for an unlimited number of additional shares under their over-subscription privilege subject to state regulatory approval and our proportionate reduction of subscriptions in the event of over-subscription of the offering. Therefore, stockholders who, as a result of their share ownership on the record date, receive basic subscription rights for less than 1,000 shares of our common stock may still participate in the rights offering by exercising all of their basic subscription rights and a sufficient amount of over-subscription rights which, in the aggregate, exceeds the minimum 1,000 purchase requirement. Nevertheless, in the event this rights offering is over-subscribed we will be required to reduce, on a proportionate basis, the number of shares that may be purchased by each subscribing stockholder as part of the over-subscription privilege. Consequently, stockholders with basic subscription rights for less than 1,000 shares who have exercised over-subscription rights necessary to exceed the 1,000 share purchase requirement may be subsequently reduced below the 1,000 share purchase requirement, in which case we would not accept that stockholder's subscription.

Our Decision Regarding Certain Matters Binding on You

      All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

      It is not anticipated that we will give notice to you of any defects in your subscription, if any, but we reserve the right to do so, and to condition the re-submission of your subscription upon such conditions as we deem necessary or appropriate under the circumstances. Under no circumstance, however, will we be obligated to give you notification of defects in your subscription. No exercise of rights will be accepted until all defects have been cured or waived. If your exercise is rejected, any payments made on account of this offering will be promptly returned.

No Revocation

      After you have exercised your basic subscription privilege and, if applicable, your over-subscription privilege and delivered the appropriate payment, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

Delivery of Subscribed Shares

      If you purchase shares of common stock through the rights offering, you will receive certificates or your account will be credited by an amount representing those shares as soon as practicable after the Expiration Date.


Fees and Expenses

      We are offering shares of our common stock through the issuance of rights directly to our stockholders as of the record date. Upon the expiration of the rights offering period we intend to solicit offers and sales of shares registered hereby and available to members of the public, subject to applicable state securities regulations. Certain of our officers, directors and employees may participate in the offer and sale of shares to the public but will receive no compensation or remuneration for those efforts. We will not engage any NASD member firm to participate in the offer and sale of shares in the rights offering or in the public portion of this offering. You will be responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of the subscription rights. Hudson will not pay such expenses.

Sales of Shares for Which Subscription Rights Have Not Been Exercised by Eligible Stockholders

      Any shares not sold as part of the rights offering will be offered by us to members of the public at the subscription price. If any of the shares being offered to the public remain unsold at the end of 50 days from the date of this prospectus the holders of our Convertible Notes must elect no later than such 50th date to purchase shares in this offering at the subscription price through a reduction of the amount of principal and, if applicable, any accrued and unpaid interest under the Convertible Notes. If such an election is not timely made or if an election is timely made but a sufficient number of shares registered hereby is not available, the Convertible Notes will otherwise automatically convert into restricted shares of our common stock at prices ranging from the lesser of the subscription price or: (i) $.79 per share with respect to up to $665,000 principal amount of Convertible Notes, together with accrued and unpaid interest; (ii) $1.41 per share with respect to up to $500,000 principal amount of Convertible Notes, together with accrued and unpaid interest; and (iii) $1.13 per share, with respect to up to $495,000 principal amount of Convertible Notes, together with accrued and unpaid interest. These Convertible Notes are held by certain of our officers and their family members and two of our principal stockholders, the Flemings Funds. Moreover, the Flemings Funds have indicated their intention that if gross proceeds from the shares sold by us for cash in the offering to our stockholders and other investors (other than Flemings),together with the amount of principal and accrued interest due on the outstanding $1,660,000 principal amount of Convertible Notes that will be converted to common stock in connection with this offering, is less than $2,575,000, the Flemings Funds will acquire from the shares being offered to the public that number of shares (not to exceed $925,000) necessary for us to reach the $2,575,000 level. Included in this amount to be acquired by the Flemings Funds is the loan from the Flemings Funds to us in the principal amount of $575,000 for which we may use shares available under this prospectus to repay the principal and accrued and unpaid interest of this loan. The Flemings Funds may also purchase additional shares offered to members of the public at the subscription price.

Adjustment of the Conversion Rate of the Convertible Notes and Conversion Price of the Series A Preferred Stock

      The Flemings Funds have indicated their intention to modify the terms of the Convertible Notes that they hold, such that if (A) the gross proceeds from the shares sold by us for cash in the offering to our stockholders and other investors (other than the Flemings Funds, and not including the amount of principal and accrued interest due on the approximately $1,660,000 outstanding principal amount of Convertible Notes that may be converted to common stock in connection with this offering), is at least $1,000,000 and (B) the then effective conversion rate of the Convertible Notes held by the Flemings Funds is less than the $____ subscription price, then the conversion rate of the Convertible Notes held by the Flemings Funds shall be equal to the $____ subscription price. As described above, in accordance with the existing terms of the Convertible Notes, in the event that the then-effective conversion rate of the Convertible Notes is greater than the $____ subscription price, the conversion rate of the Convertible Notes held by the Flemings Funds and all other holders shall be equal to the $_____ subscription price (and such terms shall remain in place).

      In December 2002, the Flemings Funds agreed to waive their rights to an immediate downward adjustment of the then effective $2.375 conversion price of the Series A Preferred Stock in connection with the issuance of the Convertible Notes; however, any subsequent conversion of the Convertible Notes will result in a downward adjustment of the conversion price of the Series A Preferred Stock to equal the then effective conversion rate at which the Convertible Notes convert. Consequently, upon conversion of certain of the Convertible Notes at the $.79 per share conversion rate, the anti-dilution provisions of the Series A Preferred Stock will cause the conversion price of the Series A Preferred Stock to adjust downward to a conversion price of $.79 per share. See "Certain Transactions". In accordance with the terms of the Series A Preferred Stock, the Flemings Funds have the right (but not the obligation) to convert any or all shares of Series A Preferred Stock into our common stock.

      The Flemings Funds have indicated their intention to modify the terms of the Series A Preferred Stock held by the Flemings Funds, such that:

            (1) If (A) the gross proceeds from the shares sold by us for cash in the offering to our stockholders and other investors (other than the Flemings Funds, and not including the amount of principal and accrued interest due on the approximately $1,660,000 outstanding principal amount of Convertible Notes that may be converted to common stock in connection with this offering), is at least $1,000,000 and (B) the then effective conversion price of the Series A Preferred Stock is less than the $____ subscription price, then the conversion price of the Series A Preferred Stock shall be equal to the $_____ subscription price. As described above, in accordance with the existing terms of the Series A Preferred Stock, in the event that the conversion price of the Series A Preferred Stock is greater than the $____ subscription price, then the conversion price of the Series A Preferred Stock shall be equal to the $____ subscription price, and

            (2) If the gross proceeds from the shares sold by us for cash in the offering to our stockholders and other investors (other than the Flemings Funds, and not including the amount of principal and accrued interest due on the approximately $1,660,000 outstanding principal amount of Convertible Notes that may be converted to common stock in connection with this offering), is more than $4,000,000, then the Flemings Funds will convert all of the outstanding shares of Series A Preferred Stock into restricted common stock, at the conversion price described in the foregoing paragraph (1).

      In addition, the Flemings Funds have agreed to waive their "piggyback" registration rights with respect to the registration of the shares of common stock underlying the Series A Preferred Stock in this offering, which waiver does not in any way limit the registration rights of the Flemings Funds in any other offering or as otherwise permitted under the registration rights agreement we entered into with the Flemings Funds at the time of their purchase of the Series A Preferred Stock. As part of this rights offering process we requested the Flemings Funds affirm that for a period of six months from the date of this prospectus they will not take any action that would cause Hudson to engage in a going private transaction, which affirmation has been received from the Flemings Funds.

Warrants to be Issued to Holders of Convertible Notes

      In accordance with the terms of the Convertible Notes we will issue common stock purchase warrants to the holders of Convertible Notes upon the earlier of the first anniversary of the respective date of issuance of the Convertible Notes or the consummation of a public equity offering which, when aggregating the outstanding principal and accrued interest of the Convertible Notes and all additional proceeds from new investors, equals gross proceeds of not less than $2,000,000. See the section below entitled "Description of Securities." Consequently upon the consummation of the rights offering for such gross proceeds we will be required to issue common stock purchase warrants to the holders of the Convertible Notes which warrants will be exercisable to purchase an amount of shares of our common stock equal to 10% of the number of shares of common stock into which the Convertible Notes were convertible at the time of their issuance. Pursuant to the terms of the Convertible Notes, the warrants will have an exercise price equal to 110% of the lesser of (i) the conversion rate of the Convertible Notes on the date of their issuance or (ii) the conversion rate of the Convertible Notes on the date of the issuance of the warrants.

      The Flemings Funds have agreed that if the conversion price of their Convertible Notes is increased to equal the $______ subscription price as a result of our receipt of at least $1,000,000 of gross cash proceeds from the sale of shares to our stockholders and other investors in this offering (other than the Flemings Funds, and not including the amount of principal and accrued interest due on the approximately $1,660,000 outstanding principal amount of Convertible Notes that may be converted into common stock in connection with the offering), then the exercise price on any warrants they receive, to the extent such exercise price is lower than the $_____ subscription price, will be raised to equal the $_____ subscription price. Furthermore, in the event that the exercise price of the Convertible Notes held by the Flemings Funds is increased to equal the $______ subscription price, but the exercise price of warrants issued to any other holder(s) of Convertible Notes is lower than the $_____ subscription price, the Flemings Funds have agreed to waive their right in this instance to decrease the conversion rate of their Convertible Notes and the conversion price of their Series A Preferred Stock to such lower price.


Shares of Our Common Stock Outstanding After the Rights Offering

      Assuming we issue all of the shares of common stock offered in the rights offering, approximately _______ shares of our common stock will be issued and outstanding. This would represent a __% increase in the number of outstanding shares of our common stock.

      THE PERCENTAGE OF OUR COMMON STOCK THAT YOU HOLD WILL DECREASE AS A RESULT OF THE CONVERSION OF OUR OUTSTANDING CONVERTIBLE NOTES UPON THE COMPLETION OF THIS OFFERING AND MAY BE DECREASED FURTHER IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS AND SHARES ARE PURCHASED IN THE OFFERING BY OTHER STOCKHOLDERS AND/OR MEMBERS OF THE PUBLIC.


      IN ADDITION, IN ACCORDANCE WITH ANTI-DILUTION PROVISIONS, THE SERIES A PREFERRED STOCK CONVERSION PRICE WILL BE ADJUSTED DOWNWARD FROM THE CURRENT CONVERSION PRICE OF

$2.375 TO A CONVERSION PRICE AT LEAST EQUAL TO THE SUBSCRIPTION PRICE OF THE OFFERING AND UPON THE OCCURRENCE OF CERTAIN EVENTS COULD BE FURTHER ADJUSTED TO A CONVERSION PRICE OF $.79 WHICH IS THE LOWEST CURRENT CONVERSION RATE OF OUR CONVERTIBLE NOTES. TO THE EXTENT THAT ALL OR A PORTION OF THE SERIES A PREFERRED STOCK WERE CONVERTED INTO OUR COMMON STOCK AT THE ADJUSTED CONVERSION PRICE, OUR COMMON STOCKHOLDERS WOULD BE SUBJECT TO SIGNIFICANT DILUTION OF THEIR PERCENTAGE OWNERSHIP INTEREST IN HUDSON.




                                    IMPORTANT

      We may offer to members of the public shares of our common stock, if any, that remain after the expiration date of the rights offering. As with the rights offering, members of the public interested in subscribing for shares must submit subscriptions for the purchase of a minimum of 1,000 shares. Subscriptions for shares offered to members of the public will be accepted and filled on a "first come first served" basis. The offering of shares to members of the public will expire on the later of (i) a date determined by our board of directors and (ii) ____, 2003, unless extended by us but not later than _____, 2003.


      PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION AGREEMENT AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. IF YOU ARE THE RECORD HOLDER OF YOUR SHARES OF OUR COMMON STOCK, SEND SUBSCRIPTION AGREEMENT DIRECTLY TO OUR SUBSCRIPTION AGENT. IF A BANK, BROKER OR OTHER NOMINEE IS THE RECORD HOLDER OF THE SHARES OF OUR COMMON STOCK BENEFICIALLY OWNED BY YOU, PLEASE CONTACT THAT RECORD HOLDER TO DETERMINE THE PROCEDURE REQUIRED FO SUBMITTING YOUR SUBSCRIPTION DOCUMENTS AND PAYMENT. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION AGREEMENT, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION AGREEMENT AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE TIMELY DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO __________, 2003 FOR STOCKHOLDERS SUBSCRIBING IN THE RIGHTS OFFERING, AND ___, 2003, FOR MEMBERS OF THE PUBLIC SUBSCRIBING AFTER THE RIGHTS OFFERING FOR REMAINING SHARES, IF ANY. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST TEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER.


                              IF YOU HAVE QUESTIONS

      If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus or the subscription agreement you should contact our President, Brian
F. Coleman, at (845) 735-6000.

Income Tax Effect of Exercising Subscription Rights

      The following summarizes the material federal income tax consequences to you as a United States stockholder of Hudson as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Other tax considerations may apply to investors who are, for example, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

      This summary is based on the Internal Revenue Code of 1986, as amended which we refer to in this prospectus as the "Code", the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis.

      This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

      Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on the distribution date. The distribution would be taxed as a dividend to the extent made out of Hudson's current or accumulated earnings and profits; any excess would be treated first as a return of your basis, or investment in your common stock and then as a capital gain. Expiration of the subscription rights in that situation would result in a capital loss.

Taxation of Stockholders

      Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of subscription rights you receive as a distribution with respect to your common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value on that same date of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

      Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

      Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the shares. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

      THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                              PLAN OF DISTRIBUTION


      The common stock offered hereby is being offered by Hudson through the issuance of subscription rights directly to its stockholders of record as of August 1, 2003. Shares for which subscription rights have not been exercised by eligible stockholders will first be offered to members of the public and, to the extent thereafter available, may be acquired by the holders of our existing Convertible Notes through the reduction of the principal amount and, if applicable, accrued and unpaid interest on the Convertible Notes in an amount equal to the shares subscribed for multiplied by the subscription price. We may seek to use shares registered hereby and available after the expiration of this offering for the repayment of certain of our outstanding loan obligations.

      We intend to distribute subscription rights and copies of this prospectus to shareholders of record on August 1, 2003, as well as to certain members of the public whom we believe may have an interest in purchasing shares as soon as the Registration Statement, of which this prospectus is a part, becomes effective with the Securities and Exchange Commission.

      We will not engage any NASD member firms in connection with the offer and sale of securities under this prospectus. However, certain of our employees, officers or directors who are not affiliated or associated with any NASD member firm may solicit responses from holders of subscription rights or members of the public who are sent copies of the prospectus, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

      Hudson's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Hudson to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Several of Hudson's accounting policies involve significant judgements, uncertainties and estimations. Hudson bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. To the extent that actual results differ from management's judgements and estimations, there could be a material adverse effect on Hudson. On an on-going basis, Hudson evaluates its estimates, including, but not limited to, those estimates related to its allowance for doubtful accounts, inventories and commitments and contingencies. With respect to accounts receivable, Hudson estimates the necessary allowance for doubtful accounts based on both historical and anticipated trends of payment history and the ability of the customer to fulfill its obligations. For inventory, Hudson evaluates both current and anticipated sales prices of its products to determine if a write down of inventory to net realizable value is necessary. Hudson utilizes both internal and external sources to evaluate potential current and future liabilities for various commitments and contingencies. In the event that the assumptions or conditions change in the future, the estimated liabilities could differ from the original estimates.

Overview

      Over the past few years, Hudson has been attempting to grow its service revenues through the development of a service offering known as RefrigerantSide(R) Services. RefrigerantSide(R) Services are sold to contractors and end-users associated with refrigeration systems in commercial air conditioning and industrial processing industries. These services are offered in addition to refrigerant sales and Hudson's traditional refrigerant management services, which consist primarily of reclamation of refrigerants. Hudson has created a network of service depots that provide a full range of Hudson's RefrigerantSide(R) Services to facilitate the growth and development of its service offerings.

      During 1999 and 2001 Hudson completed sales of its Series A Preferred Stock. The net proceeds of these sales were used to expand Hudson's service offering through a network of service depots and to provide working capital. Management believes that its RefrigerantSide(R) Services represent Hudson's long term growth potential. However, in recent periods Hudson has not been successful in growing its RefrigerantSide(R) Services revenue. As part of Hudson's goal to grow its RefrigerantSide(R) Services business, in 2002, Hudson commenced a restructuring of its sales and marketing efforts including hiring a new Vice President of Sales and Marketing. In addition, Hudson has evaluated its sales and marketing strategy and has determined to focus its efforts on vertical markets; rather than geographic markets that had been the focus associated with its network of service depots. In pursuing its vertical markets strategy, Hudson expects to focus its RefrigerantSide(R) Services on specific industries, including petrochemical, pharmaceutical, industrial power, manufacturing, commercial facility and property management, and maritime. Moreover, to maintain its current ability to quickly respond to customer service requests throughout the United States, Hudson intends to create strategic alliances with companies that will allow it to co-locate its equipment and to utilize these partners' sales and marketing resources to offer their customers Hudson's RefrigerantSide(R) Services. In addition, as a result of Hudson's new market strategy management has closed six of Hudson's service depots. The territories served by the depots to be closed will continue to be served by Hudson's remaining service depots. In the near term, Hudson expects that it will incur additional expenses and losses related to the development of its RefrigerantSide(R) Services.

      Sales of refrigerants continue to represent a majority of Hudson's revenues. Most of Hudson's refrigerant sales are chlorofluorocarbon, or CFC based refrigerants, which are no longer manufactured. In addition, Hudson expects that, over time, the demand for CFC based refrigerants will decrease as equipment that utilizes other chemical based refrigerants replaces those units that utilize CFC based refrigerants. To the extent that Hudson is unable to source CFC based refrigerants on commercially reasonable terms or at all, or the demand for CFC based refrigerants decreases, Hudson's financial condition and results of operations would be materially adversely affected. In addition, Hudson's long-term strategy of growth in revenues generated from RefrigerantSide(R) Services may cause reductions in revenues derived from the sale of refrigerants.

      Hudson believes that, for the foreseeable future in the refrigeration industry overall, there will be a trend towards lower sales prices, volumes and gross profit margins on refrigerant sales, which may result in an adverse effect on Hudson's operating results. In addition, to the extent that Hudson is unable to obtain refrigerants on commercially reasonable terms or experiences a decline in demand for refrigerants, Hudson could realize reductions in refrigerant processing, and possible loss of revenues which would have a material adverse effect on its operating results.

Results of Operations

Three months ended March 31, 2003 as compared to the three months ended March 31, 2002

      Revenues for the three months ended March 31, 2003 were $5,677,000, a decrease of $434,000 or 7% from the $6,111,000 reported during the comparable 2002 period. The decrease in revenues was primarily attributable to a decrease in refrigerant revenues and a decrease in RefrigerantSide(R) Services revenues. The decrease in refrigerant revenues is related to a reduction in the sales prices per pound for certain refrigerants. The decrease in RefrigerantSide(R) Services was primarily a reduction in the number of jobs sold.

      Cost of sales for the three months ended March 31, 2003 was $4,037,000, a decrease of $644,000 or 14% from the $4,681,000 reported during the comparable 2002 period. The decrease in cost of sales was primarily due to a reduction in materials cost of refrigerants sold and payroll associated with Hudson's RefrigerantSide(R) Services. As a percentage of sales, cost of sales were 71% of revenues for 2003, a decrease from the 77% reported for the comparable 2002 period. The decrease in cost of sales as a percentage of revenues was primarily attributable to a reduction in material costs of refrigerants sold.

      Operating expenses for the three months ended March 31, 2003 were $1,874,000 a decrease of $148,000 or 7% from the $2,022,000 reported during the comparable 2002 period. The decrease was primarily attributable to a reduction in sales payroll costs associated with the Hudson's RefrigerantSide(R) Service offering.

      Other income (expense) for the three months ended March 31, 2003 was $(188,000), compared to the $144,000 reported during the comparable 2002 period. Other income (expense) includes interest expense of $188,000 and $97,000 for the comparable three month periods ended March 31, 2003 and 2002, respectively, offset by other income of $241,000 for 2002. The increase in interest expense is primarily attributed to additional CIT charges in connection with the Company's credit facility, interest on the Notes and amortization of the original issue discount associated with the Company's convertible notes. Other income during the 2002 quarterly period primarily relates to interest income and proceeds from the prepayment of the note receivable from ESS.

      No income taxes for the three months ended March 31, 2003 and 2002 were recognized. The Company recognized a reserve allowance against the deferred tax benefit for the 2003 and 2002 losses. The tax benefits associated with the Company's net operating loss carry forwards would be recognized to the extent that the Company recognizes net income in future periods. A portion of the Company's net operating loss carry forwards are subject to annual limitations.

      Net loss for the three months ended March 31, 2003 was $422,000 a decrease of $26,000 or 6% from the $448,000 net loss reported during the comparable 2002 period. The decrease in net loss was primarily attributable to an increase in gross profit, attributable to a reduction in materials cost of refrigerant sales; and a decrease in sales payroll costs, offset by the non-recurring gain of $232,000 from the prepayment of the note receivable from ESS in 2002.

Year ended December 31, 2002 as compared to year ended December 31, 2001

      Revenues for 2002 were $19,963,000, a decrease of $805,000 or 4% from the $20,768,000 reported during the comparable 2001 period. The decrease in revenues was primarily attributable to a decrease in refrigerant revenues and a decrease in RefrigerantSide(R) Services revenues. The decrease in refrigerant revenues is related to a reduction in the sales prices per pound for certain refrigerants. The decrease in RefrigerantSide(R) Services was primarily a reduction in the number of jobs sold.

      Cost of sales for 2002 was $14,505,000, a decrease of $466,000 or 3% from the $14,971,000 reported during the comparable 2001 period. The decrease in cost of sales was primarily due to a reduction in payroll and supply costs associated with Hudson's RefrigerantSide(R) Services offset by an increase in cost of refrigerant. As a percentage of sales, cost of sales were 73% of revenues for 2002, an increase from the 72% reported for the comparable 2001 period. The increase in cost of sales as a percentage of revenues was primarily attributable to an increase in the cost of refrigerant sold.

      Operating expenses for 2002 were $7,911,000 a decrease of $106,000 or 1% from the $8,017,000 reported during the comparable 2001 period. The decrease was primarily attributable to a reduction in administrative payroll costs and a reduction in depreciation and amortization offset by an increase in marketing and sales payroll costs of $233,000 associated with Hudson's RefrigerantSide(R) Service offering.

      Other income (expense) for 2002 was $(69,000), compared to the $(179,000) reported during the comparable 2001 period. Other income (expense) includes interest expense of $347,000 and $423,000 for 2002 and 2001, respectively, offset by other income of $278,000 and $244,000 for 2002 and 2001, respectively. The decrease in interest expense is primarily attributed to a decrease in outstanding indebtedness and interest rates during 2002 as compared to 2001. Other income primarily relates to interest income and proceeds from the prepayment of the note receivable from Environmental Support Solutions, Inc. or ESS.

      No income taxes for the years ended December 31, 2002 and 2001 were recognized. Hudson recognized a reserve allowance against the deferred tax benefit for the 2002 and 2001 losses. The tax benefits associated with Hudson's net operating loss carry forwards would be recognized to the extent that Hudson recognizes net income in future periods. A portion of Hudson's net operating loss carry forwards are subject to annual limitations. See Note 4 to the Notes to the Consolidated Financial Statements contained elsewhere in this prospectus.

      Net loss for 2002 was $2,522,000 an increase of $123,000 or 5% from the $2,399,000 net loss reported during the comparable 2001 period. The increase in net loss was primarily attributable to a decrease in revenues resulting from lower sales prices of certain refrigerants sold as well as an increase in the cost of the refrigerant that was sold, offset by the non-recurring gain of $232,000 from the prepayment of the note receivable from ESS.

Liquidity and Capital Resources

      At March 31, 2003, Hudson had a working capital deficit, which represents current assets less current liabilities, of approximately $319,000, an increase of $308,000 from working capital deficit of $11,000 at December 31, 2002. The increase in working capital deficit is primarily attributable to the net loss incurred during the three months ended March 31, 2003.

      Principal components of current assets are inventory and trade receivables. At March 31, 2003, Hudson had inventories of $2,985,000, an increase of $18,000 or 1% from the $2,967,000 at December 31, 2002. The increase in the inventory balance is due to the timing and availability of inventory purchases and the sale of refrigerants. Hudson's ability to sell and replace its inventory on a timely basis and the prices at which it can be sold are subject, among other things, to current market conditions and the nature of supplier or customer arrangements, See the subsection below entitled "Seasonality and Fluctuations in Operating Results". At March 31, 2003, Hudson had trade receivables of $3,082,000, an increase of $1,111,000 or 56% from the $1,971,000 at December 31, 2002. The increase in the accounts receivable balance related to seasonal revenue fluctuations. Hudson's trade receivables are concentrated with various wholesalers, brokers, contractors and end-users within the refrigeration industry that are primarily located in the continental United States.

      Hudson has historically financed its working capital requirements through cash flows from operations, the issuance of debt and equity securities and bank and related party borrowings. In recent years, Hudson has not financed its working capital requirements through cash flows from operations but rather from issuances of equity securities and bank borrowings. In order for Hudson to finance its working capital requirements through cash flows from operations, Hudson must reduce its operating losses. There can be no assurances that Hudson will be successful in lowering its operating losses, in which case Hudson will be required to fund its working capital requirements from additional issuances of equity securities and/or additional bank borrowings. Based on the current investment environment there can be no assurances that Hudson would be successful in raising additional capital. The inability to raise additional capital could have a material adverse effect on Hudson.

      Net cash used by operating activities for the quarter ended March 31, 2003, was $772,000 compared with net cash provided by operating activities of $144,000 for the comparable 2002 period. Net cash used by operating activities was primarily attributable to the net loss for the 2003 period and an increase in trade receivables offset by an increase in trade payables. Net cash used by operating activities for the year ended December 31, 2002, was $1,342,000 compared with net cash used by operating activities of $2,361,000 for the comparable 2001 period. Net cash used by operating activities was primarily attributable to the net loss for the 2002 period and an increase in inventories offset by a reduction in trade receivables.

      Net cash used by investing activities for the quarter ended March 31, 2003, was $63,000 compared with net cash used by investing activities of $22,000 for the prior comparable 2002 period. The net cash used by investing activities was due to equipment additions primarily associated with the Company's depot network, as well as additions to patents. Net cash used by investing activities for the year ended December 31, 2002, was $80,000 compared with net cash provided by investing activities of $554,000 for the prior comparable 2001 period. The net cash used by investing activities was due to equipment additions primarily associated with Hudson's depot network.

      Net cash provided by financing activities for the quarter ended March 31, 2003, was $643,000 compared with net cash used by financing activities of $423,000 for the comparable 2002 period. The net cash provided by financing activities for the 2003 period primarily consisted of $754,000 of advances with the Company's credit facility with CIT, offset by the repayment of long term debt of $111,000. Net cash provided by financing activities for the year ended December 31, 2002, was $585,000 compared with net cash provided by financing activities of $2,326,000 for the comparable 2001 period. The net cash provided by financing activities for the 2002 period primarily consisted of $1,150,000 aggregate proceeds received by Hudson from the sale of Bridge Notes, described below, and the Convertible Notes to purchasers including the holders of Hudson's Series A Preferred Stock and certain officers and certain members of their family, offset by the repayment of long term debt of $788,000.

      At March 31, 2003, Hudson had cash and cash equivalents of $353,000. Hudson continues to assess its capital expenditure needs. Hudson may, to the extent necessary, continue to utilize its cash balances to purchase equipment primarily associated with its RefrigerantSide(R)Services offering and for consolidation of its reclamation facilities. Hudson estimates that capital expenditures during 2003 may range from approximately $400,000 to $500,000.

      The following is a summary of Hudson's significant contractual cash obligations for the periods indicated that existed as of December 31, 2002 and is more fully disclosed in Notes 8 and 10 of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus. The amounts presented below are in thousands of dollars.

                                                                  Year ended December 31,
                                                 ----------------------------------------------------------
                                                    2003        2004        2005        2006        2007       Total
                                                  ------      ------      ------      ------      ------      ------
Long term debt and capital lease obligations      $  245      $1,045      $    3      $    3      $    3      $1,299
Operating leases                                     664         324         120          70          72       1,250
                                                  ------      ------      ------      ------      ------      ------

Total contractual cash obligations                $  909      $1,369      $  123      $   73      $   75      $2,549
                                                  ======      ======      ======      ======      ======      ======

      Hudson entered into a credit facility with CIT, which provided for borrowings to Hudson of up to $6,500,000. As of March 31, 2003, Hudson had availability under its revolving line of credit of approximately $265,000. As of March 31, 2003, Hudson had approximately $256,000 outstanding under its term loans and $2,788,000 outstanding under its revolving line of credit. The facility bore interest at the prime rate plus 1.5%, 5.75% at March 31, 2003, and substantially all of Hudson's assets were pledged as collateral for obligations to CIT. On May 30, 2003, all of Hudson's obligations to CIT were satisfied.

      On May 30, 2003 Hudson entered into a credit facility with Keltic which provides for borrowings of up to $5,000,000. The facility consists of a revolving line of credit and a term loan. Advances under the revolving line of credit may not exceed $4,600,000 and are limited to (i) 85% of eligible trade accounts receivable and (ii) 50% of eligible inventory. Advances available to Hudson under the term loan may not exceed $400,000. The facility bears interest at a rate equal to the greater of the prime rate plus 2.0%, or 6.5%. Substantially all of Hudson's assets are pledged as collateral for its obligations to Keltic under the credit facility. In addition, among other things, the agreements restrict Hudson's ability to declare or pay any cash dividends on its capital stock. As of May 30, 2003, Hudson had in the aggregate $1,932,000 outstanding under the Keltic credit facility and $1,140,000 available for borrowing under the credit facility.

      In connection with the Keltic credit facility, Hudson also entered into a loan arrangement with the Flemings Funds for the principal amount of $575,000. The loan is unsecured, is for a term of three years, and accrues interest at an annual rate equal to the greater of the prime rate plus 2.0%, or 6.5%. In accordance with the terms of the Keltic credit facility, the amount of principal and interest outstanding under this loan arrangement reduces Hudson's aggregate borrowing availability by a like amount under its credit facility with Keltic. This loan is expected to be retired in connection with completion of this Rights Offering.

      Effective March 19, 1999, Hudson sold 75% of its stock ownership in ESS to one of ESS's founders. The consideration for Hudson's sale of its interest was $100,000 in cash and a six-year 6% interest bearing note in the amount of $380,000. Hudson has recognized as income the portion of the proceeds associated with the note receivable upon the receipt of cash. This sale did not have a material effect on Hudson's financial condition or results of operations. Effective October 11, 1999, Hudson sold to three of ESS's employees an additional 5.4% ownership in ESS. Hudson received $37,940 from the sale of this additional ESS stock. Effective April 18, 2000, ESS redeemed the balance of Hudson's stock ownership in ESS. Hudson received cash in the amount of $188,000 from the redemption. Pursuant to an agreement dated January 22, 2002, ESS and Hudson agreed to a 16% discount of the outstanding balance on the note receivable. On January 25, 2002, as part of a capital financing completed by ESS, ESS paid Hudson $231,951, representing the discounted balance as of that date, as full satisfaction of the note receivable and as of that date Hudson recognized the proceeds as other income.

      In November 2002, Hudson consummated the private sale of 12% unsecured promissory notes referred to in this prospectus as the "Bridge Notes" to a limited number of purchasers, for which it received gross proceeds of $655,000. The Bridge Notes were for a term of one year and were subordinate in payment to Hudson's obligations under its credit facility with CIT. In accordance with the terms of the Bridge Notes, each of the purchasers, at their option, elected to defer quarterly interest payments which were to be added to the principal amount of the Bridge Notes as of each interest payment date and which accrued interest would, in turn, accrue interest at 12% per annum. The Bridge Notes automatically exchanged for convertible notes identical in terms to the Convertible Notes, upon approval of such exchange by Hudson's shareholders, which approval was obtained at the annual meeting on December 20, 2002.

      Effective December 2002, Hudson consummated the private sale of Convertible Notes to a limited number of purchasers, for which it received gross proceeds of $495,000. At or about the same time, the Bridge Notes were cancelled and exchanged for the convertible notes identical in terms to the Convertible Notes in a principal amount equal to the outstanding principal amount of the Bridge Notes immediately prior to the exchange together with accrued and unpaid interest thereon. For purposes of this prospectus, the convertible notes issued in exchange for the Bridge Notes are included in the term "Convertible Notes." The Convertible Notes have a term of two years and earn interest at an annual rate of 10% payable quarterly in arrears. Holders of the Convertible Notes had the one time option to elect to either receive payments of interest on a quarterly basis, subject to limitations described below, or defer quarterly interest payments, in which case, interest would be added to the outstanding amount of the Convertible Notes on each quarterly payment date and accrue interest at the then effective interest rate of the Convertible Notes. The Convertible Notes are unsecured and subordinate in payment to Hudson's obligations under its credit facility with Keltic. The Convertible Notes may not be prepaid in cash by Hudson without the prior consent of Keltic and payment of interest, if any, in cash on any scheduled quarterly interest payment date is limited to an aggregate of $20,000 per calendar year. Holders of the Convertible Notes have the right to convert all or a portion of the outstanding principal balance, and any accrued interest thereon, to common stock of Hudson, upon, but not prior to, the first anniversary of the issuance of the Convertible Notes. The initial conversion rate of these Convertible Notes was $.79 per share.

      On April 15, 2003 Hudson issued an additional $500,000 principal amount of Convertible Notes to the holders of the Series A Preferred Stock. The April 15, 2003 note issuance is identical to the December 2002 issuance, except that the conversion rate of these Convertible Notes is $1.41 per share.

      The conversion rate of the Convertible Notes is subject to adjustment on a full ratchet basis; this means that if Hudson issues any stock at a price less than the conversion rate, the conversion rate for all shares issuable upon conversion of the Convertible Notes will be adjusted downward to such price. This adjustment is applicable in certain events including Hudson's issuance of common stock, warrants or rights to purchase common stock or securities convertible into common stock in each case for a consideration per share which is less than the then-effective conversion rate of the Convertible Notes. The anti-dilution adjustment would not apply, however where Hudson issues shares subject to stock options under or reserved for option grants under any shareholder approved stock option plan or upon exercise or conversion of options, warrants or other exercisable or exchangeable equity or debt securities that were outstanding immediately prior to the issuance of the Convertible Notes. In addition, the conversion rate is subject to an appropriate adjustment in the event of: (i) any subdivisions, combinations and reclassifications of Hudson's common stock; (ii) any payment, issuance or distribution by Hudson to its stockholders of a stock dividend; (iii) the consolidation or merger of Hudson with or into another corporation whereby Hudson is not the surviving entity; or (iv) the sale by Hudson of substantially all of its assets.

      The Convertible Notes provide that in the event of an equity offering by Hudson at any time prior to the first anniversary of the issuance of the Convertible Notes, for gross proceeds of not less than $2 million, inclusive of the application of all outstanding principal and interest of the Convertible Notes, which is referred to in this prospectus as the "Equity Offering", all outstanding principal and interest, if any, on the Convertible Notes shall be either (i) applied to the purchase of equity securities in the Equity Offering at the public offering purchase price, or (ii) converted into restricted shares of common stock at the then effective conversion rate. Holders of the Convertible Notes have the right to determine, to the extent that securities are available for purchase in the Equity Offering, whether to apply the Convertible Notes to acquire such equity securities sold in the Equity Offering or convert the Convertible Notes into common stock; provided, however, that in the event that all or a portion of outstanding principal and interest, if any, of the Convertible Notes exceeds the number of equity securities available in the Equity Offering, the balance of the Convertible Notes not applied to the purchase of equity securities will be converted into restricted shares of common stock at the then-effective conversion rate.

      In April 2003, the holders of $495,000 principal amount of Convertible Notes acquired as of December 2002 entered into agreements with Hudson whereby the holders agreed to modify the conversion rate of their Convertible Notes to the modified conversion rate of $1.13, which was the average closing sale price of Hudson's common stock as reported on the NASDAQ SmallCap Market for the five business days immediately preceding the execution of the modification agreements; provided further, that, in the event of an Equity Offering by Hudson prior to the first anniversary of the issuance of the Convertible Notes, at a public offering price, which includes the exercise price of stock purchase rights offered in the Equity Offering below the modified conversion rate but in excess of $.79, the conversion rate of the Convertible Notes will be adjusted to not less than the public offering price.

      Hudson is obligated to issue to the holders of the Convertible Notes, on the earlier of (a) the first anniversary of their respective date of issuance, or (b) the consummation by Hudson of an Equity Offering, warrants to purchase an aggregate number of shares of common stock equal to 10% of the number of shares of common stock into which the Convertible Notes were convertible at their date of issuance. Each warrant will be exercisable to purchase one share of common stock for a period of five years from issuance at an exercise price equal to 110% of the lesser of (i) the conversion rate of the Convertible Notes as of their date of issuance, or (ii) the conversion rate of the Convertible Notes on the date of issuance of the warrants. The exercise price of the warrants will be subject to anti-dilution adjustment on terms substantially similar to anti-dilution adjustment of the conversion rate of the Convertible Notes. As of December 20, 2002, Hudson has recognized an original issue discount of $220,000 in connection with the obligation to issue the warrants.

      On March 30, 1999, Hudson completed the sale of 65,000 shares of its Series A Preferred Stock, with a liquidation value of $100 per share, to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. The gross proceeds from the sale of the Series A Preferred Stock were $6,500,000. These shares of Series A Preferred Stock currently convert to common stock at a conversion price of $2.375 per share, which was 27% above the closing market price of common stock on March 29, 1999.

      On February 16, 2001, Hudson completed the sale of 30,000 shares of its Series A Preferred Stock, with a liquidation value of $100 per share, to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. The gross proceeds from the sale of the Series A Preferred Stock were $3,000,000. These shares of Series A Preferred Stock currently convert to common stock at a conversion price of $2.375 per share, which was 23% above the closing market price of common stock on February 15, 2001.

      The Series A Preferred Stock provides for anti-dilution adjustment of the conversion price in the event of the subsequent offering by Hudson of securities for consideration per share less than the then-effective conversion price of the Series A Preferred Stock. At the direction of the NASDAQ Stock Market, Inc., a minimum conversion price floor of $1.78 per share, below which the conversion price of the Series A Preferred Stock could not be adjusted, had been instituted by Hudson and the holders of the Series A Preferred Stock by amendment to the designation of the Series A Preferred Stock, and at the same time Hudson agreed not to offer securities for consideration per share less than the $1.78 conversion price floor without the consent of the holders of the Series A Preferred Stock. Subsequently, in consideration for the consent of the holders of the Series A Preferred Stock to Hudson's engagement in the private offering of the Convertible Notes at a conversion price below the $1.78 conversion price floor, the stockholders of Hudson, at the annual meeting on December 20, 2002, voted in favor of a proposal to remove the $1.78 conversion price floor and the designation of the Series A Preferred Stock was amended accordingly. Although the holders of the Series A Preferred Stock agreed to waive their rights to an immediate downward adjustment of the current $2.375 conversion price of the Series A Preferred Stock in connection with the issuance of the Convertible Notes, any subsequent conversion of the Convertible Notes will result in a downward adjustment of the conversion price of the Series A Preferred Stock to equal the then effective conversion rate of the Convertible Notes. Consequently, upon conversion of the Convertible Notes at the $.79 per share conversion rate, the anti-dilution provisions of the Series A Preferred Stock will cause the conversion rate of the Series A Preferred Stock to adjust downward to the $.79 per share. Assuming that the Series A Preferred Stock converts to common stock at a conversion price of $.79 per share and based upon 120,782 shares of Series A Preferred Stock issued as of March 30, 2003, the holders of the Series A Preferred Stock would receive 15,288,860 shares of common stock. Similarly, the conversion price of such Series A Preferred Stock may be adjusted to equal the consideration received by Hudson in connection with any issuance of securities, such as that contemplated in this offering, below the current $2.375 conversion price.

      The Series A Preferred Stock has voting rights on an as-if converted basis. The number of votes applicable to the Series A Preferred Stock is equal to the number of shares of common stock into which the Series A Preferred Stock is then convertible. The designation of the Series A Preferred Stock provided for a proxy granted by the holders of the Series A Preferred Stock in favor of certain of Hudson's officers to vote all shares of common stock into which the Series A Preferred Stock converts including any additional shares subsequently acquired by such holders in excess of 29% of the votes entitled to be cast by the Series A Preferred Stock holders. As noted above, in consideration for consent of the holders of the Series A Preferred Stock to Hudson's engagement in the private offering of the Convertible Notes at a conversion rate below the $1.78 conversion price floor, the stockholders of Hudson, at the annual meeting on December 20, 2002, voted in favor of a proposal to remove the proxy from the designation of the Series A Preferred Stock and the designation of the Series A Preferred Stock was amended accordingly. The Series A Preferred Stock carries a dividend rate of 7%, which will increase to 16%, if the stock remains outstanding on or after March 31, 2004. Hudson used the net proceeds from the issuance of the Series A Preferred Stock to expand its RefrigerantSide(R) Services business and for working capital purposes.

      Hudson pays dividends, in arrears, on the Series A Preferred Stock, semi-annually, either in cash or additional shares, at Hudson's option. On March 30 and September 30, 2002, and March 30, 2003 Hudson declared and paid, in-kind, the dividends on the outstanding Series A Preferred Stock and issued 3,873 and 4,011 and 4,153, respectively, additional shares of its Series A Preferred Stock in satisfaction of the dividends due. Hudson may redeem the Series A Preferred Stock on March 31, 2004 either in cash, or shares of common stock valued at 90% of the average trading price of the common stock for the 30 days preceding March 31, 2004. In addition, Hudson may call the Series A Preferred Stock if the market price of its common stock is equal to or greater than 250% of the conversion price and the common stock has traded with an average daily volume in excess of 20,000 shares for a period of thirty consecutive days.


      Hudson has provided certain registration, preemptive and tag along rights to the holders of the Series A Preferred Stock. The holders of the Series A Preferred Stock have agreed to waive their registration rights with respect to the registration of the securities in this offering. In addition, the holders of the Series A Preferred Stock, voting as a separate class, have the right to elect up to two members to Hudson's Board of Directors, or at their option to designate up to two advisors to Hudson's Board of Directors who will have the right to attend and observe meetings of the Board of Directors. Currently, the holders of the Series A Preferred Stock have elected two members to the Board of Directors.


      Hudson is continuing to evaluate opportunities to rationalize its operating facilities and its depot network based on ways to reduce costs or to increase revenues. Recently, based on evaluations by management, Hudson has consolidated certain of its facilities. Hudson is also considering whether to reduce or eliminate certain of its operations that have not performed to its expectations. Moreover, as we begin to implement our sales and marketing strategy to focus on industry rather than geographic markets we may discontinue certain operations, eliminate additional depots and related overhead costs and, in doing so, may incur future charges to exit certain operations.

      Hudson believes that it will be able to satisfy its working capital requirements for the immediate future from anticipated cash flow from operations and available funds under its credit facility with Keltic. However, Hudson believes that it will need additional financing during 2003 to support its continuing operations. In addition, any unanticipated expenses, including, but not limited to, an increase in the cost of refrigerants purchased by Hudson, an increase in operating expenses or failure to achieve expected revenues from Hudson's depots and/or refrigerant sales or additional expansion or acquisition costs that may arise in the future would adversely affect Hudson's future capital needs. There can be no assurances that Hudson's proposed or future plans will be successful, and as such, Hudson may need to significantly modify its plans or it may require additional capital sooner than anticipated. Hudson is currently seeking to obtain additional financing through the issuance of debt and/or equity securities, which includes the offering contemplated by this prospectus. There can be no assurance that Hudson will be able to obtain any additional capital on commercially reasonable terms or at all, and its inability to do so would have a material adverse affect on Hudson.

Inflation

      Inflation has not historically had a material impact on Hudson's operations.

Reliance on Suppliers and Customers

      Hudson's financial performance is in part dependent on its ability to obtain sufficient quantities of virgin and reclaimable refrigerants from manufacturers, wholesalers, distributors, bulk gas brokers, and from other sources within the air conditioning and refrigeration and automotive aftermarket industries, and on corresponding demand for refrigerants. To the extent that Hudson is unable to obtain sufficient quantities of virgin or reclaimable refrigerants in the future, or resell reclaimed refrigerants at a profit, Hudson's financial condition and results of operations would be materially adversely affected.

      During the quarter ended March 31, 2003, two customers accounted for 17% and 11% of the Company's revenues. During the quarter ended March 31, 2002, one customer accounted for 14% of the Company's revenues.

      During the year ended December 31, 2002, one customer accounted for 11% of Hudson's revenues. During the year ended December 31, 2001, one customer accounted for 15% of Hudson's revenues.

      The loss of a principal customer, or a decline in the economic prospects and purchases of Hudson's products or services by any such customer, could have a material adverse effect on Hudson's financial position and results of operations.

Seasonality and Fluctuations in Operating Results

      Hudson's operating results vary from period to period as a result of weather conditions, requirements of potential customers, non-recurring refrigerant and service sales, availability and price of refrigerant products (virgin or reclaimable), changes in reclamation technology and regulations, timing in the introduction and/or retrofit or replacement of CFC-based refrigeration equipment by domestic users of refrigerants, the rate of expansion of Hudson's operations, and by other factors. Hudson's business is seasonal in nature with peak sales of refrigerants occurring in the first half of each year. During past years, the seasonal decrease in sales of refrigerants have resulted in additional losses during the second half of the year. Delays in securing adequate supplies of refrigerants at peak demand periods, lack of refrigerant demand, increased expenses, declining refrigerant prices and a loss of a principal customer could result in significant losses. There can be no assurance that the foregoing factors will not occur and result in a material adverse effect on Hudson's financial position. With respect to Hudson's RefrigerantSide(R) Services, to date, Hudson has not identified any seasonal pattern. However, Hudson could experience a similar seasonal element to this portion of its business in the future.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board ("FASB") issued FASB statement No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). SFAS 143 addresses financial reporting for obligations associated with retirement of tangible long-lived assets and the associated retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

      In April 2002, the FASB issued FASB statement No. 145 ("SFAS 145"), which rescinds FASB statements No. 4, 44 and 64 and amends FASB statement No. 13. SFAS 145 is effective for fiscal years beginning after May 15, 2002.

      In June 2002, the FASB issued FASB statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 is effective for fiscal years beginning after December 31, 2002.

      In December 2002, the FASB issued FASB statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS 148"), an amendment of SFAS No. 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Hudson plans to continue to use the intrinsic value method for stock-based compensation. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002.

      Hudson adopted each of the above pronouncements effective January 1, 2003, except that SFAS 148 was adopted as of December 31, 2002 and these adoptions did not have a material impact on its financial position and results of operations.

                                  OUR BUSINESS

Industry background

      The production and use of refrigerants containing CFCs and hydrochlorofluorocarbons or HCFCs, the most commonly used refrigerants, are subject to extensive and changing regulation under the Clean Air Act. The Clean Air Act, which was amended during 1990 in response to evidence linking the use of CFCs and damage to the earth's ozone layer, prohibits any person in the course of maintaining, servicing, repairing and disposing of air conditioning or refrigeration equipment, to knowingly vent or otherwise release or dispose of ozone depleting substances used as refrigerants. That prohibition also applies to substitute, non-ozone depleting, refrigerants. The Clean Air Act further requires the recovery of refrigerants used in residential, commercial and industrial air conditioning and refrigeration systems. In addition, the Clean Air Act prohibited production of CFC refrigerants effective January 1, 1996 and limits the production of HCFC refrigerants, which production is scheduled to be phased out by the year 2030. Owners, operators and companies servicing cooling equipment are responsible for the integrity of their systems regardless of the refrigerant being used and for the responsible management of their refrigerant.

Products and Services

RefrigerantSide(R) Services

      Hudson provides services that are performed at a customer's site through the use of portable, high volume, high-speed proprietary equipment, including the patented ZugiBeast(R) system. Certain of these RefrigerantSide(R) Services, which encompass system decontamination, and refrigerant recovery and reclamation, are also proprietary and are covered by certain process patents.

Refrigerant Sales

      Hudson sells reclaimed and virgin or new refrigerants to a variety of customers in various segments of the air conditioning and refrigeration industry. Virgin refrigerants are purchased by Hudson from several suppliers, including E.I. DuPont de Nemours and Company, or DuPont as part of Hudson's strategic alliance with DuPont discussed in greater detail below under the subsection "Strategic Alliance", and resold by Hudson, typically at wholesale. In addition, Hudson regularly purchases used or contaminated refrigerants from many different sources; which refrigerants are then reclaimed using Hudson's high volume proprietary reclamation equipment, and resold by Hudson.

Refrigerant Management Services

      Hudson provides a complete offering of refrigerant management services, which primarily include reclamation of refrigerants, testing and banking (storage) services tailored to individual customer requirements. Hudson also separates "crossed" (i.e. commingled) refrigerants and provides re-usable cylinder repair and hydrostatic testing services.

Hudson's Network

Hudson operates from a network of facilities located in:

Charlotte, North Carolina           --RefrigerantSide(R) Service depot
Fremont, New Hampshire              --Telemarketing office
Hillburn, New York                  --RefrigerantSide(R) Service depot
Pearl River, New York               --Company headquarters and administration
                                      offices
Punta Gorda, Florida                --Refrigerant separation and reclamation
                                      center
Champaign, Illinois                 --Reclamation and cylinder refurbishment
                                      center and RefrigerantSide(R)Service depot
Seattle, Washington                 --RefrigerantSide(R) Service depot

Strategic Alliance

      In January 1997, Hudson entered into agreements with DuPont, pursuant to which Hudson (i) provides recovery, reclamation, separation, packaging and testing services directly to DuPont for marketing through DuPont's Authorized

Distributor Network and (ii) markets DuPont's SUVA(TM) refrigerant products together with Hudson's reclamation and refrigerant management services. These agreements provide for automatic annual renewal subject to termination by either party.


      Hudson has recently evaluated its sales and marketing strategy and has determined to reorganize its RefrigerantSide(R) Services business to focus its efforts on vertical markets; rather than the geographic markets that had been the focus associated with its network of service depots. In order to maintain its current ability to quickly respond to customer service requests throughout the United States as well as to expand its presence outside the United States, Hudson intends to create strategic alliances with companies that service larger customers in targeted industries which would enable Hudson to co-locate its equipment with these strategic partners and utilize these partners' sales and marketing resources to offer their customers Hudson's RefrigerantSide(R) Services.

      We believe that the international market for refrigerant reclamation processes, sales and services is equal in size to the United States market for those sales and services. In furtherance of our efforts to expand the our presence outside of the United States, in June 2003, we entered into an exclusive global technology and marketing agreement with The BOC Group PLC, or "BOC Group," a worldwide industrial gases, vacuum technologies and distribution services company that serves two million customers in more than 50 countries. Under the agreement we have agreed to license our RefrigerantSide(R)Services technology to BOC Group, and we have agreed to enter into separate supplemental agreements with certain BOC Group affiliate companies, pursuant to which we will license our RefrigerantSide(R)Services technology and the use of our related proprietary equipment to each BOC Group affiliate in return for a license fee payable to us by the BOC Group affiliate in annual installments during the course of that supplemental agreement and the payment of royalty payments to us based on revenues derived by the BOC Group affiliate from the performance of RefrigerantSide(R) Services licensed from us. The arrangement is specifically aimed at marketing and developing our RefrigerantSide(R) and other performance optimization services in over 20 countries outside the United States. The agreement with the BOC Group is, and each supplemental agreement with a BOC Group affiliate will be, for an initial term of seven years and may be further extended for an initial period of three years and thereafter on an open-ended basis unless terminated by either party upon six months' prior written notice.


Suppliers

      Hudson's financial performance is in part dependent on its ability to obtain sufficient quantities of virgin and reclaimable refrigerants from manufacturers, wholesalers, distributors, bulk gas brokers and from other sources within the air conditioning and refrigeration and automotive aftermarket industries, and on corresponding demand for refrigerants. Most of Hudson's refrigerant sales are CFC based refrigerants, which are no longer manufactured. To the extent that Hudson is unable to source CFC based refrigerants or virgin refrigerants, or resell refrigerants at a profit, Hudson's financial condition and results of operations would be materially adversely affected.

Customers

      Hudson provides its services to commercial, industrial and governmental customers, as well as to refrigerant wholesalers, distributors, contractors and to refrigeration equipment manufacturers. Agreements with larger customers generally provide for standardized pricing for specified services.

      During the quarter ended March 31, 2003, two customers accounted for 17% and 11% of the Company's revenues. During the quarter ended March 31, 2002, one customer accounted for 14% of the Company's revenues.

      During the year ended December 31, 2002, one customer accounted for 11% of Hudson's revenues. During the year ended December 31, 2001, one customer accounted for 15% of Hudson's revenues.

      The loss of a principal customer or a decline in the economic prospects of and/or a reduction in purchases of Hudson's products or services by any such customer could have a material adverse effect on Hudson's financial position and results of operations.

Marketing

      Marketing programs are conducted through the efforts of Hudson's executive officers, sales personnel, and third parties. Hudson employs various marketing methods, including direct mailings, technical bulletins, in-person solicitation, print advertising, response to quotation requests and the internet (www.hudsontech.com).

      Hudson's sales personnel are compensated on a combination of a base salary and commission. Hudson's executive officers devote significant time and effort to customer relationships.

Competition

      Hudson competes primarily on the basis of the performance of its proprietary high volume, high-speed equipment used in its operations, the breadth of services offered by Hudson (including proprietary RefrigerantSide(R) Services and other on-site services) and price (particularly with respect to refrigerant sales).

      Hudson competes with numerous regional and national companies, which provide refrigerant reclamation services, as well as market reclaimed and virgin refrigerants. Certain of these competitors may possess greater financial, marketing, distribution and other resources for the sale and distribution of refrigerants than Hudson and, in some instances, provide services or products over a more extensive geographic area than Hudson.

      Hudson's RefrigerantSide(R) Services provide new and innovative solutions to certain problems within the refrigeration industry and as such the demand and market acceptance for these services are subject to uncertainty. Competition for these services primarily consists of traditional methods of solving the industry's problems and as a result there can be no assurance that Hudson will be able to compete successfully or penetrate this service market as rapidly as it anticipates.

Insurance

      Hudson carries insurance coverage that it considers sufficient to protect Hudson's assets and operations. Hudson currently maintains general commercial liability insurance and excess liability coverage for claims up to $7,000,000 per occurrence and $8,000,000 in the aggregate. Hudson attempts to operate in a professional and prudent manner and to reduce potential liability risks through specific risk management efforts, including employee training. Nevertheless, a partially or completely uninsured claim against Hudson, if successful and of sufficient magnitude, would have a material adverse effect on Hudson.

      The refrigerant industry involves potentially significant risks of statutory and common law liability for environmental damage and personal injury. Hudson, and in certain instances its officers, directors and employees, may be subject to claims arising from Hudson's on-site or off-site services, including the improper release, spillage, misuse or mishandling of refrigerants classified as hazardous or non-hazardous substances or materials. Hudson may be held strictly liable for damages, which could be substantial, regardless of whether it exercised due care and complied with all relevant laws and regulations.

      Hudson maintains environmental impairment insurance and pollution liability insurance, each in amounts of $1,000,000 per occurrence, and $2,000,000 annual aggregate for events occurring subsequent to November 1996. As a result of Hudson's settlement in June 2000 of a claim brought by United Water of New York, Inc., Hudson has exhausted all if its environmental impairment insurance coverage related to this matter. See the subsection entitled "Legal Proceedings" described below in this prospectus.

Government Regulation

      The business of refrigerant sales, reclamation and management is subject to extensive, stringent and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Environmental Protection Agency or EPA, the United States Occupational Safety and Health Administration and the United States Department of Transportation.

      Among other things, these regulatory authorities impose requirements which regulate the handling, packaging, labeling, transportation and disposal of hazardous and non-hazardous materials and the health and safety of workers, and require Hudson, and in certain instances its employees, to obtain and maintain licenses in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on Hudson.

      Hudson and its customers are subject to the requirements of the Clean Air Act, and the regulations promulgated thereunder by the EPA, which make it unlawful for any person in the course of maintaining, servicing, repairing, and disposing of air conditioning or refrigeration equipment to knowingly vent or otherwise release or dispose of ozone depleting substances, and non-ozone depleting substitutes, used as refrigerants.

      Pursuant to the Clean Air Act, reclaimed refrigerant must satisfy the same purity standards as newly manufactured refrigerants in accordance with standards established by the Air Conditioning and Refrigeration Institute or ARI prior to resale to a person other than the owner of the equipment from which it was recovered. The ARI and the EPA administer certification programs pursuant to which applicants are certified to reclaim refrigerants in compliance with ARI standards. Under such programs, the ARI issues a certification for each refrigerant and conducts periodic inspections and quality testing of reclaimed refrigerants.

      Hudson has obtained ARI certification for most refrigerants at each of its reclamation facilities, and is certified by the EPA. In order to maintain ARI certification, Hudson is required, among other things, to submit periodic reports to the ARI and pay annual fees based on the number of pounds of refrigerants reclaimed by Hudson. However, certification by the ARI is not required.

      During February 1996, the EPA published proposed regulations, which, if enacted, would require participation in third-party certification programs similar to the ARI program. Such proposed regulations would also require laboratories designed to test refrigerant purity to undergo a certification process. Extensive comments to these proposed regulations were received by the EPA. The EPA is still considering these comments and no further or additional regulations have been proposed or published.

      In addition, the EPA has established a mandatory certification program for air conditioning and refrigeration technicians. Hudson's technicians have applied for or obtained such certification.

      Hudson is also subject to regulations adopted by the Department of Transportation which classify most refrigerants handled by Hudson as hazardous materials or substances and impose requirements for handling, packaging, labeling and transporting refrigerants.

      The Resource Conservation and Recovery Act of 1976 or RCRA requires that facilities that treat, store or dispose of hazardous wastes comply with certain operating standards. Before transportation and disposal of hazardous wastes off-site, generators of such waste must package and label their shipments consistent with detailed regulations and prepare a manifest identifying the material and stating its destination. The transporter must deliver the hazardous waste in accordance with the manifest to a facility with an appropriate RCRA permit. Under RCRA, impurities removed from refrigerants consisting of oils mixed with water and other contaminants are not presumed to be hazardous waste.

      The Emergency Planning and Community Right-to-Know Act of 1986 requires the annual reporting of Emergency and Hazardous Chemical Inventories also known as Tier II reports to the various states in which Hudson operates and to file annual Toxic Chemical Release Inventory Forms with the EPA. Hudson believes that it has been and remains in full compliance with these requirements.

      The Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, establishes liability for clean-up costs and environmental damages to current and former facility owners and operators, as well as persons who transport or arrange for transportation of hazardous substances. Almost all states have similar statutes regulating the handling and storage of hazardous substances, hazardous wastes and non-hazardous wastes. Many such statutes impose requirements, which are more stringent than their federal counterparts. Hudson could be subject to substantial liability under these statutes to private parties and government entities, in some instances without any fault, for fines, remediation costs and environmental damage, as a result of the mishandling, release, or existence of any hazardous substances at any of its facilities.

      The Occupational Safety and Health Act of 1970 mandates requirements for safe work place for employees and special procedures and measures for the handling of certain hazardous and toxic substances. State laws, in certain circumstances, mandate additional measures for facilities handling specified materials.

      Hudson believes that it is in compliance with all material regulations relating to its material business operations.

Quality Assurance & Environmental Compliance

      Hudson utilizes in-house quality and regulatory compliance control procedures. Hudson maintains its own analytical testing laboratories to assure that reclaimed refrigerants comply with ARI purity standards and employs portable testing equipment when performing on-site services to verify certain quality specifications. Hudson employs three persons engaged full-time in quality control and to monitor Hudson's operations for regulatory compliance.

Employees


      Hudson has 69 full and 5 part time employees including air conditioning and refrigeration technicians, chemists, engineers, sales and administrative personnel.


      None of Hudson's employees is represented by a union. Hudson believes that its employee relations are good.

Patents and Proprietary Information

      Hudson holds a United States patent relating to the high-speed equipment, components and process to reclaim refrigerants, and a registered trademark for its "ZugiBeast(R)". The patent expires in January 2012. Hudson believes that patent protection is important to its business and has received additional United States patents relating to high-speed refrigerant recovery and to various RefrigerantSide(R) Services. There can be no assurance as to the breadth or degree of protection that patents may afford Hudson, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. Technological development in the refrigerant industry may result in extensive patent filings and a rapid rate of issuance of new patents. Although Hudson believes that its existing patents and Hudson's equipment do not and will not infringe upon existing patents or violate proprietary rights of others, it is possible that Hudson's existing patent rights may not be valid or that infringement of existing or future patents or violations of proprietary rights of others may occur. In the event Hudson's equipment or processes infringe or are alleged to infringe patents or other proprietary rights of others, Hudson may be required to modify the design of its equipment, obtain a license or defend a possible patent infringement action. There can be no assurance that Hudson will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action or that Hudson will not become liable for damages.

      Hudson also relies on trade secrets and proprietary know-how, and employs various methods to protect its technology. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such know-how or obtain access to Hudson's know-how, concepts, ideas and documentation. Failure to protect its trade secrets could have a material adverse effect on Hudson.

Description of Properties

      Hudson's Baltimore, Maryland depot facility is located in a 2,700 square foot building leased from an unaffiliated third party at an annual rent of $27,000 pursuant to an agreement expiring in August 2005.

      Hudson's Baton Rouge, Louisiana depot facility is located in a 3,800 square foot building leased from an unaffiliated third party at an annual rental of $21,000 pursuant to an agreement expiring in July 2005.

      Hudson's Champaign, Illinois facility is located in a 48,000 square foot building leased from an unaffiliated third party at an annual rental of $132,000 pursuant to an agreement expiring in November 2004. Hudson sublets a portion of the facility to an unaffiliated third party at an annual rental of $48,000 pursuant to a rental agreement expiring in November 2004. In 2003, this facility will consolidate the operations that are currently located in Hudson's Rantoul, Illinois facility.

      Hudson's Charlotte, North Carolina facility is located in a 12,000 square foot building leased from an unaffiliated third party pursuant to a month to month rental agreement at a monthly rental of $3,500.

      Hudson's Villa Park, Illinois depot facility is located in a 3,500 square foot building leased from an unaffiliated third party at an annual rent of $25,000 pursuant to an agreement expiring in August 2005.

      Hudson's Fremont, New Hampshire telemarketing facility is located in a 2,100 square foot building leased from an unaffiliated third party at an annual rent of $8,000 pursuant to an agreement expiring in June 2004.

      Hudson's Hillburn, New York facility is located in a 21,000 square foot building leased from an unaffiliated third party at an annual rent of $103,000 pursuant to an agreement expiring in May 2004.

      Hudson's headquarters are located in a 3,625 square foot building in Pearl River, New York. The building is leased from an unaffiliated third party pursuant to a five year agreement at an annual rental of approximately $64,000 through December 2007.

      Hudson's Punta Gorda, Florida separation facility is located in a 15,000 square foot building leased from an unaffiliated third party at an annual rent of $76,000 pursuant to an agreement expiring in December 2003.


      Hudson's Rantoul, Illinois facility is located in a 29,000 square foot building leased from an unaffiliated third party at an annual rent of $78,000 pursuant to an agreement that expired in September 2002. Hudson currently occupies the facility pursuant to a month to month rental agreement at a monthly rate of $6,500 which expires on August 31, 2003. Hudson is in the process of relocating all of its operations at this facility to its Champaign, Illinois facility.


      Hudson's Seattle, Washington depot facility is located in a 3,000 square foot building leased from an unaffiliated third party at an annual rent of $20,000 pursuant to an agreement expiring in March 2004.

      Hudson typically enters into short-term leases for its facilities and whenever possible extends the expiration date of such leases. Hudson is beginning to implement a change in its sales and marketing strategy toward vertical rather than geographic markets, and as a result, Hudson is in the process of terminating the operations at its Baltimore, Baton Rouge and Villa Park service depots.

Legal Proceedings

      In June 1998, United Water of New York Inc., or United commenced an action against Hudson in the Supreme Court of the State of New York, Rockland County, seeking damages in the amount of $1.2 million allegedly sustained as a result of alleged contamination of certain of United's wells which are in close proximity to Hudson's Hillburn, New York facility.

      On April 1, 1999, Hudson reported a release at Hudson's Hillburn, New York facility of approximately 7,800 lbs. of R-11, as a result of a failed hose connection to one of Hudson's outdoor storage tanks allowing liquid R-11 to discharge from the tank into the concrete secondary containment area in which the subject tank was located.

      Between April 1999 and May 1999, with the approval of the New York State Department of Environmental Conservation, or DEC, Hudson constructed and put into operation a remediation system at Hudson's Hillburn facility to remove R-11 levels in the groundwater under and around Hudson's facility. The cost of this remediation system was $100,000.

      In July 1999, United amended its complaint in the Rockland County action to allege facts relating to, and to seek damages allegedly resulting from the April 1, 1999 R-11 release.

      In June 2000, the Rockland County Supreme Court approved a settlement of the Rockland County action commenced by United. Under the settlement, Hudson paid to United the sum of $1,000,000 and has been making additional monthly payments in the amount of $5,000, which payments will continue through December 2003. The proceeds of the settlement were required to be used to fund the construction and operation by United of a new remediation tower, as well as for the continuation of temporary remedial measures implemented by United that have successfully contained the spread of R-11. The remediation tower was completed in March 2001, and is designed to treat all of United's impacted wells and restore the water to New York State drinking water standards for supply to the public. Hudson carries $1,000,000 of environmental impairment insurance per occurrence and in connection with the settlement, exhausted all insurance proceeds available for that occurrence under all applicable policies.

      In June 2000, Hudson signed an Order on Consent with the DEC regarding all past contamination of the United well field, whereby, Hudson agreed to continue operating the remediation system it installed at its Hillburn facility in May 1999, until remaining groundwater contamination has been effectively abated. In May 2001, Hudson signed an amendment to the

Order on Consent with the DEC, pursuant to which Hudson installed one additional monitoring well and modified Hudson's existing remediation system to incorporate a second recovery well. Hudson is continuing to operate the remediation system.

      In May 2000, Hudson's Hillburn facility was nominated by the EPA for listing on the National Priorities List, pursuant to CERCLA. Hudson believes that the agreements reached with the DEC and United, together with the reduced levels of contamination present in the United wells, make such listing unnecessary and counterproductive. Hudson submitted opposition to the listing within the sixty-day comment period. The EPA has advised that it has no current plans to finalize the process for listing the Hillburn facility on the NPL. The EPA has also advised that it will not at this time withdraw the proposal of the facility or the NPL.

      In October 2001, Hudson learned that trace levels of R-11 were detected in one of United's wells that is closest to the village of Suffern's well system. During February 2002, Suffern expressed concern over the possibility of R-11 reaching its well system and has advised Hudson that it was investigating available options to protect its well system. No contamination of R-11 has ever been detected in any of the Suffern's wells and, as of October 2002, the level of R-11 in the United well closest to Suffern was below 1 parts per billion. In October, 2002 Suffern advised Hudson it intends to proceed with plans to protect its wells and could look to Hudson to reimburse Suffern for any costs it may incur. To date, no detailed cost estimate, formal demand or claim has been presented by Suffern, however, to the extent Suffern proceeds with its plans, Hudson may incur additional costs. Hudson has reimbursed Suffern for approximately $10,000 of costs incurred to date for additional sampling by Suffern of its wells and for minor preparatory work in connection with Suffern's plan for protecting its wells. Hudson continues cooperate with all applicable governmental agencies to prevent contamination of Suffern's wells and its water supply.

      In February 2003, Hudson agreed to extend the statute of limitations applicable to any claims that may be available to Ramapo Land Company, the lessor of the Hillburn facility, arising out of the April 1, 1999 incident for an additional two years. To date, no claims against Hudson have been asserted or threatened by Ramapo Land Company.

      During the year ended December 31, 2002, Hudson recognized $115,000 in additional remediation costs in connection with these matters. There can be no assurance that the R-11 will not spread beyond the United well system and impact the village of Suffern's wells, or that the ultimate outcome of such a spread of contamination will not have a material adverse effect on Hudson's financial condition and results of operations. There can be no assurance that the EPA will withdraw the proposal for listing of Hudson's Hillburn facility on the NPL, or that the ultimate outcome of such a listing will not have a material adverse effect on Hudson's financial condition and results of operations. Furthermore, there can be no assurance that Ramapo Land Company will not assert any claim against Hudson, or that any such claim will not have a material adverse effect on Hudson's financial condition and results of operations.

                                   Management

      The following table sets forth information with respect to the directors and executive officers of Hudson:


---------------------------------------------------------------------------------------------------
         Name                         Age       Position
         ----                         ---       --------
---------------------------------------------------------------------------------------------------
         Kevin J. Zugibe              39        Chairman of the Board and Chief Executive Officer
---------------------------------------------------------------------------------------------------
         Brian F. Coleman             41        President and Chief Operating Officer
---------------------------------------------------------------------------------------------------
         James R. Buscemi             50        Chief Financial Officer
---------------------------------------------------------------------------------------------------
         Neil B. Gafarian             55        Vice President Sales and Marketing
---------------------------------------------------------------------------------------------------
         Charles F. Harkins, Jr.      41        Vice President Refrigerant Product Services
---------------------------------------------------------------------------------------------------
         Stephen P. Mandracchia       43        Vice President Operations and Secretary
---------------------------------------------------------------------------------------------------
         Vincent P. Abbatecola        56        Director
---------------------------------------------------------------------------------------------------
         Robert L. Burr               52        Director
---------------------------------------------------------------------------------------------------
         Dominic J. Monetta           61        Director
---------------------------------------------------------------------------------------------------
         Otto C. Morch                69        Director
---------------------------------------------------------------------------------------------------
         Harry C. Schell              68        Director
---------------------------------------------------------------------------------------------------
         Robert M. Zech               37        Director
---------------------------------------------------------------------------------------------------


      Kevin J. Zugibe, P.E. is a founder of Hudson and has been a director and Chief Executive Officer of Hudson since its inception in 1991. From May 1987 to May 1994, Mr. Zugibe was employed as a power engineer with Orange and Rockland Utilities, Inc., a major public utility, where he was responsible for all HVAC applications. Mr. Zugibe is a licensed professional engineer, and from December 1990 to May 1994, he was a member of Kevin J. Zugibe & Associates, a professional engineering firm. Mr. Zugibe is the brother-in-law of Stephen P. Mandracchia.

      Brian F. Coleman has been President and Chief Operating Officer since his appointment on August 21, 2001 and served as Chief Financial Officer of Hudson from May 1997 until December 31, 2002. From June of 1987 to May of 1997, Mr. Coleman was employed by and since July 1995, was a partner with BDO Seidman, LLP, Hudson's independent auditors.

      James R. Buscemi joined Hudson as Corporate Controller in June 1998 and has served as its Chief Financial Officer since December 31, 2002. Prior to joining Hudson, Mr. Buscemi held various financial positions within Avnet, Inc, including Chief Financial Officer of Avnet's electric motors and component part subsidiary, Brownell Electro, Inc.

      Neil B. Gafarian joined Hudson in February 2002 as Vice President of Sales and Marketing. Prior to joining Hudson, Mr. Gafarian spent more than 20 years in the building automation and energy field, the last nine with Invensys, Plc. Also, Mr. Gafarian owned and operated his own telemarketing and consulting business.

      Charles F. Harkins, Jr. has been with Hudson since 1992 and has served in a variety of capacities and currently is Vice President of Refrigerant Product Services ("RPS") a position he has held since October 2000. Prior to joining Hudson, Mr. Harkins served in the U.S. Army for 13 years attaining the rank of Staff Sergeant; he is a graduate of the U.S. Army Engineer School and the U.S. Army Chemical School.

      Stephen P. Mandracchia has been an officer of Hudson since 1993 and is currently the Vice President Operations and Secretary a position he has held since October 2000. Mr. Mandracchia is responsible for operations and regulatory legal affairs of Hudson. Mr. Mandracchia was a member of the law firm of Martin, Vandewalle, Donohue, Mandracchia & McGahan, Great Neck, New York until December 31, 1995 (having been affiliated with such firm since August 1983). Mr. Mandracchia is the brother in-law of Mr. Zugibe.

      Vincent P. Abbatecola has been a director of Hudson since June 1994. Mr. Abbatecola is the owner and General Manager of Abbey Ice & Spring Water Company, a leading ice and bottled water company in the New York metropolitan area since May 1971. He serves as a Board Member and past Chairman of the Mid Atlantic Ice Association, Board Member and past Chairman of the National Packaged Ice Association and Past Chairman of the Food Safety Committee of the National Packaged Ice Association. Mr. Abbatecola also serves as Vice Chairman, Board of Governors of the Rockland County Health

Center; Member, St. Thomas Aquinas College President's Council; Member, Rockland Business Association Board of Directors; Member, Nyack Hospital Corporation and Member, Union State Bank Chairman's Council.

      Robert L. Burr has been a Director of Hudson since August 1999. Mr. Burr has been a partner of Windcrest Discovery Capital Partners, LLC since October 2001 and has a consulting agreement with J.P. Morgan Partners under which he is the lead partner of Fleming US Discovery Partners, L.P., a private equity sponsor affiliated with J.P. Morgan Chase & Co. Fleming US Discovery Partners, L.P. is the general partner of Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. Mr. Burr was employed by J. P. Morgan Chase & Co. from July 1995 to October 2001. From 1992 to 1995, Mr. Burr was head of Private Equity at Kidder, Peabody & Co., Inc. Previously, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P. and was a corporate lending officer with Citibank, N.A. Mr. Burr serves on the Board of Directors of Displaytech, Inc. and Impax Laboratories, Inc.

      Dominic J. Monetta has been a director of Hudson since April 1996. Since August 1993, Mr. Monetta has been the President of Resource Alternatives, Inc., a corporate development firm concentrating on solving management and technological problems facing chief executive officers and their senior executives. From December 1991 to May 1993, Mr. Monetta served as the Director of Defense Research and Engineering for Research and Advanced Technology for the United States Department of Defense. From June 1989 to December 1991, Mr. Monetta served as the Director of the Office of New Production Reactors of the United States Department of Energy.

      Otto C. Morch has been a director of Hudson since March 1996. Mr. Morch was a Senior Vice President of Commercial Banking at Provident Bank and retired from that position in December 1997.

      Harry C. Schell has been a director of Hudson since August 1998. Mr. Schell is the former chairman and chief executive officer of BICC Cables Corporation, from where he retired, and has served on the board of directors of the BICC Group (London), Phelps Dodge Industries, the National Electrical Manufacturers Association and the United Way of Rockland (New York).


      Robert M. Zech has been a Director of Hudson since June 1999. Mr. Zech has been a Partner of Windcrest Discovery Investments LLC, an investment management firm, from its inception in February 2002 and since July 2003 has a consulting agreement with J.P. Morgan Partners with respect to Fleming US Discovery Partners, L.P. From April 1996 to October 2001, Mr. Zech was employed by J.P. Morgan Chase & Co., where he was a Partner of Fleming US Discovery Partners, L.P., the general partner of Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. From 1994 to 1996, Mr. Zech was an Associate with Cramer Rosenthal McGlynn, Inc., an investment management firm. Previously Mr. Zech served as an Associate with Wolfensohn & Co., a mergers & acquisitions advisory firm, and was a Financial Analyst at leveraged buyout sponsor Merrill Lynch Capital Partners, Inc. and in the investment banking division of Merrill Lynch & Co.


      Hudson has established a Compensation/Stock Option Committee of the Board of Directors, which is responsible for recommending the compensation of Hudson's executive officers and for the administration of Hudson's Stock Option Plans. The members of the Committee are Messrs. Abbatecola, Burr, Morch and Zech. Hudson also has an Audit Committee of the Board of Directors, which supervises the audit and financial procedures of Hudson. The members of the Audit Committee are Messrs. Abbatecola, Morch and Monetta. Hudson also has an Executive Committee of the Board of Directors, which is authorized to exercise the powers of the board of directors in the general supervision and control of the business affairs of Hudson during the intervals between meetings of the board. The members of the Executive Committee are Messrs. Burr, Schell and Zugibe. Hudson's Occupational, Safety And Environmental Protection Committee is responsible for satisfying the Board that Hudson's Environmental, Health and Safety policies, plans and procedures are adequate. The members of the Occupational, Safety and Environmental Protection Committee are Messrs. Monetta and Zugibe.


      The By-laws of Hudson provide that the Board of Directors is divided into two classes. Each class is to have a term of two years, with the term of each class expiring in successive years, and is to consist, as nearly as possible, of one-half of the number of directors constituting the entire Board. The By-laws provide that the number of directors shall be fixed by the Board of Directors but in any event, shall be no less than seven (7) (subject to decrease by a resolution adopted by the shareholders). The holders of the Series A Preferred Stock, voting as a separate class, have the right to elect up to two members to Hudson's Board of Directors. Currently, the holders have elected two members to the Board of Directors, Messrs. Burr and Zech. At Hudson's December 20, 2002 Annual Meeting of the Shareholders, Messrs. Monetta, Schell, Zech and Zugibe were elected as directors to terms of office that will expire at the Annual Meeting of Shareholders to be held in the year 2004. Messrs.

Abbatecola, Burr and Morch are currently serving as directors and whose terms of office expire at the Annual Meeting of the Shareholders to be held in the year 2003.

                             EXECUTIVE COMPENSATION

      The following table discloses, for the years indicated, the compensation for Hudson's Chief Executive Officer and each executive officer that earned over $100,000 during the year ended December 31, 2002 (the "Named Executives").

Summary Compensation Table

                                                                                               Long Term Compensation
                                                                      Annual Compensation(1)            Awards
                                                                      ----------------------     Securities Underlying
Name                           Position                       Year    Salary        Bonus               Options
----                           --------                       ----    ------        -----       ----------------------
Kevin J. Zugibe (2)            Chairman of the Board          2002    $ 97,471            --         45,000 shares
                               and Chief Executive            2001    $ 76,366            --        170,000 shares
                               Officer                        2000    $ 80,981            --        140,000 shares

Brian F.  Coleman              President and Chief            2002    $138,799            --               --
                               Operating Officer              2001    $138,799            --        100,000 shares
                                                              2000    $138,799       $12,248         37,500 shares

Neil B. Gafarian               Vice President Sales and       2002    $120,000       $37,917         40,000 shares
                               Marketing

Charles F. Harkins, Jr.        Vice President RPS             2002    $110,079       $29,976               --
                                                              2001    $108,852       $68,492         27,500 shares
                                                              2000    $103,289       $10,126         42,500 shares

Stephen P. Mandracchia         Vice President Operations      2002    $123,800            --               --
                               and Secretary                  2001    $123,800            --         15,000 shares
                                                              2000    $113,415            --         77,500 shares

-----------------


(1) The value of personal benefits furnished to the Named Executives during 2000, 2001 and 2002 did not exceed 10% of their respective annual compensation.

(2) A certain portion of Mr. Zugibe's compensation has been paid in stock option awards rather than cash. As a result, options to purchase shares of common stock of 45,000 and 120,000 for the years ended December 31, 2002 and 2001, respectively, were issued in lieu of cash compensation.

      Hudson granted options, which vested upon the date of grant, to the Named Executives during the fiscal year ended December 31, 2002, as shown in the following table:

Summary of Option Grants in the 2002 Fiscal Year


                                                                Number of
                                                                Securities         % of Total
                                                                Underlying      Options Granted
                                                                 Options        to Employees in      Exercise or       Expiration
            Name                        Position                 Granted          Fiscal year     Base price($/sh)        Date
            ----                        --------                 -------          -----------     ----------------        ----
Kevin J. Zugibe               Chairman and Chief                  15,000              9.2%              $2.50          04/18/2007
                              Executive Officer                   15,000              9.2%              $1.90          07/01/2007
                                                                  15,000              9.2%              $1.40          10/01/2007

Brian F. Coleman              President and Chief                     --               --                  --              --
                              Operating Officer

Neil B. Gafarian              Vice President Sales and            40,000             24.5%              $2.65          02/13/2007
                              Marketing

Charles F. Harkins, Jr.       Vice President RPS                      --               --                  --              --

Stephen P. Mandracchia        Vice President Operations               --               --                  --              --
                              and Secretary

      The following table sets forth information concerning the value of unexercised stock options held by the Named Executives at December 31, 2002. No options were exercised by the Named Executives during the fiscal year ended December 31, 2002.

Aggregated Fiscal Year End Option Values


                                                                   Number of Securities
                                                                         Underlying                       Value of
                                                                    Unexercised Options             In-the-money Options
                                                                   At December 31, 2002           At December 31, 2002(1)
                                                                   --------------------           -----------------------
                                  Shares
                               Acquired on
            Name                 Exercise     Value Realized   Exercisable    Unexercisable    Exercisable    Unexercisable
            ----                 --------     --------------   -----------    -------------    -----------    -------------
Kevin J. Zugibe
Chairman and
Chief Executive Officer             --              --           362,668          33,332            --              --

Brian F. Coleman
President and Chief
Operating Officer                   --              --           150,168          13,332            --              --

Neil B. Gafarian
Vice President Sales and
Marketing                           --              --            40,000              --            --              --

Charles F. Harkins, Jr.             --              --            94,332           6,668            --              --
Vice President RPS

Stephen P. Mandracchia
Vice President Operations
And Secretary                       --              --           108,500          10,000            --              --


-----------------------

      (1) Year-end values of unexercised in-the-money options represent the positive spread between the exercise price of such options and the year-end market value of the common stock of $.85.

Compensation of Directors

      Non-employee directors receive an annual fee of $3,000 and receive reimbursement for out-of-pocket expenses incurred, and an attendance fee of $500 and $250, respectively, for attendance at meetings of the Board of Directors and Board committee meetings. In addition, commencing in August 1998, non-employee directors receive 5,000 nonqualified stock options per year of service under Hudson's Stock Option Plans.

      In addition to the standard annual director's remuneration, Mr. Schell receives $20,000 and 5,000 stock options for serving as a director and a consultant to Hudson. The additional stock options are issued with an exercise price equal to that of the other directors' option grants.

      As of December 31, 2002, Hudson has granted to Harry C. Schell nonqualified options to purchase 40,000 shares of common stock at exercise prices ranging from $2.38 to $3.00 per share. Such options vested and are fully exercisable as of December 31, 2002. Hudson has also granted to each of Dominic
J. Monetta, Otto Morch and Vincent Abbatecola, nonqualified options to purchase 20,000 shares of common stock at exercise prices ranging from $2.38 to $3.00 per share. Such options vested and are fully exercisable as of December 31, 2002. In addition, in connection with the appointment of two of their nominees as members of the Board of Directors, Hudson has granted to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. nonqualified options to purchase 25,854 and 4,146 shares of common stock, respectively, at an exercise price of $2.38 per share. All such options issued to the directors are vested and fully exercisable at December 31, 2002.

Employment Agreements

      Hudson has entered into a two-year employment agreement with Kevin J. Zugibe, which expires in May 2005 and is automatically renewable for two successive terms. Pursuant to the agreement, effective February 1, 2000, Mr. Zugibe is receiving an annual base salary of $141,000 with such increases and bonuses as the Board may determine. During 2002, the Board of Directors and Mr. Zugibe agreed, at Mr. Zugibe's option, to reduce the cash compensation and issued 45,000 additional stock options to Mr. Zugibe in satisfaction of his annual base salary. Hudson is the beneficiary of a "key-man" insurance policy on the life of Mr. Zugibe in the amount of $1,000,000.

Stock Option Plans

      Hudson has adopted each of an Employee Stock Option Plan (the "1994 Plan") and the 1997 Stock Option Plan (the "1997 Plan") pursuant to which an aggregate of 2,750,000 shares of common stock are currently reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonqualified options. ISOs may be granted under either of the 1994 Plan or 1997 Plan to employees and officers of Hudson. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of Hudson. Stock appreciation rights may also be issued in tandem with stock options.

      Each of the 1994 Plan and 1997 Plan is intended to qualify under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is administered by the Compensation/Stock Option Committee of the Board of Directors. The Committee, within the limitations of each of the 1994 Plan and 1997 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the exercise price per share and the manner of exercise and the time, manner and form of payment upon exercise of an option. Unless sooner terminated, the 1994 Plan will expire on December 31, 2004 and the 1997 Plan will expire on June 11, 2007.

      ISOs granted under either of the 1994 Plan or 1997 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of Hudson). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of Hudson) may not exceed $100,000. Non-qualified options granted under the 1994 Plan may not be granted at a price less than 85% of the market value of the common stock on the date of grant and new qualified options granted under the 1997 Plan may not be granted at a price less than the par value of our common stock. Options granted under the 1994 Plan and 1997 Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of Hudson). Except as otherwise provided by the committee with respect to non-qualified options, all options granted under the 1994 Plan and 1997 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

      As of December 31, 2002, Hudson had options outstanding to purchase 610,000 shares of common stock under the 1994 Plan. During 2000, Hudson granted options to purchase 40,000 shares each to Kevin J. Zugibe, Stephen P. Mandracchia and Thomas P. Zugibe exercisable at $2.375 per share. Such options vest and are fully exercisable as of August 3, 2000. During 2001, Hudson granted options to purchase shares to Kevin J. Zugibe, 50,000 shares; Brian F. Coleman, 20,000 shares; Stephen P. Mandracchia, 15,000 shares; and Thomas P. Zugibe, 20,000 shares, all of which are exercisable at $2.55 per share. Such options vest quarterly in equal amounts over three years, commencing with the first quarter of 2002. In addition, during 2001, in lieu of salary, Hudson also granted options to purchase 15,000 shares to Kevin J. Zugibe exercisable at $2.55 per share, all of which vested and are fully exercisable as of December 13, 2001. During 2001, Hudson also granted options to purchase 80,000 shares to Brian F. Coleman exercisable at $2.55 per share, all of which vested as of December 13, 2001, and which became exercisable as follows: 39,215 on 12/13/01, 39,215 on 12/13/02 and 1,570 on 12/13/03. In addition, during 2001, Hudson also granted options to certain employees to purchase 20,000 shares exercisable at $2.55 per share. Such options vest quarterly in equal amounts over three years, commencing with the first quarter of 2002. During 2002, Hudson granted options to purchase 40,000 shares to Neil B. Gafarian exercisable at $2.65 per share. In addition, during 2002, in lieu of salary, Hudson granted options to purchase 45,000 shares to Kevin J. Zugibe exercisable at prices ranging from $1.40 to $2.50 per share. All such options vest immediately and become exercisable at various dates through June 2003. See Note 11 to the Notes of the Consolidated Financial Statements included elsewhere in this prospectus.

      As of December 31, 2002, Hudson had options outstanding to purchase 1,152,716 shares of common stock under the 1997 Plan. During 1998, Hudson granted non-qualified options to purchase 40,000, 25,000 and 25,000 shares at an exercise price of $3.00 per share to Kevin J. Zugibe, Stephen P. Mandracchia and Thomas P. Zugibe, respectively. Such options vested on August 31, 1998. In addition, during 1998, Hudson also granted options to purchase 430,666 shares to certain officers, directors and employees, exercisable at prices ranging from $2.50 to $4.375 per share. During 1999, Hudson granted options to purchase 1,000 shares each at an exercise price of $2.00 per share to Kevin J. Zugibe, Stephen
P. Mandracchia and Thomas P. Zugibe, respectively. Such options vested and are fully exercisable as of November 3, 2000; November 3, 1999 and November 3, 1999, respectively. In addition, during 1999, Hudson also granted options to purchase 156,000 shares to certain officers, directors and employees, exercisable at prices ranging from $1.781 to $2.63 per share. During 2000, Hudson granted options to purchase 100,000 shares at an exercise price of $2.375 per share to Kevin J. Zugibe, which options vest at a rate of 50% upon issuance and 50% on the first anniversary date, and which become exercisable as follows: 14,500 on 8/4/00, 27,500 on 11/3/00, 14,500 on 8/4/01, 27,000 on 11/3/01, 14,500 on 8/4/02
and 2,000 on 11/2/02. During 2000, Hudson granted options to purchase 37,500 and 62,500 shares at an exercise price of $2.375 per share to Stephen P. Mandracchia and Thomas P. Zugibe, respectively. Such options vest at a rate of 50% upon issuance and 50% on the first anniversary date. In addition, during 2000, Hudson also granted options to purchase 274,500 shares to certain officers, directors and employees, exercisable at prices ranging from $2.375 to $2.78 per share. During 2001, Hudson granted options to purchase 105,000 shares at an exercise price of $2.375 per share to Kevin J. Zugibe, which options vested and were fully exercisable as of February 7, 2001, as to 60,000 shares, and as of October 23, 2001 as to 45,000 shares. In addition, during 2001, Hudson granted options to purchase 131,000 shares to certain directors and employees ranging from $2.375 to $3.08 per share. Such options vested and were fully exercisable as of the date of issuance. During 2002, Hudson granted options to purchase 10,000 shares to James R. Buscemi exercisable at $1.30 per share. In addition, during 2002, Hudson granted options to purchase 68,400 shares to certain employees at prices ranging from $1.30 to $1.60 per share. All such 2002 option issuances vested and were fully exercisable as of the date of issuance. See Note 11 to the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of May 30, 2003 based on information obtained from the persons named below, with respect to the beneficial ownership of Hudson's common stock by (i) each person known by Hudson to be the beneficial owner of more than 5% of Hudson's outstanding common stock,
(ii) the Named Executives, (iii) each director of Hudson, and (iv) all directors and executive officers of Hudson as a group:

                                                         Amount and Nature of            Percentage of Common
        Name and Address of Beneficial Owner (1)       Beneficial Ownership (2)              Shares Owned
        ----------------------------------------       ------------------------              ------------
     Kevin J. Zugibe                                           687,980  (3)                     12.3%
     Brian F. Coleman                                          203,190  (4)                      3.8%
     Neil B. Gafarian                                           41,875  (5)                        *
     Charles F. Harkins                                        107,498  (6)                      2.1%
     Stephen P. Mandracchia                                    390,128  (7)                      7.3%
     Vincent P. Abbatecola                                      30,000  (8)                        *
     Robert L. Burr                                                 --  (9)                        *
     Dominic J. Monetta                                         35,000  (8)                        *
     Otto C. Morch                                              25,600  (8)                        *
     Harry C. Schell                                            79,000  (10)                     1.5%
     Robert M. Zech                                              5,000  (11)                       *
     DuPont Chemical and Energy                                500,000  (12)                     9.7%
        Operations, Inc.
     Flemings Funds                                          5,120,558  (13)                    49.8%
     All directors and executive officers as a group         1,635,271  (14)                    26.3%
     (12 persons)

* = Less than 1%

----------


(1) Unless otherwise indicated, the address of each of the persons listed above is the address of Hudson, 275 North Middletown Road, Pearl River, New York 10965.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 30, 2003. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not held by any other person) and which are exercisable within 60 days from May 30, 2003 have been exercised. Unless otherwise noted, Hudson believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3) Includes (i) 40,000 shares which may be purchased at $3.00 per share; (ii) 1,000 shares which may be purchased at $2.00 per share; (iii) 245,000 shares which may be purchased at $2.375 per share; (iv) 40,002 shares which may be purchased at $2.551 per share; (v) 15,000 shares which may be purchased at $2.50 per share; (vi) 15,000 shares which may be purchased at $1.90 per share; (vii) 15,000 shares which may be purchased at $1.40 per share; (viii) 15,000 shares which may be purchased at $.77 per share; and
      (ix) 64,250 shares which may be purchased at $1.14 per share under immediately exercisable options.

(4) Includes (i) 25,000 shares which may be purchased at $2.50 per share; (ii) 1,000 shares which may be purchased at $1.78 per share; (iii) 37,500 shares which may be purchased at $2.375 per share; (iv) 90,002 shares which may be purchased at $2.551 per share; and (v) 46,688 shares which may be purchased at $1.14 per share under immediately exercisable options.

(5) Represents (i) 40,000 shares which may be purchased at $2.65 per share; and (ii) 1,875 shares which may be purchased at $1.14 per share under immediately exercisable options.

(6)   Represents (i) 25,000 shares which may be purchased at $2.50 per share;
      (ii) 55,000 shares which may be purchased at $2.375 per share; (iii) 5,000 shares which may be purchased at $2.53 per share; (iv) 4,998 shares which may be purchased at $2.55 per share; and (v) 17,500 shares which may be purchased at $1.14 per share under immediately exercisable options.

(7) Includes (i) 25,000 shares which may be purchased at $3.00 per share; (ii) 76,300 shares which may be purchased at $2.375 per share; (iii) 7,500 shares which may be purchased at $2.551 per share; and (iv) 42,500 shares which may be purchased at $1.14 per share under immediately exercisable options.

(8) Includes (i) 5,000 shares which may be purchased at $3.00 per share; (ii) 10,000 shares which may be purchased at $2.375 per share; (iii) 5,000 shares which may be purchased at $3.08 per share; and (iv) 5,000 shares which may be purchased at $.85 per share under immediately exercisable options.

(9) Mr. Burr has been elected a director of Hudson by the Flemings Funds. Mr. Burr's share ownership excludes all shares of common stock beneficially owned by the Flemings Funds.

(10) Includes (i) 10,000 shares which may be purchased at $3.00 per share; (ii) 10,000 shares which may be purchased at $2.375 per share; (iii) 10,000 shares which may be purchased at $2.785 per share; (iv) 10,000 shares which may be purchased at $3.08 per share; and (v) 10,000 shares which may be purchased at $.85 per share under immediately exercisable options.

(11) Represents 5,000 shares which may be purchased at $.85 per share under immediately exercisable options. As of July 2003, the Flemings Funds have agreed that Mr. Zech be deemed to have been elected a director of Hudson by the Flemings Funds. Mr. Zech's share ownership excludes all shares of common stock beneficially owned by the Flemings Funds.

(12) According to a Schedule 13D filed with the Securities and Exchange Commission, DuPont Chemical and Energy Operations, Inc. ("DCEO") and E.I. DuPont de Nemours and Company claim shared voting and dispositive power over the shares. DCEO's address is DuPont Building, Room 8045, 1007 Market Street, Wilmington, DE 19898.

(13) Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P., and their general partner, Fleming US Discovery Partners, L.P. and its general partner, Fleming US Discovery Partners LLC, collectively referred to as ("Flemings Funds") are affiliates. The beneficial ownership of the Flemings Funds assumes the conversion of Series A Preferred Stock owned by the Flemings Funds (which constitutes all of the outstanding Series A Preferred Stock) to common stock at a conversion rate of $2.375 per share. The holders of shares of Series A Preferred Stock vote together with the holders of the common stock based upon the number of shares of common stock into which the Series A Preferred Stock is then convertible. Also includes (i) 10,000 shares which may be purchased at $2.375 per share; (ii) 10,000 shares which may be purchased at $2.785 per share;
      (iii) 10,000 shares which may be purchased at $3.08 per share; and (iv) 5,000 shares which may be purchased at $.85 per share under immediately exercisable options. Flemings Funds address is c/o JP Morgan Chase & Co., 1221 Avenue of the Americas, 40th Floor, New York, New York 10020, except for Fleming US Discovery Offshore Fund III, L.P. whose address is c/o Bank of Bermuda LTD., 6 Front Street, Hamilton HM11 Bermuda.

(14) Includes exercisable options to purchase 1,047,115 shares of common stock owned by the directors and officers as a group. Excludes 5,120,558 shares beneficially owned by the Flemings Funds.

Equity Compensation Plan

      The following table provides certain information with respect to all of Hudson's equity compensation plans in effect as of December 31, 2002.

                                                                                                Number of securities remaining
                                      Number of securities to be   Weighted-average exercise     available for issuance under
                                        issued upon exercise of       price of outstanding         equity compensation plans
                                         outstanding options,        options, warrants and      (excluding securities reflected
                                          warrants and rights                rights                      in column a)
Plan Category                                     (a)                         (b)                             (c)
Equity compensation plans approved
by security holders:                           1,762,716                     $3.14                          802,844

Equity compensation plans not
approved by security holders (1):                166,842                     $3.02                               --
                                               ---------                                                    -------

Total                                          1,929,558                     $3.13                          802,844

----------------------


(1) Represents the aggregate number of shares of common stock issuable upon exercise of individual arrangements with option and warrant holders. These options and warrants are five years in duration, expire at various dates between March 2003 and March 2004, contain anti-dilution provisions providing for adjustments of the exercise price under certain circumstances and have termination provisions similar to options granted under stockholder approved plans. See Note 11 of Notes to the Consolidated Financial Statements for a description of Hudson's Stock Option Plans included elsewhere in this prospectus.


                            DESCRIPTION OF SECURITIES

General


      Hudson is authorized to issue 50,000,000 shares of common stock, and 5,000,000 shares of preferred stock. As of July 30, 2003, there were 5,166,020 shares of common stock outstanding and 120,782 shares of preferred stock outstanding, which has been designated as Series A Convertible Preferred Stock.


Common Stock

      The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Hudson, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

      The authorized preferred stock can be issued from time to time in one or more series. The Board has the power, without stockholder approval, to issue shares of one or more series of preferred stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights. The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Hudson.

Series A Convertible Preferred Stock

      The description of the Series A Convertible Preferred Stock (the "Preferred A Stock") as set forth below is only a summary of the terms of the Preferred A Stock which is qualified in its entirety by reference to the Certificates of Amendment to our Certificate of Incorporation designating the Preferred A Stock, a copy of which is available upon request from Hudson.

      The Preferred A Stock converts to common stock at an initial rate of $2.375 per share, subject to adjustment under certain circumstances, including a sale of common stock at less than the effective conversion price of the Preferred A Stock or the issuance of any security convertible into common stock with an exercise or conversion price less than the conversion price of the Preferred A Stock.

      The Preferred A Stock has voting rights on an as-if converted basis. The number of votes applicable to the Preferred A Stock is equal to the number of shares of common stock into which the Preferred A Stock is then convertible.

      Hudson pays dividends, in arrears, on the Preferred A Stock, semi-annually, either in cash or additional shares of Preferred A Stock, at our option. Hudson may redeem the Preferred A Stock on March 31, 2004 either in cash or shares of common stock valued at 90% of the average trading price of the common stock for the 30 days preceding March 31, 2004. In addition, we may call the Preferred A Stock if the market price of our common stock is equal to or greater than 250% of the Preferred A Stock conversion price and the common stock has traded with an average daily volume in excess of 20,000 shares for a period of thirty consecutive days.


      We have provided certain registration, preemptive and tag along rights to the holders of the Series A Preferred Stock. The holders of the Series A Preferred Stock have agreed to waive their registration and preemptive rights with respect to the registration and issuance of the securities in this offering. In addition, the holders of the Preferred A Stock, voting as a separate class, have the right to elect up to two members of Hudson's Board of Directors or at their option, to designate up to two advisors to our Board of Directors who will have the right to attend and observe meetings of the Board of Directors. Currently, the holders have elected two members to the Board of Directors.


Convertible Notes


      Between December 2002 and April 2003 Hudson issued an aggregate of $1,660,000 principal amount of Convertible Notes. The Convertible Notes have a term of two years and earn interest at an annual rate of 10% payable quarterly in arrears. The Convertible Notes are unsecured and subordinate in payment to our obligations under our credit facility with Keltic. We may not prepay the Convertible Notes in cash without the prior consent of Keltic and payment of interest, if any, in cash on any scheduled quarterly interest payment date is limited to an aggregate of $20,000 per calendar year. In connection with this offering, the principal and all accrued and unpaid interest on the Notes will convert to shares of our common stock as follows: (i) to the extent shares offered hereby are available after expiration of the rights offering and the sale to members of the public, holders of the Convertible Notes may elect to purchase such shares by a reduction of the principal amount and, if applicable, accrued and unpaid interest of the Convertible Notes in an amount equal to the number of shares to be acquired multiplied by the $ ___ subscription price; (ii) to the extent shares are not available for purchase by the holders of the Convertible Notes in this offering or such holders do not elect to purchase these shares, the remaining outstanding principal amount and accrued and unpaid interest of the Convertible Notes will automatically convert into restricted shares of our common stock at conversion prices ranging from the lesser of the subscription price and: (i) $0.79 per share with respect to up to $665,000 principal amount and accrued and unpaid interest; (ii) $1.41 with respect to up to $500,000 principal amount and accrued and unpaid interest and (iii) $1.13 per share with respect to up to $495,000 principal amount and accrued and unpaid interest.


Warrants

      Hudson is obligated to issue to the holders of the Convertible Notes, on the earlier of (a) the first anniversary of their respective date of issuance, or (b) the consummation by Hudson of an Equity Offering, warrants to purchase an aggregate number of shares of our common stock equal to 10% of the number of shares of common stock into which the Convertible Notes were convertible at their date of issuance. Each warrant will be exercisable to purchase one share of common stock for a period of five years from issuance at an exercise price equal to 110% of the lesser of (i) the conversion rate of the Convertible Notes as of their date of issuance, or (ii) the conversion rate of the Convertible Notes on the date of issuance of the warrants. The exercise price of the warrants will be subject to anti-dilution adjustment on terms substantially similar to anti-dilution adjustment of the conversion rate of the Convertible Notes.

Transfer Agent

      The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

                              CERTAIN TRANSACTIONS

      In connection with the Keltic credit facility, Hudson also entered into a loan arrangement with the Flemings Funds for the principal amount of $575,000. The loan is unsecured, is for a term of three years, and accrues interest at an annual rate equal to the greater of the prime rate plus 2.0%, or 6.5%. In accordance with the terms of the Keltic credit facility, the amount of principal and interest outstanding under this loan arrangement reduces Hudson's aggregate borrowing availability by a like amount under its credit facility with Keltic. This loan is expected to be retired in conjunction with the completion of this Rights Offering.

      In November 2002, Hudson consummated the private sale of Bridge Notes to a limited number of purchasers, including certain officers of Hudson and their family members as well as holders of Hudson's Series A Preferred Stock, for which Hudson received gross proceeds of $655,000. The Bridge Notes were for a term of one year and were subordinate in payment to Hudson's obligations under its credit facility with CIT. The Bridge Notes automatically exchanged for convertible notes identical in terms to the Convertible Notes, upon approval of such exchange by Hudson's shareholders, which approval was obtained at the annual meeting on December 20, 2002.

      Effective December 2002, Hudson consummated the private sale of Convertible Notes to a limited number of purchasers, including certain officers of Hudson and their family members as well as holder of Hudson's Series A Preferred Stock, for which Hudson received gross proceeds of $495,000. At or about the same time, the Bridge Notes were cancelled and exchanged for Convertible Notes in a principal amount equal to the outstanding principal amount of the Bridge Notes immediately prior to the exchange together with accrued and unpaid interest thereon. The Convertible Notes have a term of two years and earn interest at an annual rate of 10% payable quarterly in arrears. The Convertible Notes are unsecured and are subordinate in payment to Hudson's obligations under its credit facility with Keltic. Holders of the Convertible Notes have the right to convert all or a portion of the outstanding principal balance, and any accrued interest thereon, to common stock of Hudson, upon, but not prior to, the first anniversary of the issuance of the Convertible Notes. The initial conversion rate of these Convertible Notes was $.79 per share.

      On April 15, 2003 Hudson issued an additional principal amount of $500,000 of Convertible Notes to the holders of the Series A Preferred Stock. The April 15, 2003 Convertible Notes are identical to the Convertible Notes issued in December 2002, except that the conversion rate of these notes is $1.41 per share and the first anniversary of their issuance will be in April 2004.

      In April 2003, holders of the Convertible Notes holding an aggregate principal amount of $495,000 entered into agreements with Hudson whereby the holders agreed to modify the conversion rate of their Convertible Notes to the modified conversion rate of $1.13 which was the average closing sale price of Hudson's common stock as reported on the NASDAQ SmallCap Market for the five business days immediately preceding the execution of the modification agreements; provided further, that, in the event of an Equity Offering by Hudson prior to the first anniversary of the issuance of the Convertible Notes, at a public offering price which includes the exercise price of stock purchase rights offered in the Equity Offering below the modified Conversion Rate but in excess of $.79, the conversion rate of the Convertible Notes will be adjusted to not less than the public offering price.

      Hudson is obligated to issue to the holders of the Convertible Notes, on the earlier of (a) the first anniversary of their respective date of issuance, or (b) the consummation by Hudson of an Equity Offering, warrants to purchase an aggregate number of shares of common stock equal to 10% of the number of shares of common stock into which the Convertible Notes were convertible at their date of issuance. Each warrant will be exercisable to purchase one share of common stock for a period of five years from issuance at an exercise price equal to 110% of the lesser of (i) the conversion rate of the Convertible Notes as their date of issuance, or (ii) the conversion price of the Convertible Notes on the date of issuance of the warrants. The exercise price of the warrants will be subject to anti-dilution adjustment on terms substantially similar to anti-dilution adjustment of the conversion rate of the Convertible Notes. As of December 20, 2002, Hudson has recognized an original issue discount of $220,000 in connection with the obligation to issue the warrants.

      On February 16, 2001, Hudson completed the sale of 30,000 shares of its Series A Preferred Stock, with a liquidation value of $100 per share, to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. The gross proceeds from the sale of the Series A Preferred Stock were $3,000,000. These shares of Series A Preferred Stock currently convert to common stock at a conversion price of $2.375 per share, which was 23% above the closing market price of common stock on February 15, 2001.

      The Series A Preferred Stock provides for anti-dilution adjustment of the conversion price in the event of the subsequent offering by Hudson of securities for consideration per share less than the then-effective conversion price of the Series A Preferred Stock. At the direction of the NASDAQ Stock Market, Inc., a minimum conversion price floor of $1.78 per share, below which the conversion price of the Series A Preferred Stock could not be adjusted, had been instituted by Hudson and the holders of the Series A Preferred Stock by amendment to the designation of the Series A Preferred Stock, and at the same time Hudson agreed not to offer securities for consideration per share less than the Conversion Price Floor without the consent of the holders of the Series A Preferred Stock. Subsequently, in consideration for the consent of the holders of the Series A Preferred Stock to Hudson's engagement in the private offering of the Convertible Notes at a conversion price below the $1.78 minimum conversion price floor, the stockholders of Hudson, at the annual meeting on December 20, 2002, voted in favor of a proposal to remove the $1.78 minimum conversion price floor and the designation of the Series A Preferred Stock was amended accordingly. Although the holders of the Series A Preferred Stock agreed to waive their rights to an immediate downward adjustment of the current $2.375 conversion price of the Series A Preferred Stock in connection with the issuance of the Convertible Notes, any subsequent conversion of the Convertible Notes will result in a downward adjustment of the conversion price of the Series A Preferred Stock to equal the then effective conversion rate of the Convertible Notes. Consequently, upon conversion of the Convertible Notes at the $.79 per share conversion rate the anti-dilution provisions of the Series A Preferred Stock will cause the conversion rate of the Series A Preferred Stock to adjust downward to the $.79 per share. Assuming that the Series A Preferred Stock converts to common stock at a conversion price of $.79 per share and based upon 120,782 shares of Series A Preferred Stock issued as of March 30, 2003, the holders of the Series A Preferred Stock would receive 15,288,860 shares of common stock. Similarly, the conversion price of such Series A Preferred Stock may be adjusted to equal the consideration received by Hudson in connection with any issuance of securities, such as that contemplated in this offering, below the current $2.375 conversion price.

      The designation of the Series A Preferred Stock provided for a proxy granted by the holders of the Series A Preferred Stock in favor of certain of Hudson's officers to vote all shares of common stock into which the Series A Preferred Stock converts (including any additional shares subsequently acquired by such holders) in excess of 29% of the votes entitled to be cast by the Series A Preferred Stock holders. As noted above, in consideration for consent of the holders of the Series A Preferred Stock to Hudson's engagement in the private offering of Convertible Notes at a conversion rate below the Conversion Price Floor, the stockholders of Hudson, at the annual meeting on December 20, 2002, voted in favor of a proposal to remove the proxy from the designation of the Series A Preferred Stock.


      Any future transaction between us and our officers, directors and/or stockholders owning in excess of 5% of our outstanding common stock will be on terms no less favorable to us than we could obtain on an arm's length basis from unaffiliated independent third parties.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The New York Business Corporation Law (Sections 721 through 726) permits a corporation to indemnify any of its directors and officers for acts performed in their capacities, subject to certain conditions. Paragraph 3 of Hudson's Certificate of Incorporation provides that a director shall not be liable to Hudson or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of the New York Business Corporation Law. Paragraph 17 of Article III of Hudson's By-laws provide for indemnification of Hudson's directors and officers to the fullest extent permitted by the New York Business Corporation Law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Hudson pursuant to the foregoing procedures, or otherwise, Hudson has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            HUDSON TECHNOLOGIES, INC.

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Accountants                             60
Audited Consolidated Financial Statements:

o        Consolidated Balance Sheet                                     61

o        Consolidated Statements of Operations                          62

o        Consolidated Statements of Stockholders' Equity                63

o        Consolidated Statements of Cash Flows                          64

o        Notes to the Consolidated Financial Statements                 65

Report of Independent Certified Accountants

To Stockholders and Board of Directors

Hudson Technologies, Inc.
Pearl River, New York

      We have audited the accompanying consolidated balance sheet of Hudson Technologies, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hudson Technologies, Inc. and subsidiaries as of December 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.


                                                            /s/ BDO Seidman, LLP

Valhalla, New York
March 7, 2003, except
for Note 12 which is
as of May 30, 2003

                   Hudson Technologies, Inc. and subsidiaries
                           Consolidated Balance Sheet
         (Amounts in thousands, except for share and par value amounts)

                                                                       March 31,    December 31,
                                                                       ---------    ------------
                                                                         2003           2002
                                                                         ----           ----
                                                                      (unaudited)
Assets
Current assets:
    Cash and cash equivalents                                          $    353       $    545
    Trade accounts receivable                                             3,082          1,971
    Inventories                                                           2,985          2,967
    Prepaid expense and other current assets                                246            249
                                                                       --------       --------
        Total current assets                                              6,666          5,732

Property, plant and equipment, less accumulated depreciation              2,360          2,551
Other assets                                                                145            139
                                                                       --------       --------
        Total Assets                                                   $  9,171       $  8,422
                                                                       ========       ========

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable and accrued expenses                              $  3,777       $  3,278
    Short-term debt                                                       3,208          2,465
                                                                       --------       --------
        Total current liabilities                                         6,985          5,743
    Long-term debt, less current maturities                                 140            241
    Long-term debt - related parties                                        960            930
                                                                       --------       --------
        Total Liabilities                                                 8,085          6,914
                                                                       --------       --------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, shares authorized 5,000,000:
        Series A Convertible Preferred Stock, $.01 par value
        ($100 liquidation preference value); shares authorized
         150,000; issued and outstanding 120,782 and 116,629             12,078         11,663
     Common stock, $0.01 par value; shares authorized 50,000,000;
         issued outstanding 5,165,020                                        52             52
     Additional paid-in capital                                          19,604         20,019
     Accumulated deficit                                                (30,648)       (30,226)
                                                                       --------       --------
        Total Stockholders' Equity                                        1,086          1,508
                                                                       --------       --------

Total Liabilities and Stockholders' Equity                             $  9,171       $  8,422
                                                                       ========       ========

        See accompanying Notes to the Consolidated Financial Statements.

                   Hudson Technologies, Inc. and subsidiaries
                      Consolidated Statement of Operations
         (Amounts in thousands, except for share and per share amounts)

                                                      Three Month Period                      Year Ended
                                                         Ended March 31,                      December 31,
                                                         ---------------                      ------------
                                                      2003              2002              2002              2001
                                                      ----              ----              ----              ----
                                                            (unaudited)
Revenues                                           $     5,677       $     6,111       $    19,963       $    20,768
Cost of sales                                            4,037             4,681            14,505            14,971
                                                   -----------       -----------       -----------       -----------
Gross Profit                                             1,640             1,430             5,458             5,797
                                                   -----------       -----------       -----------       -----------

Operating expenses:
   Selling and marketing                                   539               672             2,412             2,322
    General and administrative                           1,092             1,065             4,357             4,475
    Depreciation and amortization                          243               285             1,142             1,220
                                                   -----------       -----------       -----------       -----------
       Total operating expenses                          1,874             2,022             7,911             8,017
                                                   -----------       -----------       -----------       -----------

Operating loss                                            (234)             (592)           (2,453)           (2,220)
                                                   -----------       -----------       -----------       -----------

Other income (expense):
    Interest expense                                      (188)              (97)             (347)             (423)
    Other income                                            --               241               253               230
    Gain on sale of assets                                  --                --                25                14
                                                   -----------       -----------       -----------       -----------
        Total other income (expense)                      (188)              144               (69)             (179)
                                                   -----------       -----------       -----------       -----------

Loss before income taxes                                  (422)             (448)           (2,522)           (2,399)

Income taxes                                                --                --                --                --
                                                   -----------       -----------       -----------       -----------

Net loss                                                  (422)             (448)           (2,522)           (2,399)

Preferred stock dividends                                 (218)             (197)             (796)             (723)
                                                   -----------       -----------       -----------       -----------

Available for common shareholders                  $      (640)      $      (645)      $    (3,318)      $    (3,122)
                                                   ===========       ===========       ===========       ===========
--------------
Net loss per common share - basic and diluted      $     (0.12)      $     (0.13)      $     (0.64)      $     (0.61)
                                                   ===========       ===========       ===========       ===========
Weighted average number of shares outstanding        5,165,020         5,156,895         5,162,228         5,103,733
                                                   ===========       ===========       ===========       ===========

         See accompanying Notes to the Consolidated Financial Statements

                   Hudson Technologies, Inc. and subsidiaries
                 Consolidated Statements of Stockholders' Equity
                (Amounts in thousands, except for share amounts)

                                Preferred Stock         Common Stock
                                ---------------         ------------
                                                                            Additional
                                                                              Paid-in    Accumulated
                              Shares      Amount      Shares      Amount      Capital      Deficit       Total
                              ------      ------      ------      ------      -------      -------       -----
Balance at
December 31, 2000               72,195   $   7,219   5,088,820   $      51   $  21,133    $ (25,305)   $   3,098

Issuance of common stock
upon exercise of stock
options                             --          --      67,700           1         150           --          151

Issuance of Series A
Preferred Stock - Net           30,000       3,000          --          --         (60)          --        2,940

Dividends  paid in-kind on
Series A Preferred Stock         6,550         656          --          --        (656)          --           --

Net Loss                            --          --          --          --          --       (2,399)      (2,399)
                             ---------   ---------   ---------   ---------   ---------    ---------    ---------

Balance at
December 31, 2001              108,745      10,875   5,156,520          52      20,567      (27,704)       3,790

Issuance  of common  stock
upon exercise of stock
options                             --          --       8,500          --          20           --           20

Dividends  paid in-kind on
Series A Preferred Stock         7,884         788          --          --        (788)          --           --

Original issue  discount
on related party debt in
connection with issuance
of warrants                         --          --          --          --         220           --          220

Net Loss                            --          --          --          --          --       (2,522)      (2,522)
                             ---------   ---------   ---------   ---------   ---------    ---------    ---------

Balance at
December 31, 2002              116,629      11,663   5,165,020          52      20,019      (30,226)       1,508

Dividends paid in-kind on
Series A Preferred Stock         4,153         415          --          --        (415)          --           --

Net Loss                            --          --          --          --          --         (422)        (422)
                             ---------   ---------   ---------   ---------   ---------    ---------    ---------

Balance at
March 31, 2003
(unaudited)                    120,782   $  12,078   5,165,020   $      52   $  19,604    $ (30,648)   $   1,086
                             =========   =========   =========   =========   =========    =========    =========

        See accompanying Notes to the Consolidated Financial Statements.

                   Hudson Technologies, Inc. and subsidiaries
                      Consolidated Statements of Cash Flows
                Increase (Decrease) in Cash and Cash Equivalents
                             (Amounts in thousands)

                                                        Three month period       Year ended
                                                          ended March 31,        December 31,
                                                          ---------------        ------------
                                                         2003       2002       2002       2001
                                                         ----       ----       ----       ----
                                                           (unaudited)
Cash flows from operating activities:
Net loss                                                $  (422)   $  (448)   $(2,522)   $(2,399)
Adjustments to reconcile net loss
   to cash provided (used) by operating activities:
   Depreciation and amortization                            243        285      1,142      1,220
   Allowance for doubtful accounts                           30         36        144         60
   Amortization of original issue discount                   30         --         --         --
   Gain on sale of assets                                    --         --        (25)       (14)
   Changes in assets and liabilities:
     Trade accounts receivable                           (1,142)    (1,069)       631       (218)
     Inventories                                            (18)        16       (580)      (486)
     Prepaid expense and other current assets                 3         72        (99)        47
     Other assets                                             5          1        (24)       (17)
     Accounts payable and accrued expenses                  499      1,251         (9)      (548)
     Deferred income                                         --         --         --         (6)
                                                        -------    -------    -------    -------
       Cash provided (used) by operating activities        (772)       144     (1,342)    (2,361)
                                                        -------    -------    -------    -------
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment          --        203        244        937
Additions to patents                                        (14)        --         --         (9)
Additions to property, plant and equipment                  (49)      (225)      (324)      (374)
                                                        -------    -------    -------    -------
       Cash provided (used) by investing activities         (63)       (22)       (80)       554
                                                        -------    -------    -------    -------
Cash flows from financing activities:
Proceeds from issuance of preferred stock - net              --         --         --      2,940
Proceeds from issuance of common stock - net                 --         10         20        151
Proceeds from (repayment of) short-term debt - net          754       (285)        28        272
Proceeds from long-term debt                                 --        151      1,325         --
Repayment of long-term debt                                (111)      (299)      (788)    (1,037)
                                                        -------    -------    -------    -------
       Cash provided (used) by financing activities         643       (423)       585      2,326
                                                        -------    -------    -------    -------
     Increase (decrease) in cash and cash equivalents      (192)      (301)      (837)       519
     Cash and equivalents at beginning of period            545      1,382      1,382        863
                                                        -------    -------    -------    -------
       Cash and equivalents at end of period            $   353    $ 1,081    $   545    $ 1,382
                                                        =======    =======    =======    =======

------------------------------------------------
Supplemental disclosure of cash flow information:
    Cash paid during period for interest                $   188    $    97    $   347    $   423
Supplemental schedule of non-cash investing and
   financing activities:
     In-kind payment of preferred stock dividends       $   415    $   387    $   788    $   656

         See accompanying Notes to the Consolidated Financial Statements

                   Hudson Technologies, Inc. and subsidiaries

                 Notes to the Consolidated Financial Statements

Note 1-  Summary of Significant Accounting Policies

Business

      Hudson Technologies, Inc., incorporated under the laws of New York on January 11, 1991, together with its subsidiaries (collectively, "Hudson" or the "Company"), is a refrigerant services company providing innovative solutions to recurring problems within the refrigeration industry. Hudson's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, including (i) refrigerant sales, (ii) RefrigerantSide(R) Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants and (iii) reclamation of refrigerants. Hudson operates through its wholly owned subsidiary Hudson Technologies Company.

Consolidation

      The consolidated financial statements represent all companies of which Hudson directly or indirectly has majority ownership or otherwise controls. Significant intercompany accounts and transactions have been eliminated. Hudson's consolidated financial statements include the accounts of wholly-owned subsidiaries Hudson Holdings, Inc. and Hudson Technologies Company.

      The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals for interim financial statements and with the instructions of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all estimates and adjustments considered necessary for a fair presentation have been included and all such adjustments were normal and recurring. Operating results for the three month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2003.

Fair value of financial instruments

      The carrying values of financial instruments including trade accounts receivable, and accounts payable approximate fair value at March 31, 2003 and December 31, 2002, because of the relatively short maturity of these instruments. The carrying value of short-and long-term debt approximates fair value, based upon quoted market rates of similar debt issues, as of March 31, 2003 and December 31, 2002.

Credit risk

      Financial instruments, which potentially subject Hudson to concentrations of credit risk, consist principally of temporary cash investments and trade accounts receivable. Hudson maintains its temporary cash investments in highly-rated financial institutions that exceed FDIC insurance coverage. Hudson's trade accounts receivables are due from companies throughout the U.S. Hudson reviews each customer's credit history before extending credit.

      Hudson establishes an allowance for doubtful accounts based on factors associated with the credit risk of specific accounts, historical trends, and other information and the carrying value of its accounts receivable are reduced by the established allowance. The allowance for doubtful accounts includes any accounts receivable balances that are determined to be uncollectable, along with a general reserve for the remaining accounts receivable balances. Hudson may adjust its general or specific reserves based on factors that affect the collectibility of the accounts receivable balances.

      During the quarter ended March 31, 2003, two customers accounted for 17% and 11% of the Company's revenues and as of March 31, 2003 there were $483,000 and $10,000, respectively, of accounts receivable balances from these customers. During the quarter ended March 31, 2002, one customer accounted for 14% of the Company's revenues and as of March 31, 2002 there was an $11,000 accounts receivable balance from this customer.

      During the year ended December 31, 2002, one customer accounted for 11% of Hudson's revenues and as of December 31, 2002 there was $223,000 accounts receivable balance from this customer. During the year ended December 31,

2001, one customer accounted for 15% of Hudson's revenues and as of December 31, 2001 there were no related accounts receivable balance from this customer.

      The loss of a principal customer or a decline in the economic prospects and purchases of Hudson's products or services by any such customer could have an adverse effect on Hudson's financial position and results of operations.

      During the years ended December 31, 2002 and 2001, Hudson had sales to E.I. DuPont de Nemours and Company ("DuPont"), an affiliate, in the amount of $974,000 and $1,124,000, respectively.

Cash and cash equivalents

      Temporary investments with original maturities of ninety days or less are included in cash and cash equivalents.

Inventories

      Inventories, consisting primarily of reclaimed refrigerant products available for sale, are stated at the lower of cost, on a first-in first-out basis, or market.

Property, plant, and equipment

      Property, plant, and equipment are stated at cost; including internally manufactured equipment. The cost to complete equipment that is under construction is not considered to be material to Hudson's financial position. Provision for depreciation is recorded (for financial reporting purposes) using the straight-line method over the useful lives of the respective assets. Leasehold improvements are amortized on a straight-line basis over the shorter of economic life or terms of the respective leases. Costs of maintenance and repairs are charged to expense when incurred.

      Due to the specialized nature of Hudson's business, it is possible that Hudson's estimates of equipment useful life periods may change in the future.

Revenues and cost of sales

      Revenues are recorded upon completion of service or product shipment and passage of title to customers in accordance with contractual terms. Hudson evaluates each sale to ensure collectibility. In addition, each sale is based on an arrangement with the customer and the sales price to the buyer is fixed. Cost of sales is recorded based on the cost of products shipped or services performed and related direct operating costs of Hudson's facilities. To the extent that Hudson charges shipping fees such amounts are included as a component of revenue and the corresponding costs are included as a component of cost of sales.

      Hudson's revenues are derived from refrigerant and reclamation sales and RefrigerantSide(R) Services revenues. The revenues for each of these lines are as follows:

                                         Three Months Ended March 31,     Year Ended December 31,
                                                 (unaudited)
      (in thousands)                          2003        2002                2002         2001
                                              ----        ----                ----         ----
      Refrigerant and reclamation sales      $5,002      $5,296             $16,528      $16,810
      RefrigerantSide(R) Services               675         815               3,435        3,958
                                             ------      ------             -------      -------
      Total                                  $5,677      $6,111             $19,963      $20,768
                                             ======      ======             =======      =======

Income taxes

      Hudson utilizes the asset and liability method for recording deferred income taxes, which provides for the establishment of deferred tax asset or liability accounts based on the difference between tax and financial reporting bases of certain assets and liabilities.

      Hudson recognized a reserve allowance against the deferred tax benefit for the current and prior period losses. The tax benefit associated with Hudson's net operating loss carry forwards would be recognized to the extent that Hudson recognized net income in future periods.

Loss per common and equivalent shares

      Loss per common share, Basic, is calculated based on the net loss for the period plus dividends on the outstanding Series A Preferred Stock, $218,000 and $197,000 for the quarter ended March 31, 2003 and 2002, respectively, and $796,000 and $723,000 for the years ended December 31, 2002 and 2001, respectively, divided by the weighted average number of shares outstanding. If dilutive, common equivalent shares (common shares assuming exercise of options and warrants or conversion of Preferred Stock) utilizing the treasury stock method are considered in the presentation of dilutive earnings per share. The effect of equivalent shares was not dilutive in either 2002 or 2001.

Estimates and Risks

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities, and the results of operations during the reporting period. Actual results could differ from these estimates.

      Hudson participates in an industry that is highly regulated, changes in which could affect operating results. Currently Hudson purchases virgin and reclaimable refrigerants from domestic suppliers and its customers. To the extent that Hudson is unable to obtain refrigerants on commercially reasonable terms or experiences a decline in demand for refrigerants, Hudson could realize reductions in refrigerant processing and possible loss of revenues, which would have a material adverse affect on operating results.

      Hudson is subject to various legal proceedings. Hudson assesses the merit and potential liability associated with each of these proceedings. In addition, Hudson estimates potential liability, if any, related to these matters. To the extent that these estimates are not accurate, or circumstances change in the future, Hudson could realize liabilities which would have a material adverse affect on operating results and its financial position.

Impairment of long-lived assets and long-lived assets to be disposed of

      Hudson reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Stock options

      Hudson has historically used the intrinsic value method of accounting for employee stock options as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, compensation cost for stock options has been measured as the excess, if any, of the quoted market price of Company stock at the date of the grant over the amount the employee must pay to acquire the stock. The compensation cost is recognized over the vesting period of the options.

      Both the stock-based employee compensation cost included in the determination of the net income as reported and the stock-based employee compensation cost that would have been included in the determination of net income if the fair value based method had been applied to all awards, as well as the resulting pro-forma net income and earning per share using the fair value approach, are presented in the following table. These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

                                                           Three months ended             Years ended
                                                                March 31,                 December 31,
                                                                ---------                 ------------
                                                           2003          2002          2002          2001
                                                           ----          ----          ----          ----
                                                              (unaudited)
      Pro forma results
      (In thousands, except per share amounts)
      Net loss available for common shareholders:
         As reported                                      $  (640)      $  (645)      $(3,318)      $(3,122)
         Total stock based employee compensation
           expense determined under fair value based
           method                                              74            97           387           447
                                                          -------       -------       -------       -------
         Pro forma                                        $  (714)      $  (742)      $(3,705)      $(3,569)
      Loss per common share-basic and diluted:
         As reported                                      $  (.12)      $  (.13)      $  (.64)      $  (.61)
         Pro forma                                        $  (.14)      $  (.14)      $  (.72)      $  (.70)

Recent accounting pronouncements

      In June 2001, the Financial Accounting Standards Board ("FASB") issued FASB statement No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). SFAS 143 addresses financial reporting for obligations associated with retirement of tangible long-lived assets and the associated retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

      In April 2002, the FASB issued FASB statement No. 145 ("SFAS 145"), which rescinds FASB statements No. 4, 44 and 64 and amends FASB statement No. 13. SFAS 145 is effective for fiscal years beginning after May 15, 2002.

      In June 2002, the FASB issued FASB statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 is effective for fiscal years beginning after December 31, 2002.

      In December 2002, the FASB issued FASB statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS 148"), an amendment of SFAS No. 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Hudson plans to continue to use the intrinsic value method for stock-based compensation. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002.

      Hudson adopted each of the above pronouncements effective January 1, 2003, except that SFAS 148 was adopted as of December 31, 2002 and these adoptions did not have a material impact on its financial position and results of operations.

Note 2 - Dispositions

      Effective March 19, 1999, Hudson sold 75% of its stock ownership in Environmental Support Solutions, Inc. ("ESS") to one of ESS's founders. The consideration for Hudson's sale of its interest was $100,000 in cash and a six-year 6% interest bearing note in the amount of $380,000. Hudson has recognized as income the portion of the proceeds associated with the note receivable upon the receipt of cash. Hudson recognized a valuation allowance for 100% of the note receivable. Subsequent to March 19, 1999, in two separate transactions, ESS redeemed the balance of Hudson's stock ownership in ESS and the proceeds from the redemption were included as other income. Pursuant to an agreement dated January 22, 2002, ESS and Hudson agreed to a 16% discount of the outstanding balance on the note receivable. On January 25, 2002, as part of a capital financing completed by ESS, ESS paid Hudson $231,951, representing the discounted balance as of that date, as full satisfaction of the note received and as of that date, Hudson recognized the proceeds as other income.

Note 3 - Other income

            For the three months ended March 31, 2003, other expense of $188,000 consisted of interest expense of approximately $88,000, finance charges associated with Hudson's credit facility of $70,000 and amortization of the original issue discount associated with the Company's Convertible Notes to related parties. For the three months ended March 31, 2002, other income of $144,000 consisted primarily of the prepayment of the remaining balance of the note receivable from ESS and, to a lesser extent, interest income offset by interest expense of $97,000.

      For the year ended December 31, 2002, other income of $253,000 consisted primarily of the prepayment of the remaining balance of the note receivable from ESS and to a lesser extent, interest income. For the year ended December 31, 2001, other income of $230,000 consisted primarily of interest income, lease rental income from Hudson's Ft. Lauderdale facility, which was sold on March 22, 2001, and payments received from the note receivable from ESS.

Note 4 - Income taxes

      During the quarters ended March 31, 2003 and 2002, and the years ended December 31, 2002 and 2001, there was no income tax expense recognized due to Hudson's net losses.

      Reconciliation of Hudson's actual tax rate to the U.S. Federal statutory rate is as follows:

                                      Three months ended        Year ended
                                           March 31,            December 31,
                                           ---------            ------------
                                          (unaudited)
      (in percents)                     2003        2002     2002        2001
                                        ----        ----     ----        ----
      Income tax rates
       - Statutory U.S. Federal rate     (34%)       (34%)    (34%)       (34%)
       - States, net U.S. benefits        (4%)        (4%)     (4%)        (4%)
       - Valuation allowance              38%         38%      38%         38%
                                        ----        ----     ----        ----
      Total                               --%         --%      --%         --%
                                        ====        ====     ====        ====

      As of December 31, 2002, Hudson has net operating loss carryforwards, ("NOL's") of approximately $27,900,000 expiring 2007 through 2022 for which a 100% valuation allowance has been recognized. Included in the NOL's are NOL's from Refrigerant Reclamation Corporation of America, acquired during 1995 as a subsidiary of Hudson, in the amount of approximately $4,488,000, which are subject to annual limitations of approximately $367,000 and expire from 2007 through 2010.

      Elements of deferred income tax assets (liabilities) are as follows:

                                             March 31,    December 31,
      (in thousands)                           2003           2002
                                             ---------    ------------
      Deferred tax assets (liabilities)     (unaudited)
       - Depreciation & amortization         $     92       $     91
       - Reserves for doubtful accounts           103             92
       - NOL                                   10,678         10,631
       - Other                                      8              8
                                             --------       --------
      Subtotal                                 10,881         10,822
       - NOL valuation allowance              (10,881)       (10,822)
                                             --------       --------
      Total                                  $     --       $     --
                                             ========       ========

Note 5- Trade accounts receivable - net

      At March 31, 2003 and December 31, 2002, trade accounts receivable are net of reserves for doubtful accounts of $292,000 and $262,000, respectively.

Note 6 - Inventories

      Inventories consisted of the following:

                                                   March 31,       December 31,
      (in thousands)                                 2003              2002
                                                  ------------     ------------
                                                  (unaudited)
      Refrigerant and cylinders                   $      2,089     $      2,328
      Packaged refrigerants                                896              639
                                                  ------------     ------------
      Total                                       $      2,985     $      2,967
                                                  ============     ============

Note 7 - Property, plant, and equipment

      Elements of property, plant, and equipment are as follows:

                                                   March 31,       December 31,
       (in thousands)                                2003              2002
                                                  ------------     ------------
      Property, plant, & equipment                (unaudited)
       - Equipment                                $      6,668     $      6,661
       - Equipment under capital lease                     253              253
       - Vehicles                                        1,288            1,288
       - Furniture & fixtures                              205              203
       - Leasehold improvements                            569              542
       - Equipment under construction                      201              188
                                                  ------------     ------------
      Subtotal                                           9,184            9,135
      Accumulated depreciation & amortization            6,824            6,584
                                                  ------------     ------------
       Total                                      $      2,360     $      2,551
                                                  ============     ============

Note 8- Short-term and long-term debt

      Elements of short-term and long-term debt are as follows:

                                                  March 31,        December 31,
       (in thousands)                                2003              2002
                                                 ------------      ------------
      Short-term & long-term debt                (unaudited)
      Short-term debt:
       - Bank credit line                        $      2,788      $      2,034
       - Long-term debt: current                          420               431
                                                 ------------      ------------
      Subtotal                                          3,208             2,465
                                                 ------------      ------------
      Long-term debt:
       - Bank term loan                                   256               303
       - Capital lease obligations                         62                79
       - Vehicle loans                                    242               290
       - Loans from related parties                       960               930
       - Less: current maturities                        (420)             (431)
                                                 ------------      ------------
      Subtotal                                          1,100             1,171
                                                 ------------      ------------
      Total                                      $      4,308      $      3,636
                                                 ============      ============

Bank credit line and term loan

      Hudson entered into a credit facility with CIT, which provided for borrowings to Hudson of up to $6,500,000. As of March 31, 2003, Hudson had availability under its revolving line of credit of approximately $265,000. As of March 31, 2003, Hudson had approximately $256,000 outstanding under its term loans and $2,788,000 outstanding under its revolving line of credit. The facility bore interest at the prime rate plus 1.5%, 5.75% at March 31, 2003, and substantially all of Hudson's assets were pledged as collateral for obligations to CIT.

      On May 30, 2003 Hudson satisfied all outstanding obligations to CIT by entering into a credit facility with Keltic Financial Partners, LLP, or "Keltic", see Note 12.

Vehicle Loans

      During 1999, Hudson entered into various vehicle loans. The vehicles are primarily used in connection with Hudson's on-site services. The loans are payable in 60 monthly payments through October 2004 and bear interest at 9.0% to 9.98%.

      Scheduled maturities of Hudson's long-term debts and capital lease obligations are as follows:


                 Debts and capital lease obligations
                 -----------------------------------
                 Years ended December 31,               Amount
                 ------------------------               ------
                 (in thousands)
                  - 2003                                $  245
                  - 2004                                 1,045
                  - 2005                                     3
                  - 2006                                     3
                  - 2007                                     3
                                                        ------
                 Total                                  $1,299
                                                        ======


Capital Lease Obligations

      Hudson rents certain equipment with a net book value of approximately $124,000 for leases which have been classified as capital leases. Scheduled future minimum lease payments under capital leases net of interest are as follows:

                 Scheduled capital lease obligation payments
                 -------------------------------------------
                 Years ended December 31,                      Amount
                 ------------------------                      ------
                 (in thousands)
                  - 2003                                        $ 52
                  - 2004                                          18
                  - 2005                                           3
                  - 2006                                           3
                  - 2007                                           3
                                                                ----
                 Total                                          $ 79
                                                                ====

Loans from Related Parties

      In November 2002, Hudson consummated the private sale of unsecured 12% subordinated promissory notes or referred to herein as "Bridge Notes" to certain officers and certain members of their family and holders of the Series A Preferred Stock, for which it received gross proceeds of $655,000. The Bridge Notes were for a term of one year and were subordinate in payment to Hudson's obligations under its credit facility with CIT. In accordance with the terms of the Bridge Notes, each of the purchasers, at their option, elected to defer quarterly interest payments which were to be added to the principal amount of the Bridge Notes as of each interest payment date and which accrued interest would, in turn, accrue interest at 12% per annum. The Bridge Notes automatically exchanged for unsecured convertible subordinated promissory notes, described in more detail immediately below, "Exchange Notes" upon approval of such exchange by Hudson's shareholders, which approval was obtained at the annual meeting on December 20, 2002.


      Effective December 2002, Hudson consummated the private sale of unsecured 10% convertible subordinated promissory notes to certain officers and certain members of their family and holders of the Series A Preferred Stock, for which it received gross proceeds of $495,000. At or about the same time, the Bridge Notes were cancelled and exchanged for the

Exchange Notes in a principal amount equal to the outstanding principal amount of the Bridge Notes immediately prior to the exchange together with accrued and unpaid interest thereon. As of December 2002, the Exchange Notes and the December 2002 promissory notes were identical in terms and for the purpose of this prospectus together are referred to herein as the Convertible Notes. The Convertible Notes have a term of two years and earn interest at an annual rate of 10% payable quarterly in arrears. Holders of the Convertible Notes had the one time option to elect to either receive payments of interest on a quarterly basis, subject to the limitations described below, or defer quarterly interest payments, in which case, interest would be added to the outstanding amount of the Convertible Notes on each quarterly payment date and accrue interest at the then effective Convertible Notes interest rate. The Convertible Notes are unsecured and subordinate in payment to Hudson's obligations under its credit facility with Keltic. The Convertible Notes may not be prepaid in cash by Hudson without the prior consent of Keltic and payment of interest, if any, in cash on any scheduled quarterly interest payment date is limited to an aggregate of $20,000 per calendar year. Holders of the Convertible Notes have the right to convert all or a portion of the outstanding principal balance, and any accrued interest thereon, to common stock of Hudson, upon, but not prior to, the first anniversary of the issuance of the Convertible Notes. The conversion rate of these Convertible Notes was $.79 per share.

      On April 15, 2003 Hudson issued an additional $500,000 principal amount of Convertible Notes to the holders of the Series A Preferred Stock. The April 15, 2003 note issuance is identical to the December 2002 issuance, except that the conversion rate of these Convertible Notes is $1.41 per share.

      The conversion rate of the Convertible Notes is subject to adjustment on a full ratchet basis; this means that if Hudson issues any stock at a price less than the conversion rate, the conversion rate for all shares issuable upon conversion of the Convertible Notes will be adjusted downward to such price. This adjustment is applicable in certain events including Hudson's issuance of common stock, warrants or rights to purchase common stock or securities convertible into common stock in each case for a consideration per share which is less than the then-effective conversion rate of the Convertible Notes. The anti-dilution adjustment would not apply, however where Hudson issues shares subject to stock options under or reserved for option grants under any shareholder approved stock option plan or upon exercise or conversion of options, warrants or other exercisable or exchangeable equity or debt securities that were outstanding immediately prior to the issuance of the Convertible Notes. In addition, the conversion rate is subject to an appropriate adjustment in the event of: (i) any subdivisions, combinations and reclassifications of Hudson's common stock; (ii) any payment, issuance or distribution by Hudson to its stockholders of a stock dividend; (iii) the consolidation or merger of Hudson with or into another corporation whereby Hudson is not the surviving entity; or (iv) the sale by Hudson of substantially all of its assets.

      The Convertible Notes provide that in the event of an equity offering by Hudson at any time prior to the first anniversary of the issuance of the Convertible Notes, for gross proceeds of not less than $2 million inclusive of the application of all outstanding principal and interest of the Convertible Notes, which is referred to in this prospectus as the "Equity Offering", all outstanding principal and interest, if any, on the Convertible Notes shall be either (i) applied to the purchase of equity securities in the Equity Offering at the public offering purchase price, or (ii) converted into restricted shares of common stock at the then effective conversion rate. Holders of the Convertible Notes have the right to determine, to the extent that securities are legally available for purchase in the Equity Offering, whether to apply the Convertible Notes to acquire equity securities or convert the Convertible Notes into common stock; provided, however, that in the event that all or a portion of outstanding principal and interest, if any, of the Convertible Notes exceeds the number of equity securities available in the Equity Offering, the balance of the Convertible Notes not applied to the purchase of equity securities will be converted into restricted shares of common stock at the then-effective conversion rate.

      In April 2003, holders of $495,000 principal amount of Convertible Notes acquired as of December 2002 entered into agreements with Hudson whereby the holders agreed to modify the conversion rate of their Convertible Notes to $1.13, which was the average closing sale price of Hudson's common stock as reported on the NASDAQ Small Cap Market for the five business days immediately preceding the execution of the modification agreements; provided further, that, in the event of an Equity Offering by Hudson prior to the first anniversary of the issuance of the Convertible Notes, at a public offering price which includes the exercise price of stock purchase rights offered in the Equity Offering below the modified conversion rate but in excess of $.79, the conversion rate of the Convertible Notes will be adjusted to not less than the public offering price.

      Hudson is obligated to issue to the holders of the Convertible Notes, on the earlier of (a) the first anniversary of their respective date of issuance, or (b) the consummation by Hudson of an Equity Offering, warrants to purchase an aggregate number of shares of common stock equal to 10% of the number of shares of common stock into which the Convertible Notes were convertible at their date of issuance. Each warrant will be exercisable to purchase one share of common stock for a period of five years from issuance at an exercise price equal to 110% of the lesser of (i) the conversion rate of the Convertible

Notes as of their date of issuance, or (ii) the conversion rate of the Convertible Notes on the date of issuance of the warrants. The exercise price of the warrants will be subject to anti-dilution adjustment on terms substantially similar to anti-dilution adjustment of the conversion rate of the Convertible Notes. As of December 20, 2002, Hudson has recognized an original issue discount of $220,000 in connection with the obligation to issue the warrants.

      Average short-term debt for the year ended December 31, 2002 totaled $2,577,000 with a weighted average interest rate of approximately 6.15%.

Note 9 - Stockholders' equity


            (i) On April 28, 1998, in connection with the loan agreements with CIT, Hudson issued to CIT warrants to purchase 30,000 shares of Hudson's common stock at an exercise price equal to 110% of the then fair market value of the stock, which on the date of issuance was $4.33 per share. The value of the warrants was not deemed to be material and the warrants expired on May 30, 2003. In addition, among other things, the agreements restrict Hudson's ability to declare or pay any dividends on its capital stock. Hudson has obtained a waiver from CIT to permit the payment of dividends on its Series A Preferred Stock.

            (ii) On March 30, 1999, Hudson completed the sale of 65,000 shares of its Series A Preferred Stock, with a liquidation value of $100 per share, to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. The gross proceeds from the sale of the Series A Preferred Stock were $6,500,000. The Series A Preferred Stock currently converts to common stock at a price of $2.375 per share, which was 27% above the closing market price of common stock on March 29, 1999.

            (iii) On February 16, 2001, Hudson completed the sale of 30,000 shares of its Series A Preferred Stock, with a liquidation value of $100 per share, to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. The gross proceeds from the sale of the Series A Preferred Stock were $3,000,000. The Series A Preferred Stock currently converts to common stock at a price of $2.375 per share, which was 23% above the closing market price of common stock on February 15, 2001.


      The Series A Preferred Stock provides for anti-dilution adjustment of the conversion price in the event of the subsequent offering by Hudson of securities for consideration per share less than the then effective conversion price of the Series A Preferred Stock. At the direction of the NASDAQ Stock Market, Inc., a minimum of $1.78 per share (the "Conversion Price Floor"), below which the conversion price of the Series A Preferred Stock could not be adjusted, had been instituted by Hudson and the holders of the Series A Preferred Stock by amendment to the designation of the Series A Preferred Stock, and at the same time Hudson agreed not to offer securities for consideration per share less than the Conversion Price Floor without the consent of the holders of the Series A Preferred Stock. Subsequently, in consideration for the consent of the holders of the Series A Preferred Stock to Hudson's engagement in the private offering of the Notes at a conversion price below the Conversion Price Floor, the stockholders of Hudson, at the annual meeting on December 20, 2002, voted in favor of a proposal to remove the Conversion Price Floor and the designation of the Series A Preferred Stock was amended accordingly. Although the holders of the Series A Preferred Stock agreed to waive their rights to an immediate downward adjustment of the current $2.375 conversion price of the Series A Preferred Stock in connection with the issuance of the Notes, any subsequent conversion of the Notes will result in an immediate downward adjustment of the conversion price of the Series A Preferred Stock to equal the conversion rate of the Notes. Consequently, upon conversion of the Exchange Notes at the $.79 per share conversion price the anti-dilution provisions of the Series A Preferred Stock will cause the conversion price of the Series A Preferred Stock to adjust downward to the $.79 per share. Assuming that the Series A Preferred Stock converts to common stock at a conversion price of $.79 per share and based upon 116,629 shares of Series A Preferred Stock issued as of December 31, 2002, the holders of the Series A Preferred Stock would receive 14,763,164 shares of common stock. Similarly, the conversion price of such Series A Preferred Stock may be subsequently adjusted to equal the consideration received by Hudson in connection with any subsequent issuance of securities below $2.375.

      The Series A Preferred Stock has voting rights on an as-if converted basis. The number of votes applicable to the Series A Preferred Stock is equal to the number of shares of common stock into which the Series A Preferred Stock is then convertible. The designation of the Series A Preferred Stock provided for a proxy granted by the holders of the Series A Preferred Stock in favor of certain of Hudson's officers to vote all shares of common stock into which the Series A Preferred Stock converts (including any additional shares subsequently acquired by such holders) in excess of 29% of the votes entitled to be cast by the Series A Preferred Stock holders. As noted above, in consideration for consent of the holders of the Series A

Preferred Stock to Hudson's engagement in the private offering of the Notes at a conversion rate below the Conversion Price Floor, the stockholders of Hudson, at the annual meeting on December 20, 2002, voted in favor of a proposal to remove the proxy from the designation of the Series A Preferred Stock and the designation of the Series A Preferred Stock was amended accordingly. The Series A Preferred Stock carries a dividend rate of 7%, which will increase to 16%, if the stock remains outstanding on or after March 31, 2004. Hudson used the net proceeds from the issuance of the Series A Preferred Stock to expand its RefrigerantSide(R) Services business and for working capital purposes.


      Hudson pays dividends, in arrears, on the Series A Preferred Stock, semi annually, either in cash or additional shares, at Hudson's option. On March 30 and September 30, 2002 and March 30, 2003, Hudson declared and paid, in-kind, the dividends outstanding on the Series A Preferred Stock and issued 3,873 and 4,011 and 4,153, respectively, additional shares of its Series A Preferred Stock in satisfaction of the dividends due. Hudson may redeem the Series A Preferred Stock on March 31, 2004 either in cash or shares of common stock valued at 90% of the average trading price of the common stock for the 30 days preceding March 31, 2004. In addition Hudson may call the Series A Preferred Stock if the market price of its common stock is equal to or greater than 250% of the conversion price and the common stock has traded with an average daily volume in excess of 20,000 shares for a period of thirty consecutive days.

      Hudson has provided certain registration, preemptive and tag along rights to the holders of the Series A Preferred Stock. The holders of the Series A Preferred Stock have agreed to waive their registration and preemptive rights with respect to the registration and issuance of the securities in this offering. In addition, the holders of the Series A Preferred Stock, voting as a separate class, have the right to elect up to two members to Hudson's Board of Directors or at their option, to designate up to two advisors to Hudson's Board of Directors who will have the right to attend and observe meetings of the Board of Directors. Currently, the holders have elected two members to the Board of Directors.

      (iv) Hudson engaged an advisor to facilitate Hudson's efforts in connection with the March 30, 1999 sale of the Series A Preferred Stock. In addition to the advisor fees, Hudson issued to the advisor, warrants, which expire on March 30, 2004, to purchase 136,482 shares of Hudson's common stock at an exercise price per share of $2.73. The value of the warrants was not deemed to be material.


Note 10 - Commitments and contingencies

Rents, operating leases and contingent income

      Hudson utilizes leased facilities and operates equipment under non-cancelable operating leases through December 31, 2007.

Properties


          Location                       Annual Rent      Lease Expiration Date
          --------                       -----------      ---------------------
          Baltimore, Maryland            $  27,000                8/2005
          Baton Rouge, Louisiana         $  21,000                7/2005
          Champaign, Illinois            $ 132,000                11/2004
          Charlotte, North Carolina      $  42,000            Month to Month
          Chicago, Illinois              $  25,000                8/2005
          Fremont, New Hampshire         $   8,000                6/2004
          Hillburn, New York             $ 103,000                5/2004
          Pearl River, New York          $  64,000                12/2007
          Punta Gorda, Florida           $  76,000                12/2003
          Rantoul, Illinois              $  39,000                8/2003
          Seattle, Washington            $  18,450                3/2004


      Hudson rents properties and various equipment under operating leases. Rent expense, net of sublease rental income, for the years ended December 31, 2002 and 2001 totaled approximately $743,000 and $837,000, respectively.

      Future commitments under operating leases, are summarized as follows:

                 Rent expense
                 ------------
                 Years ended December 31,                         Amount
                 ------------------------                         ------
                 (in thousands)
                  - 2003                                          $   664
                  - 2004                                              324
                  - 2005                                              120
                  - 2006                                               70
                  - 2007                                               72
                                                                  -------
                 Total                                            $ 1,250
                                                                  =======

Legal Proceedings

      In June 1998, United Water of New York Inc. ("United") commenced an action against Hudson in the Supreme Court of the State of New York, Rockland County, seeking damages in the amount of $1.2 million allegedly sustained as a result of alleged contamination of certain of United's wells which are in close proximity to Hudson's Hillburn, New York facility.

      On April 1, 1999, Hudson reported a release at Hudson's Hillburn, New York facility of approximately 7,800 lbs. of R-11, as a result of a failed hose connection to one of Hudson's outdoor storage tanks allowing liquid R-11 to discharge from the tank into the concrete secondary containment area in which the subject tank was located.

      Between April 1999 and May 1999, with the approval of the New York State Department of Environmental Conservation ("DEC"), Hudson constructed and put into operation a remediation system at Hudson's Hillburn facility to remove R-11 levels in the groundwater under and around Hudson's facility. The cost of this remediation system was $100,000.

      In July 1999, United amended its complaint in the Rockland County action to allege facts relating to, and to seek damages allegedly resulting from the April 1, 1999 R-11 release.

      In June 2000, the Rockland County Supreme Court approved a settlement of the Rockland County action commenced by United. Under the settlement, Hudson paid to United the sum of $1,000,000 and has been making additional monthly payments in the amount of $5,000, which payments will continue through December 2003. The proceeds of the settlement were required to be used to fund the construction and operation by United of a new remediation tower, as well as for the continuation of temporary remedial measures implemented by United that have successfully contained the spread of R-11. The remediation tower was completed in March 2001, and is designed to treat all of United's impacted wells and restore the water to New York State drinking water standards for supply to the public. Hudson carries $1,000,000 of pollution liability insurance per occurrence and in connection with the settlement, exhausted all insurance proceeds available for that occurrence under all applicable policies.

      In June 2000, Hudson signed an Order on Consent with the DEC regarding all past contamination of the United well field, whereby, Hudson agreed to continue operating the remediation system it installed at its Hillburn facility in May 1999, until remaining groundwater contamination has been effectively abated. In May 2001, Hudson signed an amendment to the Order on Consent with the DEC, pursuant to which Hudson installed one additional monitoring well and modified Hudson's existing remediation system to incorporate a second recovery well. Hudson is continuing to operate the remediation system.

      In May 2000, Hudson's Hillburn facility was nominated by the United States Environmental Protection Agency ("EPA") for listing on the National Priorities List ("NPL"), pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980. Hudson believes that the agreements reached with the DEC and United Water, together with the reduced levels of contamination present in the United Water wells, make such listing unnecessary and counterproductive. Hudson submitted opposition to the listing within the sixty-day comment period. To date, no final decision has been made by the EPA regarding the proposed listing.

      In October 2001, Hudson learned that trace levels of R-11 were detected in one of United's wells that is closest to the Village of Suffern's ("Village") well system. During February 2002, the Village expressed concern over the possibility of R-11 reaching its well system and has advised Hudson that it was investigating available options to protect its well system. No contamination of R-11 has ever been detected in any of the Village's wells and, as of October 2002, the level of R-11 in the

United well closest to the Village was below 1 ppb. In October, 2002 the Village advised Hudson it intends to proceed with plans to protect its wells and could look to Hudson to reimburse the Village for any costs it may incur. To date, no detailed cost estimate, formal demand or claim has been presented by the Village, however, to the extent the Village proceeds with its plans, Hudson may incur additional costs. Hudson has agreed to reimburse the Village for approximately $10,000 of costs incurred to date for additional sampling by the Village of its wells and for minor preparatory work in connection with the Village's plan for protecting its wells. Hudson continues to work with the Village, and all applicable governmental agencies, to prevent contamination of Village's wells and its water supply.

      In February 2003, Hudson agreed to extend the statute of limitations applicable to any claims that may be available to Ramapo Land Company, the lessor of the Hillburn facility, arising out of the April 1, 1999 incident for an additional two years. To date, no claims against Hudson have been asserted or threatened by Ramapo Land Company.

      During the year ended December 31, 2002, Hudson charged to operating expense $115,000 in additional remediation costs in connection with these matters. There can be no assurance that the R-11 will not spread beyond the United Water well system and impact the Village of Suffern's wells, or that the ultimate outcome of such a spread of contamination will not have a material adverse effect on Hudson's financial condition and results of operations. There can be no assurance that Hudson's opposition to the EPA's listing of Hudson's Hillburn facility on the NPL will be successful, or that the ultimate outcome of such a listing will not have a material adverse effect on Hudson's financial condition and results of operations. Furthermore, there can be no assurance that Ramapo Land Company will not assert any claim against Hudson, or that any such claim will not have a material adverse effect on Hudson's financial condition and results of operations.

Note 11 - Stock Option Plans

      Effective October 31, 1994, Hudson adopted an Employee Stock Option Plan ("1994 Plan") pursuant to which 725,000 shares of common stock are reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended, or (ii) nonqualified options. ISOs may be granted under the 1994 Plan to employees and officers of Hudson. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of Hudson. Stock appreciation rights may also be issued in tandem with stock options. Unless sooner terminated, the 1994 Plan will expire on December 31, 2004.

      ISOs granted under the 1994 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of Hudson). Non-qualified options granted under the 1994 Plan may not be granted at a price less than 85% of the market value of the common stock on the date of grant. Options granted under the 1994 Plan expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of Hudson).

      Effective July 25, 1997, and as amended on August 19, 1999, Hudson adopted its 1997 Employee Stock Option Plan ("1997 Plan") pursuant to which 2,000,000 shares of common stock are reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended, or (ii) nonqualified options. ISOs may be granted under the 1997 Plan to employees and officers of Hudson. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of Hudson. Stock appreciation rights may also be issued in tandem with stock options. Unless sooner terminated, the 1997 Plan will expire on June 11, 2007.

      ISOs granted under the 1997 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of Hudson). Non-qualified options granted under the 1997 Plan may not be granted at a price less than the par value of the common stock on the date of grant. Options granted under the 1997 Plan expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of Hudson).

      All stock options have been granted to employees and non-employees at exercise prices equal to or in excess of the market value on the date of the grant.

      SFAS No. 123 requires Hudson to provide pro forma information regarding net loss and net loss per share as if compensation cost for Hudson's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. Hudson estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants since 1995.

                 Years ended December 31,            2002          2001
                                                     ----          ----
                 Assumptions
                    Dividend Yield                     0%            0%
                    Risk free interest rate          3.0%          4.4%
                    Expected volatility               60%           60%
                    Expected lives                     5             5

      A summary of the status of Hudson's 1994 and 1997 Plans as of December 31, 2002 and 2001 and changes for the years ending on those dates is presented below:

                                                                    Weighted
                Stock Option Plan Grants             Shares          Average
                ------------------------                         Exercise Price
                Outstanding at December 31, 2000    1,598,082        $ 3.60
                --------------------------------
                o        Granted                      456,000        $ 2.52
                o        Forfeited                   (112,700)       $ 4.19
                o        Exercised                    (67,700)       $ 2.23
                                                    ---------
                Outstanding at December 31, 2001    1,873,682        $ 3.35
                --------------------------------
                o        Granted                      163,400        $ 1.88
                o        Forfeited                   (265,866)       $ 4.12
                o        Exercised                     (8,500)       $ 2.30
                                                    ---------
                Outstanding at December 31, 2002    1,762,716        $ 3.14
                --------------------------------    =========

      Data summarizing year-end options exercisable and weighted average fair-value of options granted during the years ended December 31, 2002 and 2001 is shown below:

              Options Exercisable

                                                   Year ended       Year ended
                                                  December 31,     December 31,
                                                      2002             2001

              Options exercisable at year-end      1,689,383        1,656,397

              Weighted average exercise price        $3.17            $3.42

              Weighted average fair value of
              options granted during the year        $1.80            $2.63

                         Options Exercisable at December 31, 2002

                                                             Weighted-average
                                             Number              Exercise
              Range of Prices             Outstanding              Price
              --------------------        -----------              -----
              $1 to $4                     1,556,617              $ 2.59
              $4 to $8                        12,766              $ 4.04
              $8 to $12                      120,000              $10.50
                                           ---------
              $1 to $12                    1,689,383              $ 3.17
                                           =========

      The following table summarizes information about stock options outstanding at December 31, 2002:

                      Options Outstanding At December 31, 2002

                                         Weighted-average
                                            Remaining       Weighted-average
         Range of           Number         Contractual          Exercise
          Prices         Outstanding           Life               Price
          ------         -----------           ----               -----
         $1 to $4         1,629,950         2.92 years           $ 2.59
         $4 to $8            12,766         1.00 years           $ 4.04
         $8 to $12          120,000         1.00 years           $10.50
                          ---------
         $1 to $12        1,762,716         2.78 years           $ 3.14
                          =========

      During the initial phase-in period of SFAS 123, the effects on the pro-forma results are not likely to be representative of the effects on pro-forma results in future years since options vest over several years and additional awards could be made each year.

Note 12 - Subsequent Events

      On May 30, 2003 Hudson entered into a credit facility with Keltic, which provides for borrowings of up to $5,000,000. The facility consists of a revolving line of credit and a term loan. Advances under the revolving line of credit may not exceed $4,600,000 and are limited to (i) 85% of eligible trade accounts receivable and (ii) 50% of eligible inventory. Advances available to Hudson under the term loan may not exceed $400,000. The facility bears interest at a rate equal to the greater of the prime rate plus 2.0%, or 6.5%. Substantially all of Hudson's assets are pledged as collateral for its obligations to Keltic under the credit facility. In addition, among other things, the agreements restrict Hudson's ability to declare or pay any cash dividends on its capital stock. As of May 30, 2003, Hudson had in the aggregate $1,932,000 outstanding under the Keltic credit facility and $1,140,000 available for borrowing under the credit facility.

      In connection with the Keltic credit facility, Hudson also entered into a loan arrangement with the Flemings Funds for the principal amount of $575,000. The loan is unsecured, is for a term of three years, and accrues interest at an annual rate equal to the greater of the prime rate plus 2.0%, or 6.5%. In accordance with the terms of the Keltic credit facility, the amount of principal and interest outstanding under this loan arrangement reduces Hudson's aggregate borrowing availability by a like amount under its credit facility with Keltic. This loan is expected to be retired in conjunction with the completion of this Rights Offering.

================================================================================

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                             ----------------------


                                TABLE OF CONTENTS
                                                                            Page
PROSPECTUS SUMMARY .....................................................      2
RISK FACTORS ...........................................................      9
FORWARD-LOOKING STATEMENTS .............................................     13
USE OF PROCEEDS ........................................................     14
MARKET PRICE FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS ......     15
ABOUT THE RIGHTS OFFERING ..............................................     15
PLAN OF DISTRIBUTION ...................................................     28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS ................................................     29
OUR BUSINESS ...........................................................     38
MANAGEMENT .............................................................     45
EXECUTIVE COMPENSATION .................................................     48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .........     52
DESCRIPTION OF SECURITIES ..............................................     54
CERTAIN TRANSACTIONS ...................................................     56
INDEMNIFICATION OF DIRECTORS AND OFFICERS ..............................     57
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS .............................     59


================================================================================

                              _____________ Shares

                            HUDSON TECHNOLOGIES, INC.

                                  Common Stock

                           ---------------------------
                                   PROSPECTUS
                           ---------------------------

                             _____________ ___, 2003

================================================================================

--------------------------------------------------------------------------------

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      The New York Business Corporation Law (Sections 721 through 726) permits a corporation to indemnify any of its directors and officers for acts performed in their capacities, subject to certain conditions. Paragraph 3 of the Certificate of Incorporation of the Registrant provides that a director shall not be liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated
Section 719 of the New York Business Corporation Law. Paragraph 17 of Article III of the Registrant's By-laws provide for indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

Item 25. Other Expenses of Issuance and Distribution.

      The expenses of the offering, which, except for the SEC filing fee, are estimated, are set forth below.


SEC registration fee .......................................    $       459.73
NASD Filing Fee ............................................          1,000.00
NASDAQ Additional Listing Fee* .............................         22,500.00
Independent Valuation and Fairness Opinion .................        150,000.00
Legal fees and expenses ** .................................        175,000.00
Accounting fees and expenses ** ............................         65,000.00
Printing fees and expenses ** ..............................         20,000.00
Miscellaneous ** ...........................................         46,040.27
                                                                --------------
         Total .............................................    $   480,000.00
                                                                ==============

----------
* Assumes that all of the shares of Common Stock registered hereby are issued in the offering.
**    Estimated


Item 26 Recent Sales of Unregistered Securities.

      On March 30 and September 30, 2000; March 30 and September 30, 2001; March 30 and September 30, 2002 and March 30, 2003 the Registrant issued a total of 2,398; 2,483; 2,571; 3,740; 3,873; 4,011 and 4,153, respectively, additional shares of its Series A Preferred Stock to the holders thereof in satisfaction of the dividends then due.

      On March 17, 2000, the Registrant issued 3,000 shares of its common stock to Brian F. Coleman as bonus compensation.

      On February 16, 2001, the Registrant completed the sale of 30,000 shares of its Series A Preferred Stock with gross proceeds of $3,000,000 to the Flemings Funds.

      In November 2002, the Registrant consummated the private sale of 12% Unsecured Bridge Notes to certain officers and certain members of their family and the holders of the Series A Preferred Stock, for which it received gross proceeds of $655,000. The Bridge Notes automatically exchanged for the convertible notes, upon approval of such exchange by Hudson's shareholders, which approval was obtained at the annual meeting on December 20, 2002.

      Effective December 2002, the Registrant consummated the private sale of 10% Subordinated Convertible Notes to certain officers and certain members of their family and the holders of the Series A Preferred Stock, for which it received gross proceeds of $495,000. The Notes have a term of two years and earn interest at an annual rate of 10% payable quarterly in arrears.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      On April 15, 2003, the Registrant issued an additional $500,000 principal amount of 10 % Subordinated Convertible Notes to the holders of the Series A Preferred Stock. The April 15, 2003 note issuance is identical to the December 2002 issuance, except that the conversion rate of these notes is $1.41 per share.

      The Registrant is obligated to issue warrants to the holders of Convertible Notes which warrants will have exercise prices equal to 110% of the per share conversion price of the Convertible Notes on the date of issuance.

      With respect to these foregoing sales and issuances, the Registrant relied on the exemption from registration provided by Section 4 (2) under the Securities Act of 1933 as amended and upon Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Item 27. Exhibits

Exhibit      Description of Exhibit
-------      ----------------------

3.1          Certificate of Incorporation and Amendment. (1)

3.2          Amendment to Certificate of Incorporation dated July 20, 1994. (1)

3.3          Amendment to Certificate of Incorporation dated October 26, 1994.
             (1)

3.4          By-Laws. (1)

3.5 Certificate of Amendment of the Certificate of Incorporation dated March 16, 1999. (5)

3.6 Certificate of Correction of the Certificate of Amendment dated March 27, 1999. (5)

3.7 Certificate of Amendment of the Certificate of Incorporation dated March 29, 1999. (5)

3.8 Certificate of Amendment to the Certificate of Incorporation dated February 16, 2001. (7)

3.9          Amendment to the Certificate of Incorporation dated January 3,
             2003. (9)

5            Opinion of Blank Rome LLP***

10.1         Lease Agreement between the Company and Ramapo Land Co., Inc. (1)


10.2         1994 Stock Option Plan of the Company. (1)*

10.3         Employment Agreement with Kevin J. Zugibe. (1)*


10.4         Assignment of patent rights from Kevin J. Zugibe to the Company.
             (1)

10.5 Agreements dated January 27, 1997 between E.I. DuPont de Nemours, DECEO, and the Company. (2)

10.6 Loan and security agreements and warrant agreements dated April 29, 1998 between the Company and CIT Group/Credit Financing Group, Inc.
             (3)

10.7 Stock Purchase Agreement, Registration Rights Agreement and Stockholders Agreement dated March 30, 1999 between the Company and Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (4)

10.8         1997 Stock Option Plan of the Company, as amended. (6)*

10.9 Stock Purchase Agreements dated February 16, 2001 between the Company and Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (7)

10.10 First Amendment to Registration Rights Agreement dated February 16, 201 between the Company and Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (7)

10.11 First Amendment to the Stockholders Agreement dated February 16, 2001 between the Company and Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (7)

10.12 Certificate of Amendment to the Certificate of Incorporation of the Company dated March 20, 2002. (8)

10.13 First Amendment to Stock Purchase Agreements and Waiver, between the Company and Fleming US Discovery Fund III, L.P. dated March 5, 2002. (8)

10.14 First Amendment to Stock Purchase Agreements and Waiver, between the Company and Fleming US Discovery Offshore Fund III, L.P. dated March 5, 2002. (8)

10.15        Form of 10% Subordinated Convertible Note dated December 20, 2002.
             (9)

10.16 Form of Common Stock Purchase Warrants to be issued to Holders of 10% Subordinated Convertible Note dates December 20, 2002. (9)


10.17 Revolving Loan agreement dated May 30, 2003 between Hudson Technologies Company and Keltic Financial Partners, LP.**

10.18 Security Agreement dated May 30, 2003 between Hudson Technologies Company and Keltic Financial Partners, LP.**

10.19 Letter Agreement between the Company and Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. dated May 30, 2003.**

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

21           Subsidiaries of the Registrant. (9)

23.1         Consent of BDO Seidman, LLP.


23.2         Consent of Blank Rome LLP (included in Exhibit 5***)

24 Power of Attorney (included on the signature page of this Registration Statement).**

99.1         Form of Subscription Agreement for Stockholders.**

99.2 Form of Subscription Agreement for Members of the Public and Holders of Hudson Technologies, Inc.'s 10% Subordinated Convertible Notes.**

99.3 Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (included in the prospectus as Annex ____).***


-----------------

(1) Incorporated by reference to the comparable exhibit filed with Hudson's Registration Statement on Form SB-2 (No. 33-80279-NY).

(2) Incorporated by reference to the comparable exhibit filed with Hudson's Current Report in Form 8-K dated January 29, 1997.

(3) Incorporated by reference to the comparable exhibit filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

(4) Incorporated by reference to the comparable exhibit filed with Hudson's Annual Report on Form 10-KSB for the year ended December 31, 1998.

(5) Incorporated by reference to the comparable exhibit filed with Hudson's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.

(6) Incorporated by reference to the comparable exhibit filed with Hudson's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(7) Incorporated by reference to the comparable exhibit filed with Hudson's Annual Report on Form 10-KSB for the year ended December 31, 2000.

(8) Incorporated by reference to the comparable exhibit filed with Hudson's Annual Report on Form 10-KSB for the year ended December 31, 2001.

(9) Incorporated by reference to the comparable exhibit filed with Hudson's Annual Report on Form 10-KSB for the year ended December 31, 2002.

-----------------
*     Denotes management compensation arrangement
**    Previously filed
***   To be filed by amendment

Item 28. Undertakings

      The undersigned Registrant hereby undertakes:


      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the Information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Hudson pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


      (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of this offering.

      (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the city of Pearl River, State of New York, on the day 31st of July 2003.


                                       HUDSON TECHNOLOGIES, INC.


                                       By: /s/ Kevin J. Zugibe
                                          ------------------------------------
                                             Name: Kevin J. Zugibe
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer


      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates stated:

          Signature                                Title                              Date
          ---------                                -----                              ----
/s/ Kevin J. Zugibe                 Chairman of the Board, Chief                  July 31, 2003
---------------------------         Executive Officer and a Director
Kevin J. Zugibe

/s/ James R. Buscemi                Chief  Financial Officer  (Principal          July 31, 2003
---------------------------         Financial and Accounting Officer)
James R. Buscemi

         *                          Director                                      July 31, 2003
---------------------------
Vincent P. Abbatecola

         *                          Director                                      July 31, 2003
---------------------------
Robert L. Burr

         *                          Director                                      July 31, 2003
---------------------------
Dominic J. Monetta

         *                          Director                                      July 31, 2003
---------------------------
Otto C. Morch

         *                          Director                                      July 31, 2003
---------------------------
Harry C. Schell

/s/ Robert M. Zech                  Director                                      July 31, 2003
---------------------------
Robert M. Zech


*  By /s/ Kevin J. Zugibe
     ----------------------
Attorney in-fact